As filed with the Securities and Exchange Commission on May 9, 2011

                                                    Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hertz Global Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	7514	20-3530539
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(201) 307-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

J. Jeffrey Zimmerman, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Hertz Global Holdings, Inc.
225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(201) 307-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Scott A. Barshay, Esq. Minh Van Ngo, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000	John M. Allen, Jr., Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000

Approximate date of commencement of proposed sale of securities to the public: Pursuant to Rule 162 under the Securities Act, the offer described herein will commence as soon as practicable after the date of this Registration Statement.  The offer cannot, however, be completed prior to the time this Registration Statement becomes effective.  Accordingly, any actual sale or purchase of securities pursuant to the offer will occur only after this Registration Statement is effective, subject to the conditions set forth in this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box     ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	26,078,436	N/A	$349,020,753	$40,521

(1)	Represents the maximum number of shares of Hertz Global Holdings, Inc. common stock that can be issued in the exchange offer and second-step merger.

(2)
Pursuant to Rule 457(c) and Rule 457(f) under the Securities Act, and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (i) 31,332,182 shares of Dollar Thrifty Automotive Group, Inc. common stock (the sum of (w) 28,929,182 shares of Dollar Thrifty Automotive Group, Inc. common stock outstanding, (x) 2,190,000 shares of Dollar Thrifty Automotive Group, Inc. common stock issuable upon the exercise of outstanding options, (y) 140,000 shares of Dollar Thrifty Automotive Group, Inc. common stock issuable upon conversion of performance share and unit awards and (z) 73,000 shares of Dollar Thrifty Automotive Group, Inc. common stock issuable upon conversion of restricted stock units (as reported in Dollar Thrifty Automotive Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011), less 472,699 shares of Dollar Thrifty Automotive Group, Inc. common stock owned by The Hertz Corporation, a wholly owned subsidiary of Hertz Global Holdings, Inc.) and (ii) the average of the high and low sales prices of Dollar Thrifty Automotive Group, Inc. common stock as reported on the New York Stock Exchange on May 3, 2011 ($68.91), minus $1,777,506,221, the estimated maximum aggregate amount of cash to be paid by Hertz Global Holdings, Inc. in the offer and second-step merger in exchange for such securities.

(3)	Calculated as the product of the maximum aggregate offering price and 0.00011610.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus/offer to exchange may be changed.  Hertz Global Holdings, Inc. and HDTMS, Inc. may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus/offer to exchange is not an offer to sell these securities and Hertz and HDTMS, Inc. are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

DATED MAY 9, 2011

Offer to Exchange

Each Outstanding Share of Common Stock
of
DOLLAR THRIFTY AUTOMOTIVE  GROUP, INC.
for
$57.60 in Cash and
0.8546 Shares of Common Stock of Hertz Global Holdings, Inc.
by
HDTMS, INC.,
a wholly owned subsidiary of
HERTZ GLOBAL HOLDINGS, INC.

HDTMS, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Hertz Global Holdings, Inc., a Delaware corporation (“Hertz”), is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying letter of transmittal, to exchange each of the issued and outstanding shares of common stock, par value $0.01 per share (“Dollar Thrifty  common stock”), of Dollar Thrifty Automotive Group, Inc., a Delaware corporation (“Dollar Thrifty”), for (i) $57.60 in cash, without interest and less any required withholding taxes, and (ii) 0.8546 shares of common stock, par value $0.01 per share, of Hertz (“Hertz common stock”).  In addition, you will receive cash in lieu of any fractional shares of Hertz common stock to which you may otherwise be entitled.

Hertz’s and Purchaser’s obligation to accept for exchange, and to exchange, shares of Dollar Thrifty common stock for shares of Hertz common stock is subject to conditions which are described in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Conditions of the Offer” beginning on page 57.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 8, 2011, OR THE “EXPIRATION DATE,” UNLESS EXTENDED.  SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER TO EXCHANGE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

Hertz common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “HTZ.”  Dollar Thrifty common stock trades on the NYSE under the symbol “DTG.”

FOR A DISCUSSION OF RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED “RISK FACTORS” BEGINNING ON PAGE 17.

Neither Hertz nor Purchaser has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this prospectus/offer to exchange, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Hertz or Purchaser.

HERTZ IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY TO HERTZ.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange.  Any representation to the contrary is a criminal offense.

The dealer manager for the offer is:

Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019 Toll Free: (888) 610-5877

The date of this prospectus/offer to exchange is May 9, 2011

THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT HERTZ AND DOLLAR THRIFTY FROM DOCUMENTS THAT EACH COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, REFERRED TO AS THE “SEC,” BUT WHICH HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE.

THIS INFORMATION IS AVAILABLE AT THE INTERNET WEB SITE THE SEC MAINTAINS AT WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES.  SEE THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED “WHERE YOU CAN FIND MORE INFORMATION.” YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM HERTZ, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO HERTZ’S INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE.  IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN JUNE 30, 2011, OR FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE, WHICHEVER IS LATER.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Below are some of the questions that you as a holder of shares of Dollar Thrifty Automotive Group, Inc., or “Dollar Thrifty,” common stock may have regarding the offer and answers to those questions.  The answers to these questions do not contain all information relevant to your decision whether to tender your shares of Dollar Thrifty common stock, and Hertz Global Holdings, Inc., or “Hertz,” and HDTMS, Inc., or “Purchaser,” and together “we,” “us” or “our,” urge you to read carefully the remainder of this prospectus/offer to exchange and the accompanying letter of transmittal.

Who is offering to buy my shares of Dollar Thrifty common stock?

The offer is made by HDTMS, Inc., a Delaware corporation and wholly owned subsidiary of Hertz Global Holdings, Inc., a Delaware corporation.  Hertz owns what it believes is the largest worldwide airport general use car rental brand, operating from approximately 8,500 locations in approximately 150 countries as of March 31, 2011.  The Hertz brand name is one of the most recognized in the world, signifying leadership in quality rental services and products.  Hertz also rents equipment through approximately 320 branches in the United States, Canada, France, Spain, Italy, China and Saudi Arabia, as well as through its international licensees.  Hertz and its predecessors have been in the car rental business since 1918 and in the equipment rental business since 1965.

What are the classes and amounts of Dollar Thrifty securities Hertz is offering to exchange in the offer?

We are seeking to acquire all issued and outstanding shares of common stock, par value $0.01 per share, of Dollar Thrifty.

What will I receive for my shares of Dollar Thrifty common stock?

In exchange for each share of Dollar Thrifty common stock you validly tender and do not properly withdraw before the expiration date, you will receive (i) $57.60 in cash, without interest and less any required withholding taxes, and (ii) 0.8546 shares of Hertz common stock.  In addition, you will receive cash in lieu of any fractional shares of Hertz common stock to which you may otherwise be entitled.

Solely for purposes of illustration, the following table sets forth the value of the cash and Hertz common stock you will receive in the offer in exchange for each share of Dollar Thrifty common stock you validly tender and do not properly withdraw before the expiration date at different assumed market prices of Hertz common stock (without giving effect to any required withholding taxes):

Assumed Market Price of Hertz Common Stock	Assumed Value of 0.8546 Shares of Hertz Common Stock	Cash Consideration per Share of Dollar Thrifty Common Stock	Value of Cash and Stock Consideration per Share of Dollar Thrifty Common Stock
$15.85	$13.55	$57.60	$71.15
$16.85	$14.40	$57.60	$72.00
$17.85	$15.25	$57.60	$72.85

The market prices of Hertz common stock used in the above table are for purposes of illustration only.  The price of Hertz common stock fluctuates and may be higher or lower than the prices assumed in these examples at the time shares of Dollar Thrifty common stock are exchanged pursuant to this offer.  Each $1.00 increase or decrease in the market value of Hertz common stock corresponds to an increase or decrease, respectively, of $0.85 to the value of the cash and stock consideration you will receive in the offer in exchange for each share of Dollar Thrifty common stock you validly tender and do not properly withdraw.  On May 6, 2011, the last trading date prior to the date of this prospectus/offer to exchange, the closing price of a share of Hertz common stock was $16.85.  Stockholders are encouraged to obtain current market quotations for shares of Dollar Thrifty and Hertz common stock prior to making any decision with respect to the offer.

For more information, see “Risk Factors.”

Will I have to pay any fee or commission to exchange shares of Dollar Thrifty common stock?

If you are the record owner of your shares and you directly tender your shares to us in the offer, you will not have to pay any brokerage fees, commissions or similar expenses.  If you own your shares through a broker, dealer, bank, trust company or other nominee and your broker, dealer, bank, trust company or other nominee tenders your shares on your behalf, your broker, dealer, bank, trust company or other nominee may charge a fee for doing so.  You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply.

Why is Hertz making this offer?

The purpose of the offer is for Hertz to acquire control of Dollar Thrifty and ultimately all of the outstanding shares of Dollar Thrifty common stock.  The offer, as the first step in the acquisition of Dollar Thrifty, is intended to facilitate the acquisition of Dollar Thrifty as promptly as practicable.  Hertz intends, promptly after completion of the offer, to consummate a second-step merger of Purchaser (or another wholly owned subsidiary of Hertz) with and into Dollar Thrifty (the “second-step merger”).  The purpose of the second-step merger is to acquire all of the issued and outstanding shares of Dollar Thrifty common stock not exchanged pursuant to the offer.  Pursuant to the terms of the second-step merger, each remaining issued and outstanding share of Dollar Thrifty common stock (other than shares owned by Hertz or any Dollar Thrifty or Hertz wholly owned subsidiary or held by Dollar Thrifty stockholders who perfect appraisal rights under Delaware law, to the extent available) will be converted into the same amount of cash and fraction of a share of Hertz common stock as exchanged in the offer, plus cash in lieu of any fractional shares of Hertz common stock.  For more information, see “The Exchange Offer—Purpose and Structure of the Offer.”

What are the benefits of a combination of Hertz and Dollar Thrifty?

Hertz believes that the combination of Hertz’s and Dollar Thrifty’s businesses will create significant value for both Hertz’s and Dollar Thrifty’s current stockholders.  We believe the combination of Hertz and Dollar Thrifty is a compelling combination with a number of strategic benefits, including the following:

●
Global Leader—The combination of Hertz and Dollar Thrifty would create a global, multi-brand rental car leader able to offer customers a full range of rental options through its market leading brands.  The combined company would have leadership positions in many key car rental markets around the world, with significant growth opportunities based on the combined brand portfolio and its unparalleled value and premium offerings.

●
Growth Opportunities—A combination of Hertz and Dollar Thrifty is expected to accelerate revenue and earnings growth for the combined company over time.  In particular, the acquisition of Dollar Thrifty would help accelerate Hertz’s leisure rental strategy in Europe and other markets.  The combined company should also be able to compete even more effectively and efficiently against other multi-brand car rental companies while expanding the value-focused leisure brands.

●
Comprehensive Brand Positioning—Hertz believes that a combination of Hertz and Dollar Thrifty will enable Hertz to achieve growth in the leisure travel and the value-priced rental vehicle segments with distinct value/leisure brands while also maintaining the focus of the Hertz brand as the preeminent premium car rental brand in the United States and abroad.

●
Operational Benefits—Hertz believes there is potential for meaningful savings through improved fleet procurement and management as a result of consolidation of Hertz’s and Dollar Thrifty’s fleets and  integration of information technology and other functions.

●
Profitability—Hertz anticipates that the offer and second-step merger will be accretive to its annual earnings per share of common stock in the first full year following consummation of the transactions.

●
Enhanced Capital Markets Presence—The combined company will be the largest publicly traded rental car company in the world with increased trading liquidity on the NYSE.  We believe the combined company will have an enhanced capital markets presence and greater long-term financial stability and access to financial resources than any other publicly traded rental car company in the world.

●
Attractive Diversification—The combined company and its stockholders will benefit from increased diversification across the premium and value segments of the rental car industry.  The addition of Dollar Thrifty to Hertz’s existing brand portfolio would complement Hertz’s existing position in the car rental market by adding a value brand that is associated with the leisure travel and value-priced rental vehicle segments.

For more information, see “Background and Reasons for the Offer—Reasons for the Offer.”

What does the Dollar Thrifty board of directors think of the offer?

As of the date of this prospectus/offer to exchange, the Dollar Thrifty board of directors has not taken a position with respect to the offer.  No later than 10 business days from the date the offer is first published, sent or given, Dollar Thrifty is required by applicable law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer or is unable to take a position with respect to the offer.

Have you discussed the offer with the Dollar Thrifty board of directors?

As of the date of this prospectus/offer to exchange, Hertz has not discussed the offer with the Dollar Thrifty board of directors.  On May 8, 2011, Hertz’s Chairman and Chief Executive Officer, Mark P. Frissora, informed Dollar Thrifty’s Chief Executive Officer and director, Scott L. Thompson, over the phone that Hertz intended to announce a cash/stock exchange offer for Dollar Thrifty common stock the next day.  Mr. Frissora also explained to Mr. Thompson that Hertz is seeking a friendly and cooperative transaction between Hertz and Dollar Thrifty.

Will U.S. taxpayers be taxed on the Hertz common stock and cash received in the offer or second-step merger?

The exchange of Dollar Thrifty common stock pursuant to the offer or second-step merger will be a taxable transaction for U.S. Federal income tax purposes.  Accordingly, a U.S. Holder (as defined in “The Exchange Offer—Material Federal Income Tax Consequences”) of Dollar Thrifty common stock who receives Hertz common stock and cash in exchange for such U.S. Holder’s shares of Dollar Thrifty common stock generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the fair market value of the Hertz common stock and cash received and such U.S. Holder’s adjusted tax basis in the shares of Dollar Thrifty common stock exchanged therefor.

For more information, see “The Exchange Offer—Material Federal Income Tax Consequences.”

Hertz and Purchaser urge you to contact your own tax advisor to determine the particular tax consequences to you as a result of the offer and/or the second-step merger.

v

What are the conditions of the offer?

The offer is conditioned upon, among other things, the following:

●
Minimum Tender Condition—Dollar Thrifty stockholders shall have validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of Dollar Thrifty common stock which, together with Dollar Thrifty shares then owned by Hertz and its subsidiaries (including Purchaser), represents at least a majority of the then outstanding shares of Dollar Thrifty common stock on a fully diluted basis.

●
Section 203 Condition—Dollar Thrifty’s board of directors shall have approved the offer and second-step merger under Section 203 of the Delaware General Corporation Law, as amended (the “DGCL”), or Hertz shall be satisfied, in its sole discretion, that Section 203 of the DGCL is inapplicable to the offer and second-step merger.

●
Competition Condition—The waiting periods applicable to the offer and second-step merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the no-close period (including any extensions thereof) applicable to the offer and second-step merger under the Competition Act (Canada) shall have, in each case, expired or been waived or terminated.

●
Registration Statement Condition—The registration statement of which this prospectus/offer to exchange is a part shall have been declared effective by the SEC under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or threatened by the SEC.

●
NYSE Listing Condition—The shares of Hertz common stock to be issued pursuant to the offer and second-step merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

●
Injunction Condition—No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall be in effect that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the offer and the other transactions contemplated by this prospectus/offer to exchange.

See “The Exchange Offer—Conditions of the Offer” for additional conditions to the offer.

How long will it take to complete your proposed transaction?

The timing of completing the offer and second-step merger will depend on a variety of factors.  We announced the offer to facilitate the acquisition of Dollar Thrifty as promptly as practicable.

The offer and second-step merger are subject to certain regulatory requirements, including expiration or termination of the applicable HSR Act and Competition Act (Canada) waiting periods (see “The Exchange Offer—Regulatory Approvals; Certain Other Legal Matters”).  The waiting period under the Competition Act (Canada) with regard to Hertz’s prior agreement to acquire Dollar Thrifty pursuant to the Agreement and Plan of Merger, dated as of April 25, 2010 (the “2010 Merger Agreement”), by and among Dollar Thrifty, Hertz, and Purchaser, expired on June 21, 2010, and the Canadian Commissioner of Competition (the “Canadian Competition Commissioner”) issued a no-action letter on July 27, 2010, stating that she did not intend to challenge the proposed transaction.  That no-action letter will expire on May 21, 2011, unless extended by the Canadian Competition Commissioner.  Hertz expects to be able to extend the no-action letter during the pendency of the offer or to otherwise comply with the notification requirements under the Competition Act (Canada).  Hertz is engaged in discussions with the Federal Trade Commission and has started a process for the divestiture of its Advantage brand.  Hertz is working to secure a path towards accelerated antitrust approval in the United States.  There can be no assurance, however, that the Canadian Competition Commissioner’s no-action letter will be extended, or that the waiting period under the HSR Act will expire or be terminated on an accelerated basis.

Do I have to vote to approve the offer or second-step merger?

No.  Your vote is not required.  You simply need to tender your shares if you choose to do so.  However, the offer can only be completed if Hertz or Purchaser (or another direct or indirect wholly owned subsidiary of Hertz), among other things, acquires a number of shares of Dollar Thrifty common stock which, together with the Dollar Thrifty shares then owned by Hertz and its subsidiaries (including Purchaser), represents at least a majority of the then outstanding shares of Dollar Thrifty common stock on a fully diluted basis.

Both the board of directors of Dollar Thrifty and Dollar Thrifty stockholders will be required to approve the second-step merger, unless the Section 203 condition is satisfied and we acquire at least 90% of the outstanding Dollar Thrifty common stock in the offer or otherwise, in which case, we will be able to consummate the second-step merger as a “short-form” merger pursuant to Section 253 of the DGCL without the approval of the board of directors of Dollar Thrifty or the Dollar Thrifty stockholders.

Any solicitation of proxies or consents from Dollar Thrifty stockholders to approve the second-step merger will be made only pursuant to separate materials complying with the requirements of the rules and regulations of the SEC.

Is Hertz’s financial condition relevant to my decision to tender shares of Dollar Thrifty common stock in the offer?

Yes.  Hertz’s financial condition is relevant to your decision to tender your shares of Dollar Thrifty common stock because part of the consideration you will receive if your shares of Dollar Thrifty common stock are exchanged in the offer will consist of shares of Hertz common stock.  You should therefore consider Hertz’s financial condition before you decide to become one of Hertz’s stockholders through the offer.  You also should consider the possible effect that Hertz’s acquisition of Dollar Thrifty will have on Hertz’s financial condition.  This prospectus/offer to exchange contains financial information regarding Hertz and Dollar Thrifty, as well as pro forma financial information (which does not reflect any of our expected synergies) for the proposed combination of Hertz and Dollar Thrifty, all of which we encourage you to review.  For more information, see “The Exchange Offer—Financing of the Offer; Source and Amount of Funds.”

Does Hertz have the financial resources to complete the offer and second-step merger?

The offer is not subject to any financing condition or contingency.

Hertz, Purchaser’s parent company, will provide Purchaser with sufficient funds to consummate the offer and second-step merger.  Hertz intends to provide Purchaser with the necessary funds from cash on hand, borrowings under bank credit facilities and/or the issuance of debt securities.  We estimate that the total amount of cash required to complete the transactions contemplated by the offer and second-step merger, including payment of any fees, expenses and other related amounts incurred in connection with the offer and second-step merger and the refinancing of a portion of Dollar Thrifty’s outstanding indebtedness, will be approximately $1.9 billion (exclusive of fees and expenses related to new borrowings and/or issuances of debt securities in connection with the offer and second-step merger and exclusive of any cash and cash equivalents available from Dollar Thrifty).

The estimated amount of cash required is based on Hertz’s due diligence review of Dollar Thrifty’s publicly available information to date, and is subject to change.  For a further discussion of the risks relating to Hertz’s limited due diligence review, see “Risk Factors—Risk Factors Relating to the Offer and Second-Step Merger.”

For additional details on the proposed financing, see “The Exchange Offer—Financing of the Offer; Source and Amount of Funds.”

What percentage of Hertz common stock will former holders of Dollar Thrifty common stock own after the offer?

Based on certain assumptions regarding the number of Dollar Thrifty shares to be exchanged and the number of Hertz shares that will be outstanding, Hertz estimates that if all shares of Dollar Thrifty common stock are exchanged pursuant to the offer and second-step merger, former Dollar Thrifty stockholders would own, in the aggregate, approximately 5.6% of the outstanding shares of Hertz common stock.  For a detailed discussion of the assumptions on which this estimate is based, see “The Exchange Offer—Ownership of Hertz After the Offer.”

When does your offer expire?

The offer is scheduled to expire at 12:00 midnight, New York City time, on July 8, 2011, which is the initial expiration date, unless further extended by Purchaser.  When we make reference to “the expiration of the offer” or the “expiration date” anywhere in this prospectus/offer to exchange, this is the time to which we are referring, including, if extended, any later time that may apply.  For more information, see “The Exchange Offer—Extension, Termination and Amendment.”

Can the offer be extended and, if so, under what circumstances?

Purchaser may, in its sole discretion, extend the offer at any time or from time to time until 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.  For instance, the offer may be extended if any of the conditions specified in “The Exchange Offer—Conditions of the Offer” are not satisfied prior to the scheduled expiration date of the offer.  Purchaser may also elect to provide a “subsequent offering period” for the offer.  A subsequent offering period would not be an extension of the offer.  Rather, a subsequent offering period would be an additional period of time, beginning after Purchaser has accepted for exchange all shares tendered during the offer, during which stockholders who did not tender their shares in the offer may tender their shares and receive the same consideration provided in the offer.  We do not currently intend to include a subsequent offering period, although we reserve the right to do so.  For more information, see “The Exchange Offer—Extension, Termination and Amendment.”

Any decision to extend the offer will be made public by announcement regarding such extension as described under “The Exchange Offer—Extension, Termination and Amendment.”

Prior to the consummation of the offer, do you intend to undertake a proxy solicitation and/or a consent solicitation to replace some or all of Dollar Thrifty’s directors with your nominees for directors?

No.  We do not intend to nominate, or solicit proxies for the election of, a slate of nominees for election at any meeting of Dollar Thrifty stockholders prior to the consummation of the offer; nor do we intend to solicit written consents from the stockholders of Dollar Thrifty to replace some or all of Dollar Thrifty’s directors prior to the consummation of the offer.  We are seeking a consensual business combination with Dollar Thrifty.

After the offer is consummated, do you intend to replace some or all of Dollar Thrifty’s directors with your designees for directors?

Yes.  We currently intend, as soon as practicable after consummation of the offer, to replace the Dollar Thrifty directors with our designees for directors.

How do I tender my shares?

To tender shares into the offer, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other required documents, to American Stock Transfer & Trust Company, LLC, the exchange agent for the offer, or tender such shares pursuant to the procedure for book-entry transfer set forth in “The Exchange Offer—Procedure for Tendering—Book-Entry Transfer,” not later than the expiration date.  The letter of transmittal is enclosed with this prospectus/offer to exchange.  If your shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your shares through The Depository Trust Company.

If you cannot deliver everything required to make a valid tender to the exchange agent before the expiration of the offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the exchange agent within three New York Stock Exchange trading days.  However, the exchange agent must receive the missing items within that three-trading-day period.

For a complete discussion on the procedures for tendering your shares, see “The Exchange Offer—Procedure for Tendering.”

Until what time can I withdraw tendered shares?

You can withdraw tendered shares at any time until the offer has expired, and, if we have not agreed to accept your shares for payment within 60 days after commencement of the offer, you can withdraw them at any time after such time until we accept shares for payment.  You may not, however, withdraw shares tendered during a subsequent offering period, if one is included.  For a complete discussion on the procedures for withdrawing your shares, see “The Exchange Offer—Withdrawal Rights.”

How do I withdraw tendered shares?

To withdraw tendered shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the exchange agent while you have the right to withdraw shares.  If you tendered shares by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct the broker, dealer, bank, trust company or other nominee to arrange for the withdrawal of your shares and such broker, dealer, bank, trust company or other nominee must effectively withdraw such shares while you still have the right to withdraw shares.  For a complete discussion on the procedures for withdrawing your shares, see “The Exchange Offer—Withdrawal Rights.”

When and how will I receive the offer consideration in exchange for my tendered shares?

Purchaser will exchange all validly tendered and not properly withdrawn shares promptly after the expiration date, subject to the terms of the offer and the satisfaction or waiver of the conditions to the offer, as set forth in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Conditions of the Offer.”  We will deliver the consideration for your validly tendered and not properly withdrawn shares of Dollar Thrifty common stock by depositing the cash and stock consideration therefor with the exchange agent, which will act as your agent for the purpose of receiving the offer consideration from us and transmitting such consideration to you.  In all cases, an exchange of shares of Dollar Thrifty common stock that have been tendered and accepted for exchange will be made only after timely receipt by the exchange agent of (1) the certificates representing such shares or a confirmation of a book-entry transfer of such shares into the exchange agent’s account at The Depository Trust Company pursuant to the procedures set forth in “The Exchange Offer—Procedure for Tendering,” (2) the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in “The Exchange Offer—Acceptance for Exchange, and Exchange, of Dollar Thrifty Shares; Delivery of Hertz Common Stock”) and (3) any other documents required under the letter of transmittal.

Will the offer be followed by a merger if all shares are not tendered in the offer?

If, pursuant to the offer, we accept for exchange and pay for at least that number of shares that, when added to shares then owned by Hertz or any of its subsidiaries, shall constitute a majority of the outstanding Dollar Thrifty shares on a fully diluted basis, we currently intend, as soon as practicable after consummation of the offer, to seek to have Dollar Thrifty consummate a merger or other similar business combination with Purchaser or another subsidiary of Hertz, pursuant to which each then outstanding share of Dollar Thrifty common stock not owned by Hertz or Purchaser (or our or Dollar Thrifty’s respective subsidiaries) or by Dollar Thrifty stockholders who perfect appraisal rights under Delaware law, to the extent available, would be converted into the right to receive the consideration paid in the offer.  For more information, see “The Exchange Offer—Purpose and Structure of the Offer.”

If a majority of the shares are tendered and accepted for payment, will Dollar Thrifty continue as a public company?

If the second-step merger takes place, Dollar Thrifty will no longer be a separate publicly-traded company.  Even if the second-step merger does not take place, if we exchange all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded on a securities exchange, there may not be a public trading market for the shares, and Dollar Thrifty may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies.  For more information, see “The Exchange Offer—Effect of the Offer on the Market for Shares of Dollar Thrifty Common Stock; NYSE Listing; Registration Under the Exchange Act; Margin Regulations.”

If I decide not to tender, how will the offer affect my shares of Dollar Thrifty common stock?

If the offer is consummated and the second-step merger takes place, holders of Dollar Thrifty common stock (other than shares of Dollar Thrifty common stock owned by Hertz or any of its subsidiaries or held by Dollar Thrifty stockholders who perfect appraisal rights under Delaware law, to the extent available) not tendering in the offer will receive in the second-step merger the same consideration that they would have received had they tendered their shares in the offer.  Therefore, if the second-step merger takes place and appraisal rights are not available or are not properly exercised by you, the key difference to you if you did not tender your shares in the offer is that you will receive consideration at a later date, and the Hertz common stock received on that later date may have a market price that is greater or less than the price of Hertz common stock on the date you would have received the consideration if you had tendered in the offer.  However, if the offer is consummated and the second-step merger does not take place, the number of Dollar Thrifty stockholders and the number of shares of Dollar Thrifty common stock that are still in the hands of the public may be so small that there will no longer be an active public trading market, or, possibly, any public trading market, for these shares, which may affect the prices at which the shares trade.  Also, Dollar Thrifty may cease making filings with the SEC or otherwise cease to be subject to the SEC rules relating to publicly held companies.  For more information, see “The Exchange Offer—Effect of the Offer on the Market for Shares of Dollar Thrifty Common Stock; NYSE Listing; Registration Under the Exchange Act; Margin Regulations.”

Are dissenters’ or appraisal rights available in either the offer or second-step merger?

You do not have appraisal rights as a result of the offer.  However, if the second-step merger is consummated, stockholders of Dollar Thrifty who do not tender their shares in the offer, continue to hold shares at the time of the consummation of the second-step merger, neither vote in favor of the second-step merger nor consent thereto in writing and otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to receive a judicial determination of the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the offer and second-step merger) and to receive payment of such fair value (all such shares, collectively, the “Dissenting Shares”).  Because appraisal rights are not available in connection with the offer, no demand for appraisal under Section 262 of the DGCL may be made at this time.  Any such judicial determination of the fair value of the Dissenting Shares could be based upon factors other than or in addition to the consideration paid in the offer and the market value of the shares.  Holders of Dollar Thrifty common stock should recognize that the value so determined could be higher or lower than, or the same as, the consideration per share paid pursuant to the offer or the consideration paid in such a merger.  Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the consideration paid in the offer.

Because of the complexity of Delaware law relating to appraisal rights, we encourage you to seek the advice of your own legal counsel.  Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.  For more information, see “The Exchange Offer—Appraisal/Dissenters’ Rights.”

What is the market value of my shares of Dollar Thrifty common stock as of a recent date?

On May 6, 2011, the last trading day prior to the public announcement of our offer and the date of this prospectus/offer to exchange, the closing price of a share of Dollar Thrifty common stock was $69.69.  You are encouraged to obtain a recent quotation for shares of Dollar Thrifty and Hertz common stock before deciding whether or not to tender your shares.

Where can I find more information on Hertz and Dollar Thrifty?

You can find more information about Hertz and Dollar Thrifty from various sources described in the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.”

Whom can I talk to if I have questions about the offer?

You can call the information agent or the dealer manager for the offer.

x

The information agent for the offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free:  (877) 456-3507
Banks and Brokers May Call Collect:  (212) 750-5833

The dealer manager for the offer is:

Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019 Toll Free: (888) 610-5877

NOTE ON DOLLAR THRIFTY INFORMATION

Except as otherwise expressly set forth in this prospectus/offer to exchange, all information concerning Dollar Thrifty, its business, management and operations contained or incorporated by reference in this prospectus/offer to exchange has been taken from or based upon publicly available documents on file with the SEC and other public sources and is qualified in its entirety by reference thereto.  This information may be examined and copies may be obtained at the places and in the manner set forth in the section entitled “Where You Can Find More Information.”  Hertz is not affiliated with Dollar Thrifty, and, since the termination of the 2010 Merger Agreement, Hertz has not had access to Dollar Thrifty’s books and records. Therefore, non-public information concerning Dollar Thrifty was not available to Hertz for the purpose of preparing this prospectus/offer to exchange.  Although Hertz has no knowledge that would indicate that statements relating to Dollar Thrifty contained or incorporated by reference in this prospectus/offer to exchange are inaccurate or incomplete, Hertz was not involved in the preparation of those statements and cannot verify them.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Hertz is requesting that Dollar Thrifty provide Hertz with information required for complete disclosure regarding the businesses, operations, financial condition and management of Dollar Thrifty.  Hertz and Purchaser will amend or supplement this prospectus/offer to exchange to provide any and all information Hertz receives from Dollar Thrifty, if Hertz receives the information before Hertz’s and Purchaser’s offer to exchange expires and Hertz considers it to be material, reliable and appropriate.

An auditor’s report was issued on Dollar Thrifty’s financial statements and schedule and included in Dollar Thrifty’s filings with the SEC.  Pursuant to Rule 439 under the Securities Act, Hertz and Purchaser require the consent of Dollar Thrifty’s independent auditors to incorporate by reference their audit report included in Dollar Thrifty’s Annual Report on Form 10-K for the year ended December 31, 2010 into this prospectus/offer to exchange.  Hertz is requesting and has, as of the date hereof, not received such consent from Dollar Thrifty’s independent auditors.  If Hertz receives this consent, Hertz and Purchaser will promptly file it as an exhibit to Hertz’s registration statement of which this prospectus/offer to exchange forms a part.

SUMMARY OF THE OFFER

This summary highlights selected information from this prospectus/offer to exchange.  To obtain a better understanding of the offer to holders of shares of Dollar Thrifty common stock, you should read this entire prospectus/offer to exchange carefully, as well as those additional documents to which we refer you.  You may obtain the information incorporated by reference into this prospectus/offer to exchange by following the instructions in the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.”

The Companies  (See page 25)

Hertz

Hertz is a corporation incorporated in Delaware on July 15, 2005, with principal executive offices at 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713.  The telephone number of Hertz’s principal executive offices is (201) 307-2000.

Hertz owns what it believes is the largest worldwide airport general use car rental brand, operating from approximately 8,500 locations in approximately 150 countries as of March 31, 2011.  The Hertz brand name is one of the most recognized in the world, signifying leadership in quality rental services and products.  Hertz operates both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Australia, Asia and New Zealand.  In addition, Hertz has licensee locations in cities and airports in Africa and the Middle East.  Hertz also rents equipment through approximately 320 branches in the United States, Canada, France, Spain, Italy, China and Saudi Arabia, as well as through its international licensees.  Hertz and its predecessors have been in the car rental business since 1918 and in the equipment rental business since 1965.

Purchaser

Purchaser is a Delaware corporation incorporated on April 23, 2010, with principal executive offices at 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713.  The telephone number of Purchaser’s principal executive offices is (201) 307-2000.  Purchaser is a wholly owned subsidiary of Hertz that was formed to facilitate the transactions contemplated by the 2010 Merger Agreement.  Purchaser has engaged in no activities to date and has no material assets or liabilities of any kind, in each case other than those incidental to its formation and its activities and obligations in connection with the 2010 Merger Agreement and the offer.

Dollar Thrifty

Dollar Thrifty is a corporation incorporated in Delaware on November 4, 1997, with principal executive offices at 5330 East 31st Street, Tulsa, Oklahoma 74135.  The telephone number of Dollar Thrifty’s principal executive offices is (918) 660-7700.

Through its Dollar Rent A Car and Thrifty Car Rental brands, Dollar Thrifty has been serving value-conscious leisure and business travelers since 1950.  Dollar Thrifty maintains a strong presence in domestic leisure travel in virtually all of the top United States and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the United States under contracts with various international tour operators.  Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 6,000 employees located mainly in North America.  In addition to its corporate operations, Dollar Thrifty maintains global service capabilities through an expansive franchise network of approximately 1,275 franchises in 82 countries.

The Exchange Offer (See page 43)

Purchaser is offering to exchange each outstanding share of Dollar Thrifty common stock that is validly tendered and not properly withdrawn prior to the expiration date for (i) $57.60 in cash, without interest and less any required withholding taxes, and (ii) 0.8546 shares of Hertz common stock, upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal.  Hertz will not issue any fractional shares of Hertz common stock pursuant to the offer.  Instead, each tendering stockholder who would otherwise be entitled to a fractional share of Hertz common stock will receive cash in an amount (rounded to the nearest whole cent) equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (rounded to the nearest ten thousandth when expressed in decimal form) by (ii) the per share closing price of Hertz common stock on the NYSE on the expiration date.

Reasons for the Offer (See page 41)

The advantages of a Hertz-Dollar Thrifty combination are compelling, and we believe a combination of these two companies creates superior value for the Dollar Thrifty and Hertz stockholders.  In particular, we believe that the offer provides compelling value to Dollar Thrifty stockholders because, among other reasons:

●
Premium Offered to Dollar Thrifty Stockholders—The offer represents a 26% premium to Dollar Thrifty’s 90-day average closing share price and a 18% premium to Dollar Thrifty’s 60-day average closing share price (measured from May 6, 2011 and based on the closing stock price for Hertz on that date).  These are substantial premiums, especially after taking into account the large takeover speculation premium that was already included in Dollar Thrifty’s stock price prior to our announcement of the offer.

●
Limited Conditions and Ready to Close Quickly—Our offer has limited conditions and we are ready to close a transaction with Dollar Thrifty as quickly as possible.  Hertz is working to secure antitrust clearance on an accelerated basis.  Our offer is also not subject to the approval of Hertz’s stockholders.  We announced the offer to facilitate the acquisition of Dollar Thrifty as promptly as practicable.

We also believe the combination of Hertz and Dollar Thrifty is a compelling combination with a number of strategic benefits, including the following:

●
Global Leader—The combination of Hertz and Dollar Thrifty would create a global, multi-brand rental car leader able to offer customers a full range of rental options through its market leading brands.  The combined company would have leadership positions in many key car rental markets around the world, with significant growth opportunities based on the combined brand portfolio and its unparalleled value and premium offerings.

●
Growth Opportunities—A combination of Hertz and Dollar Thrifty is expected to accelerate revenue and earnings growth for the combined company over time.  In particular, the acquisition of Dollar Thrifty would help accelerate Hertz’s leisure rental strategy in Europe and other markets.  The combined company should also be able to compete even more effectively and efficiently against other multi-brand car rental companies while expanding the value-focused leisure brands.

●
Comprehensive Brand Positioning—Hertz believes that a combination of Hertz and Dollar Thrifty will enable Hertz to achieve growth in the leisure travel and the value-priced rental vehicle segments with distinct value/leisure brands while also maintaining the focus of the Hertz brand as the preeminent premium car rental brand in the United States and abroad.

●
Operational Benefits—Hertz believes there is potential for meaningful savings through improved fleet procurement and management as a result of consolidation of Hertz’s and Dollar Thrifty’s fleets and integration of information technology and other functions.

●
Profitability—Hertz anticipates that the offer and second-step merger will be accretive to its annual earnings per share of common stock in the first full year following consummation of the transactions.

●
Enhanced Capital Markets Presence—The combined company will be the largest publicly traded rental car company in the world with increased trading liquidity on the NYSE.  We believe the combined company will have an enhanced capital markets presence and greater long-term financial stability and access to financial resources than any other publicly traded rental car company in the world.

●
Attractive Diversification—The combined company and its stockholders will benefit from increased diversification across the premium and value segments of the rental car industry.  The addition of Dollar Thrifty to Hertz’s existing brand portfolio would complement Hertz’s existing position in the car rental market by adding a value brand that is associated with the leisure travel and value-priced rental vehicle segments.

Hertz realizes that there can be no assurance about future results, including results considered or expected as described in the factors listed above, such as assumptions regarding potential synergies or other benefits to be realized following the offer and second-step merger.  Hertz’s reasons for the offer and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements.”

Financing of the Offer; Source and Amount of Funds (See page 59)

The offer is not subject to any financing condition or contingency.

Hertz, Purchaser’s parent company, will provide Purchaser with sufficient funds to consummate the offer and second-step merger.  Hertz intends to provide Purchaser with the necessary funds from cash on hand, borrowings under bank credit facilities and/or the issuance of debt securities.  We estimate that the total amount of cash required to complete the transactions contemplated by the offer and second-step merger, including payment of any fees, expenses and other related amounts incurred in connection with the offer and second-step merger and the refinancing of a portion of Dollar Thrifty’s outstanding indebtedness, will be approximately $1.9 billion (exclusive of fees and expenses related to new borrowings and/or issuances of debt securities in connection with the offer and second-step merger and exclusive of any cash and cash equivalents available from Dollar Thrifty).

The estimated amount of cash required is based on Hertz’s due diligence review of Dollar Thrifty’s publicly available information to date, and is subject to change.  For a further discussion of the risks relating to Hertz’s limited due diligence review, see “Risk Factors—Risk Factors Relating to the Offer and Second-Step Merger.”

Ownership of Hertz After the Offer (See page 50)

Based on certain assumptions regarding the number of Dollar Thrifty shares to be exchanged and the number of Hertz shares that will be outstanding, Hertz estimates that, if all shares of Dollar Thrifty common stock are exchanged pursuant to the offer and second-step merger, former Dollar Thrifty stockholders would own, in the aggregate, approximately 5.6% of the outstanding shares of Hertz common stock.  For a detailed discussion of the assumptions on which this estimate is based, see “The Exchange Offer—Ownership of Hertz After the Offer.”

Comparative Market Price and Dividend Information (See page 16)

Hertz common stock is listed on the NYSE under the symbol “HTZ.” Dollar Thrifty common stock is listed on the NYSE under the symbol “DTG.” The following table sets forth the closing prices of Hertz and Dollar Thrifty as reported on May 5, 2011 and May 6, 2011, the last two trading days prior to the public announcement of our offer.  The table also shows the value of the cash and Hertz common stock you will receive in the offer in exchange for each share of Dollar Thrifty common stock you validly tender and do not properly withdraw before the expiration date at two different market prices of Hertz common stock (without giving effect to any required withholding taxes).  This value was calculated by (i) multiplying the closing price for one share of Hertz common stock by the exchange ratio of 0.8546 and (ii) adding the cash consideration per share of $57.60.

	Hertz Common Stock Closing Price	Dollar Thrifty Common Stock Closing Price	Value of Cash and Stock Consideration per Share of Dollar Thrifty Common Stock
May 5, 2011	$16.75	$69.85	$71.91
May 6, 2011	$16.85	$69.69	$72.00

The value of the Hertz common stock that forms a part of the offer consideration will change as the market price of Hertz common stock fluctuates during the pendency of the offer and thereafter, and therefore will likely be different from the prices set forth above at the time you receive your shares of Hertz common stock.  See “Risk Factors.” You are encouraged to obtain current market quotations for shares of Dollar Thrifty and Hertz common stock prior to making any decision with respect to the offer.

Certain Relationships with Dollar Thrifty and Interests of Hertz and Purchaser in the Offer (See page 63)

As of the date of this prospectus/offer to exchange, The Hertz Corporation, a wholly owned subsidiary of Hertz, beneficially owned 472,699 shares of Dollar Thrifty common stock, representing approximately 1.6% of the Dollar Thrifty common stock outstanding as of April 29, 2011.  These shares were acquired in ordinary brokerage transactions as set forth on Schedule III to this prospectus/offer to exchange.

Except as set forth in this prospectus/offer to exchange, neither we nor, after due inquiry and to the best of our knowledge and belief, any of our directors, executive officers or other affiliates, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Dollar Thrifty.  Hertz does not believe that the offer and second-step merger will be deemed to be a change in control of Hertz impacting grants under any of its stock incentive plans or a change in control under its supplemental retirement plans or any change in control severance agreement between Hertz and any of its employees.

Appraisal/Dissenters’ Rights (See page 54)

You do not have appraisal rights as a result of the offer.  However, if the second-step merger is consummated, stockholders of Dollar Thrifty who do not tender their shares in the offer, continue to hold shares at the time of the consummation of the second-step merger, neither vote in favor of the second-step merger nor consent thereto in writing and otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to receive a judicial determination of the fair value of their Dissenting Shares.  Since appraisal rights are not available in connection with the offer, no demand for appraisal under Section 262 of the DGCL may be made at this time.  Any such judicial determination of the fair value of the Dissenting Shares could be based upon factors other than or in addition to the consideration paid in the offer and the market value of the shares.  Holders of Dollar Thrifty common stock should recognize that the value so determined could be higher or lower than, or the same as, the consideration per share paid pursuant to the offer or the consideration paid in the second-step merger.  Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the consideration paid in the offer.

Because of the complexity of Delaware law relating to appraisal rights, we encourage you to seek the advice of your own legal counsel.  Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

Material Federal Income Tax Consequences (See page 51)

The exchange of Dollar Thrifty common stock pursuant to the offer or second-step merger will be a taxable transaction for U.S. Federal income tax purposes.  Accordingly, a U.S. Holder (as defined in “The Exchange Offer—Material Federal Income Tax Consequences”) of Dollar Thrifty common stock who receives Hertz common stock and cash in exchange for such U.S. Holder’s shares of Dollar Thrifty common stock generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the fair market value of the Hertz common stock and cash received and such U.S. Holder’s adjusted tax basis in the shares of Dollar Thrifty common stock exchanged therefor.

THIS PROSPECTUS/OFFER TO EXCHANGE CONTAINS A GENERAL DESCRIPTION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND SECOND-STEP MERGER.  THIS DESCRIPTION DOES NOT ADDRESS ANY NON-U.S. TAX CONSEQUENCES, NOR DOES IT PERTAIN TO STATE, LOCAL OR OTHER TAX CONSEQUENCES.  CONSEQUENTLY, HERTZ AND PURCHASER URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

Accounting Treatment (See page 65)

Hertz will account for the acquisition of shares of Dollar Thrifty common stock under the acquisition method of accounting for business combinations.  In determining the acquirer for accounting purposes, Hertz considered the factors required under FASB Accounting Standards Codification (ASC), Business Combinations, which is referred to as ASC 805, and determined that Hertz will be considered the acquirer for accounting purposes.

Regulatory Approvals; Certain Other Legal Matters (See page 60)

Antitrust Clearance

The offer is subject to review by the Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ,” together with the FTC, the “antitrust agencies”).  Under the HSR Act, the offer may not be completed until certain information has been provided to the antitrust agencies and the applicable HSR Act waiting period has expired or been terminated.

Pursuant to the requirements of the HSR Act, Hertz expects to file a Notification and Report Form with respect to the offer with the antitrust agencies and to request early termination of the HSR Act waiting period.  There can be no assurance, however, that the waiting period will be terminated early.  The FTC or DOJ may extend the initial waiting period by issuing a Request for Additional Information and Documentary Material (a “Second Request”).  In such an event, the statutory waiting period would extend until 30 days after Hertz has substantially complied with the Second Request, unless it is earlier terminated by the applicable reviewing antitrust agency.

The antitrust agencies frequently scrutinize the legality under the antitrust laws of transactions such as Hertz’s acquisition of shares pursuant to the offer.  At any time before or after the consummation of any such transactions, one of the antitrust agencies could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares pursuant to the offer or seeking divestiture of the shares so acquired or divestiture of certain of Hertz’s or Dollar Thrifty’s assets.  States and private parties may also bring legal actions under the antitrust laws.  There can be no assurance that a challenge to the offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.  See “The Exchange Offer—Conditions of the Offer” for certain conditions to the offer, including conditions with respect to litigation and certain governmental actions.

The offer is also subject to review pursuant to the Competition Act (Canada).  Under the Competition Act (Canada), the offer may not be completed until certain information has been provided to the Canadian Competition Commissioner, and a required waiting period has expired or been terminated, provided there is no order in effect prohibiting completion at the relevant time.  In connection with the 2010 Merger Agreement, Hertz provided such information to the Canadian Competition Commissioner and the required waiting period under the Competition Act (Canada) expired on June 21, 2010.  On July 27, 2010, the Canadian Competition Commissioner issued a no-action letter stating she did not intend to challenge the proposed transaction.  Under the Competition Act (Canada), the transaction may be completed within one year of the date that Hertz provided the required information to the Canadian Competition Commissioner in connection with the 2010 Merger Agreement, or such longer period as the Canadian Competition Commissioner may specify.  This one-year period expires on May 21, 2011.  As the one-year period following Hertz’s submission of the required information to the Canadian Competition Commissioner in connection with the 2010 Merger Agreement will expire on May 21, 2011, and in order to ensure compliance with the Competition Act (Canada), Hertz will seek an extension of the one-year period for a further eight-month period. If necessary, Purchaser will submit another notification and request for early termination of the mandatory waiting period concerning the offer to the Canadian Competition Commissioner.

In connection with an unsolicited transaction, the waiting period is 30 calendar days after the day on which Purchaser submits the prescribed information, provided that, before the expiry of this period, the Canadian Competition Commissioner has not issued a request for additional information (“Supplementary Information Request”).  In the event that the Canadian Competition Commissioner issues a Supplementary Information Request, the transaction cannot be completed until 30 calendar days after Purchaser complies with such Supplementary Information Request, provided that there is no order in effect prohibiting completion at the relevant time.  A transaction may be completed before the end of the applicable waiting period if the Canadian Competition Commissioner notifies the parties that she does not, at such time, intend to challenge the transaction.

At any time before a “merger” (as such term is defined under the Competition Act (Canada)) is completed, even where the applicable waiting period has expired or been terminated, the Canadian Competition Commissioner may apply to the Competition Tribunal for an interim order forbidding any person named in the application from doing any act or thing where it appears to the Competition Tribunal that such act or thing may constitute or be directed toward the completion or implementation of a proposed merger.  The Competition Tribunal may issue an interim order where the Canadian Competition Commissioner requires more time to complete her inquiry and the Tribunal finds that, in the absence of an interim order, a party to the proposed merger or another person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the proposed merger on competition because that action would be difficult to reverse.

Other Regulatory Approvals

The offer and second-step merger may also be subject to review by other antitrust authorities in jurisdictions outside the U.S. We are not currently aware of any non-U.S. approvals, other than approvals from Canadian regulatory authorities.  The offer and second-step merger may also be subject to approval by the Vermont Department of Banking, Insurance, Securities & Health Care Administration.

Effect of the Offer on the Market for Shares of Dollar Thrifty Common Stock; NYSE Listing; Registration Under the Exchange Act; Margin Regulations (See page 55)

Hertz will submit the necessary applications to cause the shares of its common stock to be issued in the offer and second-step merger to be approved for listing on the NYSE.  Approval of this listing is a condition to the offer.

Conditions of the Offer (See page 57)

The offer is conditioned upon, among other things, the following:

●
Minimum Tender Condition—Dollar Thrifty stockholders shall have validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of Dollar Thrifty common stock which, together with Dollar Thrifty shares then owned by Hertz and its subsidiaries (including Purchaser), represents at least a majority of the then outstanding shares of Dollar Thrifty common stock on a fully diluted basis.

●
Section 203 Condition—Dollar Thrifty’s board of directors shall have approved the offer and second-step merger under Section 203 of the DGCL or Hertz shall be satisfied, in its sole discretion, that Section 203 of the DGCL is inapplicable to the offer and second-step merger.

●
Competition Condition—The waiting periods applicable to the offer and second-step merger under the HSR Act and the no-close period (including any extensions thereof) applicable to the offer and second-step merger under the Competition Act (Canada) shall have, in each case, expired or been waived or terminated.

●
Registration Statement Condition—The registration statement of which this prospectus/offer to exchange is a part shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or threatened by the SEC.

●
NYSE Listing Condition—The shares of Hertz common stock to be issued pursuant to the offer and second-step merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

●
Injunction Condition—No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall be in effect that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the offer and the other transactions contemplated by this prospectus/offer to exchange.

The conditions to the offer, including those set forth above, are for the sole benefit of Purchaser and Hertz and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or, other than the “Competition Condition,” “Registration Statement Condition,” “NYSE Listing Condition” and the “Injunction Condition,” may be waived by Purchaser in whole or in part at any time and from time to time.

See “The Exchange Offer—Conditions of the Offer” for additional conditions to the offer.

Comparison of Stockholders’ Rights (See page 71)

Upon the terms and subject to the conditions of the offer, if the offer is consummated, you will receive Hertz common stock as part of the offer consideration if you tender your shares of Dollar Thrifty common stock in the offer.  For a description of the differences between the rights of a stockholder of Dollar Thrifty and the rights of a stockholder of Hertz, see “Comparison of Stockholders’ Rights.”

Expiration Date of the Offer (See page 43)

The offer is scheduled to expire at 12:00 midnight, New York City time, on July 8, 2011, which is the initial expiration date, unless further extended by Hertz or Purchaser.

Extension, Termination and Amendment (See page 43)

Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time to the fullest extent permitted by law:

●	to extend, for any reason, the period of time during which the offer is open;

●	to delay acceptance for exchange of, or exchange of, any shares of Dollar Thrifty common stock in order to comply in whole or in part with applicable law;

●
to amend or terminate the offer without accepting for exchange, or exchanging, any shares of Dollar Thrifty common stock, if any of the conditions referred to in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Conditions of the Offer” have not been satisfied; and

●	to waive any conditions to the offer or to otherwise amend the offer in any respect;

in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

In addition, even if Purchaser has accepted for exchange, but has not exchanged, shares in the offer, it may terminate the offer and not exchange shares of Dollar Thrifty common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.  See “The Exchange Offer—Conditions of the Offer.”

Procedure for Tendering (See page 46)

The procedure for tendering shares of Dollar Thrifty common stock varies depending on whether you possess physical certificates or a nominee holds your certificates for you, and on whether or not you hold your securities in book-entry form.  In addition to the procedures outlined in this prospectus/offer to exchange, Hertz and Purchaser urge you to read the accompanying transmittal materials, including the accompanying letter of transmittal.

Withdrawal Rights  (See page 49)

You can withdraw tendered shares at any time until the offer has expired, and, if we have not accepted your shares for exchange within 60 days after commencement of the offer, you can withdraw them at any time after such date until we accept shares for exchange.  You may not, however, withdraw shares tendered during a subsequent offering period, if one is included.

Acceptance for Exchange, and Exchange, of Dollar Thrifty Shares; Delivery of Hertz Common Stock (See page 45)

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will, promptly after the expiration date, accept for exchange, and will exchange for cash and shares of Hertz common stock and, as applicable, cash in lieu of fractional shares, all shares of Dollar Thrifty common stock validly tendered and not properly withdrawn.  If Purchaser elects to provide a subsequent offering period following the expiration of the offer, shares tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchanged for the offer consideration.

Risk Factors (See page 17)

The offer and second-step merger are, and if the offer and second-step merger are consummated, the combined company will be, subject to a number of risks which you should carefully consider prior to participating in the offer.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR HERTZ

Set forth below is certain selected historical consolidated financial information relating to Hertz.  The selected financial information of Hertz for each of the years ended December 31, 2010, 2009, 2008, 2007 and 2006 are derived from Hertz’s audited financial statements filed as part of Hertz’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 25, 2011, referred to as the “Hertz 10-K,” which is incorporated by reference into this prospectus/offer to exchange.  The selected financial information of Hertz as of and for the three months ended March 31, 2011 and March 31, 2010 are derived from Hertz’s unaudited consolidated financial statements filed as part of Hertz’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 filed with the SEC on May 6, 2011, referred to as the “Hertz 10-Q,” which is incorporated by reference into this prospectus/offer to exchange.  The operating results for the three-month period ended March 31, 2011 are not necessarily indicative of the results of operations for the remainder of the fiscal year or any future period.  More comprehensive financial information, including management’s discussion and analysis of Hertz’s financial condition and results of operations, is contained in the Hertz 10-K, the Hertz 10-Q and other reports filed by Hertz with the SEC.  The following selected historical consolidated financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents.  See “Where You Can Find More Information.”

	Three Months Ended March 31, (unaudited)		Years ended December 31,
	2011	2010	2010	2009	2008	2007	2006

Statement of Operations Information
(in millions of dollars except per share data)
Revenues:
Car rental	$1,478.9	$1,396.6	$6,355.2	$5,872.9	$6,730.4	$6,800.7	$6,273.6
Equipment rental	268.1	237.0	1,069.8	1,110.2	1,657.3	1,755.3	1,672.1
Other(a)	33.0	27.3	137.5	118.4	137.4	129.6	112.7
Total revenues	1,780.0	1,660.9	7,562.5	7,101.5	8,525.1	8,685.6	8,058.4
Expenses:
Direct operating	1,073.7	1,013.0	4,282.4	4,084.2	4,930.0	4,644.1	4,476.0
Depreciation of revenue earning equipment and lease charges(b)	436.1	459.2	1,868.1	1,931.4	2,194.2	2,003.4	1,757.2
Selling, general and administrative	182.2	167.7	664.5	641.1	769.6	775.9	723.9
Interest expense	196.9	181.1	773.4	680.3	870.0	916.7	943.3
Interest income	(1.9)	(2.3)	(12.3)	(16.0)	(24.8)	(41.3)	(42.6)
Other (income) expense, net(c)	51.9	—	—	(48.5)	—	—	—
Impairment charges(d)	—	—	—	—	1,168.9	—	—
Total expenses	1,938.9	1,818.7	7,576.1	7,272.5	9,907.9	8,298.8	7,857.8
Income (loss) before income taxes	(158.9)	(157.8)	(13.6)	(171.0)	(1,382.8)	386.8	200.6
(Provision) benefit for taxes on income(e)	30.0	11.0	(17.0)	59.7	196.9	(102.6)	(68.0)
Net income (loss)	(128.9)	(146.8)	(30.6)	(111.3)	(1,185.9)	284.2	132.6
Noncontrolling interest	(3.7)	(3.6)	(17.4)	(14.7)	(20.8)	(19.7)	(16.7)
Net income (loss) attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$(132.6)	$(150.4)	$(48.0)	$(126.0)	$(1,206.7)	$264.5	$115.9
Weighted average shares outstanding (in millions)
Basic	414.1	410.7	411.9	371.5	322.7	321.2	242.5
Diluted	414.1	410.7	411.9	371.5	322.7	325.5	243.4
Earnings (loss) per share
Basic	$(0.32)	$(0.37)	$(0.12)	$(0.34)	$(3.74)	$0.82	$0.48
Diluted	$(0.32)	$(0.37)	$(0.12)	$(0.34)	$(3.74)	$0.81	$0.48

	March 31, (unaudited)		December 31,
	2011	2010	2010	2009	2008	2007	2006
Balance Sheet Data (in millions of dollars)
Cash and cash equivalents	$1,365.8	$800.7	$2,374.2	$985.6	$594.3	$730.2	$674.5
Total assets(f)	16,827.6	16,278.4	17,332.2	16,002.4	16,451.4	19,255.7	18,677.4
Total debt	10,750.0	10,387.9	11,306.4	10,364.4	10,972.3	11,960.1	12,276.2
Total equity	2,034.7	1,940.0	2,131.3	2,097.4	1,488.3	2,934.4	2,549.4

(a)	Includes fees and certain cost reimbursements from Hertz’s licensees and revenues from Hertz’s car leasing operations and third-party claim management services.

(b)
For the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010, 2009, 2008, 2007 and 2006, depreciation of revenue earning equipment decreased by $1.6 million and increased by $9.5 million, $22.7 million, $19.3 million, $32.7 million and $0.6 million and reduced by $13.1 million, respectively, resulting from the net effects of changing depreciation rates to reflect changes in the estimated residual value of revenue earning equipment.  For the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010, 2009, 2008, 2007 and 2006, depreciation of revenue earning equipment and lease charges includes a net gain of $6.2 million, and net losses of $14.8 million, $42.9 million, $72.0 million, $74.3 million and $13.3 million and a net gain of $40.1 million, respectively, from the disposal of revenue earning equipment.

(c)
For the three months ended March 31, 2011, primarily reflects premiums paid to redeem our 10.5% Senior Subordinated Notes and a portion of our 8.875% Senior Notes.  For the year ended December 31, 2009, reflects a gain of $48.5 million, net of transaction costs, recorded in connection with the buyback of portions of certain of Hertz’s Senior Notes and Senior Subordinated Notes.

(d)	For the year ended December 31, 2008, Hertz recorded non-cash impairment charges related to its goodwill, other intangible assets and property and equipment.

(e)
For the years ended December 31, 2010, 2009 and 2008, tax valuation allowances increased by $27.5 million, $39.7 million and $58.5 million, respectively (excluding the effects of foreign currency translation), relating to the realization of deferred tax assets attributable to net operating losses, credits and other temporary differences in various jurisdictions.  Additionally, certain tax reserves were recorded and certain tax reserves were released due to settlement for various uncertain tax positions in Federal, state and foreign jurisdictions.  For the year ended December 31, 2007, Hertz reversed a valuation allowance of $9.1 million relating to the realization of deferred tax assets attributable to net operating losses and other temporary differences in certain European countries.  Additionally, certain tax reserves were recorded for various uncertain tax positions in Federal, state and foreign jurisdictions.  For the year ended December 31, 2006, Hertz established valuation allowances of $9.8 million relating to the realization of deferred tax assets attributable to net operating losses and other temporary differences in certain European countries.  Additionally, certain tax reserves were recorded for certain Federal and state uncertain tax positions.

(f)
Substantially all of Hertz’s revenue earning equipment, as well as certain related assets, are owned by special purpose entities, or are subject to liens in favor of Hertz’s lenders under Hertz’s various credit facilities, other secured financings and asset-backed securities programs.  None of such assets are available to satisfy the claims of Hertz’s general creditors.  For a description of those facilities, see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in the Hertz 10-K, which is incorporated into this prospectus/offer to exchange by reference.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR DOLLAR THRIFTY

Set forth below is certain selected historical consolidated financial information relating to Dollar Thrifty.  The selected financial information of Dollar Thrifty for each of the years ended December 31, 2010, 2009, 2008, 2007 and 2006 are derived from Dollar Thrifty’s audited financial statements filed as part of Dollar Thrifty’s Annual Report on Form 10-K for the year ended December 31, 2010 filed by Dollar Thrifty with the SEC on February 28, 2011, referred to as the “Dollar Thrifty 10-K,” which is incorporated by reference into this prospectus/offer to exchange.  The selected financial information of Dollar Thrifty as of and for the three months ended March 31, 2011 and March 31, 2010 are derived from Dollar Thrifty’s unaudited consolidated financial statements filed as part of Dollar Thrifty’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 filed with the SEC on May 5, 2011, referred to as the “Dollar Thrifty 10-Q,” which is incorporated by reference into this prospectus/offer to exchange.  The operating results for the three-month period ended March 31, 2011 are not necessarily indicative of the results of operations for the remainder of the fiscal year or any future period.  More comprehensive financial information, including management’s discussion and analysis of Dollar Thrifty’s financial condition and results of operations, is contained in the Dollar Thrifty 10-K, the Dollar Thrifty 10-Q and other reports filed with the SEC.  The following selected historical consolidated financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents.  See “Where You Can Find More Information.”

	Three Months Ended March 31, (unaudited)		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Statements of Operations Information:
(in thousands of dollars except per share data)
Revenues:
Vehicle rentals	$332,272	$332,484	$1,473,023	$1,472,918	$1,616,153	$1,676,349	$1,538,673
Other	16,075	15,846	64,137	73,331	81,840	84,442	122,004
Total revenues	348,347	348,330	1,537,160	1,546,249	1,697,993	1,760,791	1,660,677
Costs and expenses:
Direct vehicle and operating	178,305	179,858	745,535	768,456	888,294	887,178	827,440
Vehicle depreciation and lease charges, net	74,174	59,034	299,200	426,092	539,406	477,853	380,005
Selling, general and administrative	48,947	48,350	209,341	200,389	213,734	230,515	259,474
Interest expense, net	20,977	21,408	89,303	96,560	110,424	109,728	95,974
Goodwill and long-lived asset impairment	—	—	1,057	2,592	366,822	3,719	—
Total costs and expenses	322,403	308,650	1,344,436	1,494,089	2,118,680	1,708,993	1,562,893
(Increase) decrease in fair value of derivatives	(3,474)	(7,370)	(28,694)	(28,848)	36,114	38,990	9,363
Income (loss) before income taxes	29,418	47,050	221,418	81,008	(456,801)	12,808	88,421
Income tax expense (benefit)	12,895	19,758	90,202	35,986	(110,083)	11,593	36,729
Net income (loss)	$16,523	$27,292	$131,216	$45,022	$(346,718)	$1,215	$51,692
Basic Earnings (Loss) Per Share	$0.57	$0.96	$4.58	$1.98	$(16.22)	$0.05	$2.14
Diluted Earnings (Loss) Per Share	$0.53	$0.91	$4.34	$1.88	$(16.22)	$0.05	$2.04
Weighted average shares outstanding (in millions)
Basic	28.8	28.5	28.6	22.7	21.4	22.6	24.2
Diluted	31.1	30.0	30.2	24.0	21.4	23.6	25.3

	March 31, (unaudited)		December 31,
	2011	2010	2010	2009	2008	2007	2006
Balance Sheet Data (in thousands)
Cash and cash equivalents	$518,548	$352,074	$463,153	$400,404	$229,636	$101,025	$191,891
Cash and cash equivalents - required minimum balance	$—	$100,000	$100,000	$100,000	$—	$—	$—
Restricted cash and investments	$159,945	$146,507	$277,407	$622,540	$596,588	$132,945	$389,794
Revenue-earning vehicles, net	$1,682,099	$1,565,479	$1,341,822	$1,228,637	$1,946,079	$2,808,354	$2,623,719
Total assets	$2,657,986	$2,470,879	$2,499,528	$2,645,937	$3,238,181	$3,891,452	$4,011,498
Debt and other obligations	$1,551,315	$1,522,833	$1,397,243	$1,727,810	$2,488,245	$2,656,562	$2,744,284
Stockholders’ equity	$559,493	$423,110	$538,607	$393,914	$208,420	$578,865	$647,700

SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

For illustrative purposes only, presented below is summary selected unaudited pro forma combined financial information that is intended to provide you with a better picture of what the financial results might have looked like had Hertz and Dollar Thrifty already been combined.  The unaudited pro forma combined balance sheet information combines information from the historical consolidated balance sheets of Hertz and of Dollar Thrifty as of March 31, 2011, giving effect to the offer and second-step merger as if they had occurred on March 31, 2011.  The unaudited pro forma combined statements of operations information combines information from the historical consolidated statements of operations of Hertz and of Dollar Thrifty for the year ended December 31, 2010 and the three months ended March 31, 2011, giving effect to the offer and second-step merger as if they had occurred on January 1, 2010.  The summary selected unaudited pro forma combined financial information has been prepared using the acquisition method of accounting under GAAP, which is subject to change and interpretation.  Hertz has been treated as the acquirer in the offer and second-step merger for accounting purposes.

The summary selected unaudited pro forma combined financial information has been presented for informational purposes only.  The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the offer and second-step merger been completed as of the dates indicated.  In addition, the summary selected unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company.  Dollar Thrifty has not participated in the preparation of the summary selected unaudited pro forma combined financial information, unaudited pro forma condensed combined financial information or this prospectus/offer to exchange and has not reviewed or verified the information, assumptions or estimates relating to Dollar Thrifty in the unaudited pro forma condensed combined financial information.  The following information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included in this prospectus/offer to exchange.  See “Unaudited Pro Forma Condensed Combined Financial Information of Hertz and Dollar Thrifty.”

Unaudited Pro Forma Combined Statements of Operations Information
(in thousands of dollars):

	Three Months Ended March 31, 2011	Year Ended December 31, 2010
Revenues:
Car rental	$1,811,210	$7,828,228
Equipment rental	268,086	1,069,820
Other	49,054	201,646
Total revenues	2,128,350	9,099,694
Expenses:
Direct operating	1,251,970	5,027,886
Depreciation of revenue earning equipment and lease charges	510,263	2,167,347
Selling, general and administrative	224,261	811,780
Interest expense	219,034	871,034
Interest and other (income) expense, net	49,556	(13,894)
Impairment charges	—	1,057
Total expenses	2,255,084	8,865,210

Income (loss) before income taxes	(126,734)	234,484
(Provision) benefit for taxes on income	15,981	(117,667)
Net income (loss)	(110,753)	116,817

Less: Net income attributable to noncontrolling interest	(3,673)	(17,383)
Net income (loss) attributable to Hertz/Dollar Thrifty common stockholders	$(114,426)	$99,434

.

Unaudited Pro Forma Combined Balance Sheet Information
(in thousands of dollars):

March 31, 2011
Assets
Cash and cash equivalents	$29,670
Restricted cash	350,831
Receivables, less allowance for doubtful accounts	1,410,848
Inventories, at lower of cost or market	97,472
Prepaid expenses and other assets	493,665
Revenue earning equipment, net
Cars	9,396,250
Other equipment	1,687,109
Total revenue earning equipment	11,083,359
Property and equipment, net	1,297,461
Other intangible assets, net	3,085,570
Goodwill	1,639,008
Total Assets	$19,487,884

Liabilities and Equity
Accounts payable	$1,237,533
Accrued liabilities	1,120,114
Accrued taxes	101,629
Debt	12,138,959
Public liability and property damage	392,816
Deferred taxes on income	1,931,815
Total Liabilities	16,922,866

Common Stock	4,396
Preferred Stock	—
Additional paid-in capital	3,748,036
Accumulated deficit	(1,276,437)
Accumulated other comprehensive income	68,873
Total Hertz/Dollar Thrifty equity	2,544,868
Noncontrolling interest	20,150
Total Equity	2,565,018
Total Liabilities and Equity	$19,487,884

HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The historical per share earnings, dividends, and book value of Hertz and Dollar Thrifty shown in the tables below are derived from their respective audited consolidated financial statements for the year ended December 31, 2010 and their respective unaudited consolidated financial statements for the three months ended March 31, 2011.  The pro forma comparative basic and diluted earnings per share data give effect to the offer and second-step merger using the acquisition method of accounting as if the offer and second-step merger had been completed on January 1, 2010.  The pro forma book value per share information was computed as if the offer and second-step merger had been completed on March 31, 2011.  You should read this information in conjunction with the historical financial information of Hertz and of Dollar Thrifty included elsewhere or incorporated in this prospectus/offer to exchange, including Hertz’s and Dollar Thrifty’s financial statements and related notes.  The per share pro forma information assumes that all shares of Dollar Thrifty common stock are converted into shares of Hertz common stock at the exchange ratio of 0.8546.  The equivalent pro forma per share information was derived by multiplying the combined company pro forma per share information by the exchange ratio of 0.8546.

The pro forma data shown in the tables below is unaudited and for illustrative purposes only.  You should not rely on this data as being indicative of the historical results that would have been achieved had Hertz and Dollar Thrifty always been combined or the future results that the combined company will achieve after the consummation of the offer and second-step merger. This pro forma information is subject to risks and uncertainties, including those discussed in the section entitled “Risk Factors.”

	Three Months Ended March 31, 2011
	Hertz		Dollar Thrifty
	Historical	Combined Company Pro Forma	Historical	Equivalent Pro Forma
Basic earnings (loss) per share	$(0.32)	$(0.26)	$0.57	$(0.22)
Diluted earnings (loss) per share	(0.32)	(0.26)	0.53	(0.22)
Cash dividends declared per share	—	—	—	—
Book value per share at period end	$4.86	$5.79	$19.34	$4.95

	Year Ended December 31, 2010
	Hertz		Dollar Thrifty
	Historical	Combined Company Pro Forma	Historical	Equivalent Pro Forma
Basic earnings (loss) per share	$(0.12)	$0.23	$4.58	$0.20
Diluted earnings (loss) per share	(0.12)	0.22	4.34	0.19
Cash dividends declared per share	—	—	—	—
Book value per share at period end	$5.11	n/a	$18.73	n/a

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Shares of Hertz common stock are listed on the NYSE under the symbol “HTZ” and shares of Dollar Thrifty common stock are listed on the NYSE under the symbol “DTG.”

The following table sets forth the high and low closing sales prices per share of Hertz and Dollar Thrifty common stock for the periods indicated, in each case as reported on the consolidated tape of the NYSE, as reported in publicly available sources.

	Hertz Common Stock Market Price		Dollar Thrifty Common Stock Market Price
	High	Low	High	Low
2009
First Quarter	$6.06	$2.00	$1.60	$0.62
Second Quarter	$9.00	$4.22	$14.14	$1.29
Third Quarter	$11.70	$7.97	$25.84	$13.80
Fourth Quarter	$12.38	$8.89	$27.23	$18.01
2010
First Quarter	$12.18	$9.12	$34.60	$23.84
Second Quarter	$14.75	$9.41	$51.55	$32.09
Third Quarter	$11.95	$8.51	$52.34	$41.06
Fourth Quarter	$14.55	$9.72	$50.00	$45.76
2011
First Quarter	$16.52	$13.68	$66.73	$47.70
Second Quarter (through May 6, 2011)	$17.25	$15.91	$69.85	$66.60

Neither Hertz nor Dollar Thrifty have paid any cash dividends on their respective common stock during the periods indicated above.

The following table sets forth the closing prices of Hertz and Dollar Thrifty as reported on May 5, 2011 and May 6, 2011, the last two trading days prior to the public announcement of our offer.  The table also shows the value of the cash and Hertz common stock you will receive in the offer in exchange for each share of Dollar Thrifty common stock you validly tender and do not properly withdraw before the expiration date at two different market prices of Hertz common stock (without giving effect to any required withholding taxes). This value was calculated by (i) multiplying the closing price for one share of Hertz common stock by the exchange ratio of 0.8546 and (ii) adding the cash consideration per share of $57.60.

	Hertz Common Stock Closing Price	Dollar Thrifty Common Stock Closing Price	Value of Cash and Stock Consideration per Share of Dollar Thrifty Common Stock
May 5, 2011	$16.75	$69.85	$71.91
May 6, 2011	$16.85	$69.69	$72.00

The value of the Hertz common stock that forms a part of the offer consideration will change as the market price of Hertz common stock fluctuates during the pendency of the offer and thereafter, and therefore will likely be different from the prices set forth above at the time you receive your shares of Hertz common stock.  See “Risk Factors.”  Stockholders are encouraged to obtain current market quotations for Hertz and Dollar Thrifty common stock prior to making any decision with respect to the offer.

See “The Exchange Offer—Effect of the Offer on the Market for Shares of Dollar Thrifty Common Stock; NYSE Listing; Registration Under the Exchange Act; Margin Regulations” for a discussion of the possibility that Dollar Thrifty’s shares will cease to be listed on the NYSE.

RISK FACTORS

In addition to the other information included and incorporated by reference in this prospectus/offer to exchange (see “Where You Can Find More Information”), including the matters addressed in the section entitled “Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to tender your shares of Dollar Thrifty common stock in the offer.

Risk Factors Relating to the Offer and Second-Step Merger

The exchange ratio for the stock portion of the offer consideration is fixed and will not be adjusted.  Because the market price of shares of Hertz common stock may fluctuate, Dollar Thrifty stockholders cannot be sure of the market value of the shares of Hertz common stock that will be issued in connection with the offer.

Each share of Dollar Thrifty common stock that is validly tendered and not properly withdrawn prior to the expiration date will be exchanged for (i) $57.60 in cash, without interest and less any required withholding taxes, and (ii) 0.8546 shares of Hertz common stock upon consummation of the offer.  The exchange ratio for the stock portion of the offer consideration is fixed and will not be adjusted in case of any increases or decreases in the price of Hertz common stock or Dollar Thrifty common stock.  The market value of the shares of Hertz common stock that tendering Dollar Thrifty stockholders will receive in the offer will depend on the market value of shares of Hertz common stock at the time tendered shares are exchanged and could vary significantly from the market value of shares of Hertz common stock as of the date of this prospectus/offer to exchange.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Hertz’s businesses, operations and prospects, regulatory considerations, market reaction to the offer and related developments and as a result of the risks described in the section of this prospectus/offer to exchange entitled “Risk Factors.”  Many of these factors are beyond the control of Hertz or Purchaser.  If the price of Hertz common stock declines, Dollar Thrifty stockholders will receive less value for their shares upon exchange of tendered shares in the offer than the value calculated pursuant to the exchange ratio on the date the offer was announced.  Because the offer may not be completed until certain conditions have been satisfied or waived (see “The Exchange Offer—Conditions of the Offer”), a significant period of time may pass between the commencement of the offer and the time that Hertz accepts shares of Dollar Thrifty common stock for exchange.

Therefore, at the time you tender your shares pursuant to the offer, you will not know the exact market value of the shares of Hertz common stock that will be issued if Hertz accepts such shares for exchange.  See “Comparative Market Price and Dividend Information” for the historical high and low sales prices per share of Hertz and Dollar Thrifty common stock, as well as cash dividends per share of Hertz and Dollar Thrifty common stock, respectively.

Dollar Thrifty stockholders are urged to obtain current market quotations for Hertz and Dollar Thrifty common stock when they consider whether to tender their shares of Dollar Thrifty common stock pursuant to the offer.

The offer may adversely affect the liquidity and value of non-tendered shares of Dollar Thrifty common stock.

In the event that not all of the shares of Dollar Thrifty common stock are tendered in the offer and we accept for exchange those shares tendered in the offer, the number of stockholders and the number of shares of Dollar Thrifty common stock held by individual holders will be greatly reduced.  As a result, Hertz’s acceptance of shares for exchange in the offer could adversely affect the liquidity and could also adversely affect the market value of the remaining shares of Dollar Thrifty common stock held by the public.  If permitted by the rules of the NYSE, Hertz currently intends to cause Dollar Thrifty to delist the shares of Dollar Thrifty common stock from the NYSE following consummation of the offer.  As a result of such delisting, shares of Dollar Thrifty common stock not tendered pursuant to the offer may become illiquid and may be of reduced value.  See “The Exchange Offer—Plans for Dollar Thrifty.”

Combining the businesses of Hertz and Dollar Thrifty may be more difficult, costly or time-consuming than expected, which may adversely affect Hertz’s results and negatively affect the value of Hertz’s stock following the offer and second-step merger.

Hertz intends, to the extent possible, to integrate Dollar Thrifty’s operations with those of Hertz.  The success of the offer and second-step merger will depend, in part, on Hertz’s ability to realize the anticipated benefits and cost savings from combining the businesses of Hertz and Dollar Thrifty.  To realize these anticipated benefits and cost savings, Hertz must successfully combine the businesses of Hertz and Dollar Thrifty in an efficient and effective manner.  In addition, Hertz must obtain amendments to certain of Dollar Thrifty’s debt agreements to permit Hertz to use Dollar Thrifty’s rental vehicles in order to maximize Hertz’s sharing of Dollar Thrifty’s fleet.  Also, Hertz must obtain the consent of certain counterparties to Dollar Thrifty’s contracts that give the counterparty a right to terminate the contract or other rights in connection with the offer and second-step merger.  If Hertz and Dollar Thrifty are not able to achieve these objectives within the anticipated timeframe, or at all, the anticipated benefits and cost savings of the transaction may not be realized fully, or at all, or may take longer to realize than expected, and the value of Hertz’s common stock may be affected adversely.

It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Hertz’s ability to maintain relationships with customers, employees, suppliers and franchisees or to achieve the anticipated benefits of the transaction.

Specifically, issues that must be addressed in integrating the operations of Dollar Thrifty into Hertz’s operations in order to realize the anticipated benefits of the offer and second-step merger include, among other things:

●	integrating and optimizing the utilization of the rental vehicle fleets of Hertz and Dollar Thrifty;

●	integrating the marketing, promotion, reservation and information technology systems of Hertz and Dollar Thrifty;

●	maintenance of the combined company’s brand portfolio;

●	conforming standards, controls, procedures and policies, business cultures and compensation structures between the companies;

●	consolidating the automotive purchasing, maintenance and resale operations;

●	consolidating corporate and administrative functions;

●	consolidating sales and marketing operations;

●	identifying and eliminating redundant and underperforming operations and assets;

●	the retention of key employees;

●	the minimization of the diversion of management’s attention from ongoing business concerns; and

●	the possibility of tax costs or inefficiencies associated with the integration of the operations of the combined company.

An inability to realize the full extent of the anticipated benefits of the transaction, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of Hertz, which may affect adversely the value of the Hertz common stock after the completion of the offer and second-step merger.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized.  Actual synergies, if achieved at all, may be lower than what Hertz expects and may take longer to achieve than anticipated.  If Hertz is not able to adequately address these challenges, Hertz may be unable to successfully integrate Dollar Thrifty’s operations into its own, or to realize the anticipated benefits of the integration of the two companies.

The acquisition is subject to various regulatory approvals, and obtaining such approvals may delay or prevent Hertz’s acquisition of Dollar Thrifty or may require divestitures.

Hertz must receive approval from and/or make filings with various foreign, Federal and state regulatory agencies with respect to the acquisition of shares of Dollar Thrifty common stock in the offer.  The governmental entities from which these approvals are required may impose conditions on the completion of the acquisition, require changes to the terms of the acquisition or impose additional obligations on regulated subsidiaries of Hertz and Dollar Thrifty.  These conditions or changes could have the effect of delaying completion of the offer or imposing additional costs on or limiting the revenues of the combined company following the offer, any of which might have a material adverse effect on the combined company following completion of the offer.  Under the HSR Act, the acquisition of shares of Dollar Thrifty common stock pursuant to the offer cannot be completed until Hertz has made required notifications and given certain information and materials to the FTC and/or the DOJ and until specified waiting period requirements have expired or terminated.  Hertz cannot provide any assurance that the necessary approvals will be obtained or that there will not be any adverse consequences to Hertz’s or Dollar Thrifty’s business resulting from the failure to obtain these regulatory approvals or from conditions that could be imposed in connection with obtaining these approvals, including divestitures or other operating restrictions upon Hertz, Dollar Thrifty, the combined company or its subsidiaries.  You should be aware that all required regulatory approvals may not be obtained in a timely manner, and this could result in a delay in the consummation of the offer.  For a more detailed description of the regulatory approvals required in the offer and/or second-step merger, see “The Exchange Offer—Regulatory Approvals; Certain Other Legal Matters.”

Hertz will incur a substantial amount of indebtedness to acquire the shares of Dollar Thrifty common stock pursuant to the offer and second-step merger, to refinance a portion of Dollar Thrifty’s outstanding indebtedness, and to pay related fees and expenses.

Hertz cannot guarantee that the combined company will be able to generate sufficient cash flow to make all of the principal and interest payments under this indebtedness when such payments are due or that it will be able to refinance such indebtedness.

Hertz’s anticipated level of indebtedness, and covenant restrictions under its existing and future indebtedness, could adversely affect its operations and liquidity.

Hertz’s increased indebtedness following consummation of the offer and second-step merger could adversely affect Hertz’s operations and liquidity. Hertz’s anticipated level of indebtedness could, among other things:

●
make it more difficult for Hertz to pay or refinance its debts as they become due during adverse economic and industry conditions because Hertz may not have sufficient cash flows to make its scheduled debt payments;

●
cause Hertz to use a larger portion of its cash flow to fund interest and principal payments, reducing the availability of cash to fund working capital and capital expenditures and other business activities;

●	cause Hertz to be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

●	cause Hertz to be more vulnerable to general adverse economic and industry conditions;

●	cause Hertz to be disadvantaged compared to competitors with less leverage;

●	result in a downgrade in the credit rating of Hertz or any indebtedness of Hertz or its subsidiaries which could increase the cost of further borrowings; and

●	limit Hertz’s ability to borrow additional monies in the future to fund working capital, capital expenditures and other general corporate purposes.

The terms of Hertz’s indebtedness today and following the consummation of the offer are expected to include covenants that, among other things, restrict our ability to: (i) dispose of assets; (ii) incur additional indebtedness; (iii) incur guarantee obligations; (iv) prepay other indebtedness or amend other financing arrangements; (v) pay dividends; (vi) create liens on assets; (vii) enter into sale and leaseback transactions; (viii) make investments, loans, advances or capital expenditures; (ix) make acquisitions; (x) engage in mergers or consolidations; (xi) change the business conducted; and (xii) engage in certain transactions with affiliates.

Hertz has not negotiated the price or terms of the offer or second-step merger with Dollar Thrifty’s board of directors.

In evaluating this offer, you should be aware that Hertz has not negotiated the price or terms of the offer or second-step merger with Dollar Thrifty or its board of directors.  Neither Dollar Thrifty nor its board of directors has approved the offer or second-step merger.  Dollar Thrifty, however, is required under the rules of the SEC to issue a statement as to whether it recommends acceptance or rejection of the offer, that it expresses no opinion and remains neutral toward the offer or that it is unable to take a position with respect to the offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and certain related information, no later than 10 business days from the date the offer is first published, sent or given to stockholders.  Hertz recommends that you review this Schedule 14D-9 when it becomes available.

Since the termination of the 2010 Merger Agreement, Hertz has not had access to Dollar Thrifty’s non-public information.  Therefore, Hertz may be subject to unknown liabilities of Dollar Thrifty which may have a material adverse effect on Hertz’s profitability, financial condition and results of operations.

Since the termination of the 2010 Merger Agreement, Hertz has only conducted a due diligence review of Dollar Thrifty’s publicly available information.  The consummation of the offer may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the termination, cancellation, acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under agreements of Dollar Thrifty that are not publicly available.  As a result, after the consummation of the offer, Hertz may be subject to unknown liabilities of Dollar Thrifty, which may have a material adverse effect on Hertz’s profitability, financial condition and results of operations.

In respect of all information relating to Dollar Thrifty presented in, incorporated by reference into or omitted from, this prospectus/offer to exchange, Hertz has relied upon publicly available information, including information publicly filed by Dollar Thrifty with the SEC.  Although Hertz has no knowledge that would indicate that any statements contained herein regarding Dollar Thrifty’s condition, including its financial or operating condition, based upon such publicly filed reports and documents are inaccurate, incomplete or untrue, Hertz was not involved in the preparation of such information and statements.  For example, Hertz has made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus/offer to exchange that have necessarily involved Hertz’s estimates with respect to Dollar Thrifty’s financial information.  Any financial, operating or other information regarding Dollar Thrifty that may be detrimental to Hertz following Hertz’s acquisition of Dollar Thrifty that has not been publicly disclosed by Dollar Thrifty, or errors in Hertz’s estimates, may have an adverse effect on Hertz’s financial condition or the benefits Hertz expects to achieve through the consummation of the offer.

Dollar Thrifty will be subject to business uncertainties and contractual restrictions while the offer and second-step merger are pending.

Uncertainty about the effect of the offer and second-step merger on employees and customers may have an adverse effect on Dollar Thrifty and consequently on the combined company following the second-step merger.  These uncertainties may impair Dollar Thrifty’s ability to retain and motivate key personnel until and after the second-step merger is completed and could cause customers, suppliers, franchisees, partners (including airport authorities) and others that deal with Dollar Thrifty to defer entering into contracts with Dollar Thrifty or making other decisions concerning Dollar Thrifty or seek to change existing business relationships with Dollar Thrifty.  If key employees depart because of uncertainty about their future roles and the potential complexities of the offer and second-step merger, the combined company’s business following the offer and second-step merger could be harmed.

Uncertainties associated with the offer and second-step merger may cause a loss of employees and may otherwise affect the future business and operations of Hertz and Dollar Thrifty.

Hertz’s success after the offer and second-step merger will depend in part upon its ability to retain key employees of Hertz and Dollar Thrifty.  Prior to and following the offer and second-step merger, employees of Hertz and Dollar Thrifty may experience uncertainty about their roles with the combined company.  This may adversely affect the ability of each of Hertz and Dollar Thrifty to attract or retain key management, sales, marketing, technical and other personnel.  In addition, Hertz does not believe that Dollar Thrifty’s executive officers, including its Chief Executive Officer, are subject to any non-compete agreements.  Hertz is also not aware of any retention plan in place to retain the services of the key employees of Dollar Thrifty.  Key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the offer and second-step merger.  As a result, the combined company may not be able to attract or retain key employees of Hertz and Dollar Thrifty to the same extent that those companies have been able to attract or retain their own employees in the past, which could have a negative impact on the business of Hertz, Dollar Thrifty or the combined company.  If key employees depart, the integration of the companies may be more difficult and the combined company’s business following the offer and second-step merger could be harmed.

Future results of the combined company may differ materially from the Unaudited Pro Forma Condensed Combined Financial Information of Hertz and Dollar Thrifty presented in this prospectus/offer to exchange.

The future results of Hertz, as the combined company following the offer and second-step merger, may be materially different from those shown in the pro forma financial information presented in this prospectus/offer to exchange that show, based on certain assumptions, only a combination of Hertz’s and Dollar Thrifty’s historical results after giving effect to the offer and second-step merger.  Hertz has estimated that acquisition-related fees and expenses for Hertz and Dollar Thrifty (excluding financing-related fees and expenses) for periods following March 31, 2011 could total approximately $55 million to $65 million.  In addition, the final amount of any charges relating to acquisition accounting adjustments that Hertz may be required to record will not be known until following the closing of the second-step merger, in particular because Hertz does not currently have any access to information related to Dollar Thrifty beyond what Dollar Thrifty has made publicly available, and as a result Hertz’s estimates of fees and expenses that may be incurred by Dollar Thrifty in connection with the business combination are inherently imprecise.  These expenses and charges may be higher or lower than estimated.  In addition, the pro forma financial information presented herein is based on a variety of assumptions.  If any one or more of these assumptions prove to be incorrect, the pro forma financial information presented herein could change materially.

The market price of Hertz common stock after the offer and second-step merger may be affected by factors different from those currently affecting Dollar Thrifty common stock.

The businesses of Hertz and Dollar Thrifty differ in many respects, including geographic base, customer base, product and service offerings, relationships with automotive suppliers and utilization of third-party licensees, and, accordingly, the results of operations of the combined company and the market price of shares of Hertz’s common stock after the offer and second-step merger may be affected by factors different from those currently affecting the independent results of operations of Dollar Thrifty.  For a discussion of the businesses of Hertz and Dollar Thrifty and of certain factors to consider in connection with their respective businesses, see the documents incorporated by reference into this prospectus/offer to exchange and referred to under “Where You Can Find More Information.”  See “Comparative Market Price and Dividend Information” for additional information on the historical market value of shares of Hertz common stock and Dollar Thrifty common stock.

The offer and second-step merger may not be accretive and may cause dilution to Hertz’s earnings per share, which may negatively affect the market price of Hertz common stock.

Hertz currently anticipates that the offer and second-step merger will be accretive to its annual earnings per share of common stock in the first full year following consummation of the transactions.  This expectation is based on preliminary estimates, which may change materially.  Hertz could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the offer and second-step merger or the difficulty of managing a larger company.  All of these factors could cause dilution to Hertz’s earnings per share or decrease or delay the expected accretive effect of the offer and second-step merger and cause a decrease in the market price of Hertz common stock.

The market for Hertz common stock may be adversely affected by the issuance of shares pursuant to the offer and second-step merger.

In connection with the completion of the offer and second-step merger, and as described and based on the assumptions in the section of this prospectus/offer to exchange entitled “The Exchange Offer—Ownership of Hertz After the Offer,” Hertz expects to issue approximately 24,723,000 shares of Hertz common stock.  The issuance of these new shares of Hertz common stock could have the effect of depressing the market price for shares of our common stock.

The shares of Hertz common stock to be received by Dollar Thrifty stockholders as consideration will have different rights from the shares of Dollar Thrifty common stock.

Upon receipt of shares of Hertz common stock in the offer, Dollar Thrifty stockholders will become Hertz stockholders and their rights as stockholders will be governed by Hertz’s certificate of incorporation and Hertz’s by-laws.  Certain of the rights associated with Dollar Thrifty common stock are different from the rights associated with Hertz common stock.  See “Comparison of Stockholders’ Rights” for a discussion of the different rights associated with Hertz common stock.

Investment funds associated with Clayton, Dubilier & Rice, LLC, The Carlyle Group and BAML Capital Partners (formerly Merrill Lynch Global Private Equity) will continue to exercise significant control over Hertz’s management and policies, and may have interests that differ from yours.

Hertz is a party to an amended and restated stockholders’ agreement (the “Stockholders’ Agreement”), among it and investment funds associated with or designated by Clayton, Dubilier & Rice, LLC (“CD&R”), The Carlyle Group (“Carlyle”) and BAML Capital Partners (formerly Merrill Lynch Global Private Equity (“MLGPE”) (“BAMLCP”), together with CD&R and Carlyle, the “Sponsors”).  Investment funds associated with or designated by the Sponsors currently beneficially own, in the aggregate, approximately 39% of the outstanding shares of our common stock, and upon consummation of the offer and second-step merger, the Sponsors will own approximately 36% of the outstanding shares of Hertz’s common stock (assuming there are no further purchases or sales of common stock by any Sponsor prior to consummation of the offer and second-step merger).  Pursuant to the Stockholders’ Agreement, each of the funds has agreed to vote in favor of the other funds’ nominees (the “Sponsor Nominees”) to Hertz’s board of directors.  The Sponsors currently exercise, and will continue to exercise, significant influence over our board of directors and matters requiring stockholder approval and our management, policies and affairs for so long as the investment funds associated with or designated by the Sponsors continue to hold a significant amount of our common stock.  There can be no assurance that the interests of the Sponsors will not conflict with those of our other stockholders.  The Sponsors currently have the ability to significantly influence the vote on any transaction that requires the approval of stockholders, including many possible change in control transactions, and may discourage or prevent any such transaction regardless of whether or not our other stockholders believe that such a transaction is in Hertz’s or their own best interests.  See “Description of Hertz Global Holdings, Inc. Capital Stock—Stockholders’ Agreement” for additional information on the Stockholders’ Agreement.

Additionally, the Sponsors may from time to time acquire and hold interests in businesses that compete directly with us.  One or more of the Sponsors may also pursue acquisition opportunities and other corporate opportunities that may be complementary to our business and as a result, those opportunities may not be available to us.

Dollar Thrifty stockholders will have a reduced ownership and voting interest after the consummation of the offer and second-step merger and will exercise less influence over the management and policies of Hertz than they do over Dollar Thrifty.

Dollar Thrifty stockholders currently have the right to vote in the election of the board of directors of Dollar Thrifty and on other matters affecting Dollar Thrifty.  When the shares tendered in the offer are exchanged, each participating Dollar Thrifty stockholder (and following consummation of the second-step merger, each Dollar Thrifty stockholder) will become a stockholder of Hertz with a percentage ownership of the combined company that is much smaller than the stockholder’s percentage ownership of Dollar Thrifty.  Based on certain assumptions regarding the number of Dollar Thrifty shares to be exchanged and the number of Hertz shares that will be outstanding, Hertz estimates that, if all shares of Dollar Thrifty common stock are exchanged pursuant to the offer and second-step merger, former Dollar Thrifty stockholders would own, in the aggregate, approximately 5.6% of the outstanding shares of Hertz common stock.  Because of this, and the significant holdings of Hertz common stock by investment funds associated with the Sponsors, Dollar Thrifty stockholders will have less influence over the management and policies of Hertz than they now have over the management and policies of Dollar Thrifty.

Hertz will incur significant transaction-related costs in connection with the offer and second-step merger.

Hertz expects to incur a number of non-recurring costs associated with combining the operations of the two companies.  Most of these costs will be comprised of transaction costs related to the offer, second-step merger, facilities, fleet and systems consolidation costs and employment-related costs.  Hertz will also incur transaction fees and costs related to formulating integration plans.  Additional unanticipated costs may be incurred in the integration of the two companies’ businesses.  Although Hertz expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Hertz to offset incremental transaction-related costs over time, this net benefit may not be achieved in the near term, or at all.

Hertz may pursue strategic transactions in the future, which could be difficult to implement, disrupt its business or change its business profile significantly.

Hertz will continue to consider opportunistic strategic transactions, which could involve acquisitions or dispositions of businesses or assets.  Any future strategic transaction could involve numerous risks, including:

●	potential disruption of Hertz’s ongoing business and distraction of management;

●	difficulty integrating acquired businesses or segregating assets to be disposed of;

●	exposure to unknown and/or contingent or other liabilities, including litigation arising in connection with the acquisition or disposition of, and/or against, any businesses Hertz may acquire; and

●	changing Hertz’s business profile in ways that could have unintended consequences.

If Hertz enters into significant strategic transactions in the future, related accounting charges may affect its financial condition and results of operations, particularly in the case of any acquisitions.  In addition, the financing of any significant acquisition may result in changes in its capital structure, including the incurrence of additional indebtedness.  Conversely, any material disposition could reduce its indebtedness or require the amendment or refinancing of a portion of its outstanding indebtedness.  Hertz may not be successful in addressing these risks or any other problems encountered in connection with any strategic transactions.

The offer could trigger certain provisions contained in Dollar Thrifty’s employee benefit plans or agreements that could require Hertz to make change of control payments or permit a counter-party to an agreement with Dollar Thrifty to terminate that agreement.

Certain of Dollar Thrifty’s employee benefit plans or agreements contain change of control clauses providing for compensation to be granted to certain members of Dollar Thrifty senior management either upon a change of control, or if, following a change of control (and, in the case of Mr. Thompson, Dollar Thrifty’s Chief Executive Officer, prior to a change of control, but following the commencement of any action by or discussion with a third party that ultimately results in a change of control) Dollar Thrifty terminates the employment relationship between Dollar Thrifty and these employees under certain circumstances, or if these employees terminate the employment relationship because of certain adverse changes and, in the case of Mr. Thompson, for any reason, or without reason, during the 30-day period following the one-year anniversary of a change of control.  If successful, the offer would constitute a change of control of Dollar Thrifty, thereby giving rise to potential change of control payments.

Because Hertz has not had the opportunity to review Dollar Thrifty’s non-public information since the 2010 Merger Agreement terminated, there may be other agreements that permit a counter-party to terminate an agreement because the offer or second-step merger would cause a default or violate an anti-assignment, change of control or similar clause.  If this happens, Hertz may have to seek to replace that agreement with a new agreement.  Hertz cannot assure you that it will be able to replace a terminated agreement on comparable terms or at all.  Depending on the importance of a terminated agreement to Dollar Thrifty’s business, failure to replace that agreement on similar terms or at all may increase the costs to Hertz of operating Dollar Thrifty’s business or prevent Hertz from operating part or all of Dollar Thrifty’s business.

The stock prices and businesses of Hertz and Dollar Thrifty may be adversely affected if the offer and second-step merger are not completed.

Completion of the offer and second-step merger are subject to certain conditions, including, among others, obtaining requisite regulatory approvals.  Hertz and Dollar Thrifty may be unable to obtain such approvals on a timely basis or at all.  If the offer and second-step merger are not completed, the prices of Hertz common stock and Dollar Thrifty common stock may decline to the extent that the current market prices of Hertz common stock and Dollar Thrifty common stock reflect a market assumption that the offer and second-step merger will be completed.

In addition, there may be uncertainty surrounding the future direction of the product and service offerings and strategy of Hertz or Dollar Thrifty on a stand-alone basis and Hertz or Dollar Thrifty may experience negative reactions from the financial markets and from their respective customers, employees, franchisees and licensees.  If the offer and second-step merger are not completed, Hertz and Dollar Thrifty cannot assure their stockholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Hertz or Dollar Thrifty.

Risk Factors Relating to Hertz’s Business

You should read and consider risk factors specific to Hertz’s businesses that will also affect the combined company after the offer and second-step merger, described in Part I, Item 1A of the Hertz 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed by Hertz with the SEC and incorporated by reference into this document.  See “Where You Can Find More Information” for the location of information incorporated by reference in this prospectus/offer to exchange.

Risk Factors Relating to Dollar Thrifty’s Business

You should read and consider risk factors specific to Dollar Thrifty’s businesses that Hertz believes would be applicable to the combined company after the offer and second-step merger, described in Part I, Item 1A of the Dollar Thrifty 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed by Dollar Thrifty with the SEC and are incorporated by reference into this document.  See “Where You Can Find More Information” for the location of information incorporated by reference in this prospectus/offer to exchange.  Since the termination of the 2010 Merger Agreement, Hertz has not had the opportunity to conduct comprehensive due diligence on Dollar Thrifty and to evaluate fully the extent to which these risk factors will affect the combined company.

THE COMPANIES

Hertz

Hertz is a corporation incorporated in Delaware on July 15, 2005 with principal executive offices at 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713.  The telephone number of Hertz’s principal executive offices is (201) 307-2000.  Hertz’s common stock is listed on the NYSE under the symbol “HTZ.”

Hertz owns what it believes is the largest worldwide airport general use car rental brand, operating from approximately 8,500 locations in approximately 150 countries as of March 31, 2011.  The Hertz brand name is one of the most recognized in the world, signifying leadership in quality rental services and products.  Hertz operates both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Australia, Asia and New Zealand.  In addition, Hertz has licensee locations in cities and airports in Africa and the Middle East.  Hertz also rents equipment through approximately 320 branches in the United States, Canada, France, Spain, Italy, China and Saudi Arabia, as well as through its international licensees.  Hertz and its predecessors have been in the car rental business since 1918 and in the equipment rental business since 1965.

Purchaser

Purchaser is a Delaware corporation incorporated on April 23, 2010, with principal executive offices at 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713.  The telephone number of Purchaser’s principal executive offices is (201) 307-2000.  Purchaser is a wholly owned subsidiary of Hertz that was formed to facilitate the transactions contemplated by the 2010 Merger Agreement.  Purchaser has engaged in no activities to date and has no material assets or liabilities of any kind, in each case other than those incidental to its formation and its activities and obligations in connection with the 2010 Merger Agreement and the offer.

Dollar Thrifty

Dollar Thrifty is a corporation incorporated in Delaware on November 4, 1997, with principal executive offices at 5330 East 31st Street, Tulsa, Oklahoma 74135.  The telephone number of Dollar Thrifty’s principal executive offices is (918) 660-7700.  Dollar Thrifty’s common stock is listed on the NYSE under the symbol “DTG.”

Through its Dollar Rent A Car and Thrifty Car Rental brands, Dollar Thrifty has been serving value-conscious leisure and business travelers since 1950.  Dollar Thrifty maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 6,000 employees located mainly in North America.  In addition to its corporate operations, Dollar Thrifty maintains global service capabilities through an expansive franchise network of approximately 1,275 franchises in 82 countries.

BACKGROUND AND REASONS FOR THE OFFER

Background of the Offer

Over the past several years, Hertz’s board of directors has from time to time engaged with its senior management to review and discuss potential strategic alternatives, and has considered ways to enhance its performance and prospects in light of competitive and other relevant developments.  These reviews and discussions have focused on, among other things, the business environment facing the car rental industry generally and each respective company in particular, as well as conditions in the automotive industry and the debt financing markets.  These reviews have also included periodic discussions with respect to potential transactions, including potential transactions with Dollar Thrifty, that would further its strategic objectives and enhance shareholder value, and the potential benefits and risks of those transactions.

In March 2007, Enterprise Rent-a-Car announced that it had entered into an agreement to acquire Vanguard Car Rental, owner of the National and Alamo car rental brands.

On April 3, 2007, Dollar Thrifty’s then President and Chief Executive Officer, Gary L. Paxton, and Hertz’s Chairman and Chief Executive Officer, Mark P. Frissora, had a telephone conversation in which each expressed interest in evaluating a potential business combination between Dollar Thrifty and Hertz.  On April 9, 2007, Dollar Thrifty and Hertz executed a confidentiality agreement and conducted preliminary reciprocal due diligence.  On April 17, 2007, members of senior management of each of Dollar Thrifty and Hertz met in person in Chicago to discuss such a transaction, including, among other things, related antitrust considerations and timing.  Shortly after this meeting, Dollar Thrifty and Hertz terminated their discussions.

In October 2007, Avis Budget Group, Inc. (“Avis”) submitted a non-binding indication of interest for a possible business combination with Dollar Thrifty at a price of $44 per share of Dollar Thrifty common stock, of which 58% would be in cash and 42% would be in the form of Avis common stock.  Dollar Thrifty, Avis, J.P. Morgan, which was retained pursuant to an engagement letter dated November 7, 2007 as a financial advisor to Dollar Thrifty, Dollar Thrifty’s legal counsel, Cleary Gottlieb Steen & Hamilton LLP, referred to as Cleary, and Avis’s financial and legal advisors engaged in reciprocal due diligence and negotiations in furtherance of the proposed transaction, as well as discussions with respect to related antitrust considerations.  On December 4, 2007, Avis advised Dollar Thrifty that it was revising its proposed purchase price to $35.50 per share of Dollar Thrifty common stock, to consist of $13.01 in Avis stock, $18.99 in cash and shares of a new series of Avis participating preferred stock having a value (based on the Black-Scholes valuation model) of $3.50, and that its revised indication of interest would be subject to further due diligence.  Trading in Dollar Thrifty common stock closed at $24.12 on December 4, 2007.  Dollar Thrifty indicated to Avis that Dollar Thrifty would consider Avis’s revised indication of interest, but that transaction certainty was also of paramount importance, and that Avis’s willingness to agree to strong divestiture commitments and meaningful reverse termination fees to address antitrust-related concerns would be critical factors for consideration by Dollar Thrifty’s board of directors.  Avis stated that it was willing to make unspecified limited divestitures, but would not agree to Dollar Thrifty’s request for a reverse termination fee that would be payable in the event that antitrust approval was not ultimately obtained.  In early January 2008, Dollar Thrifty and Avis mutually agreed to terminate their discussions.

In March 2008, Mr. Paxton contacted each of Mr. Frissora and Ronald L. Nelson, chairman and chief executive officer of Avis, to inquire as to whether their respective companies would be interested in re-engaging in discussions regarding a business combination with Dollar Thrifty.  On March 20, 2008, Avis submitted a non-binding indication of interest to acquire Dollar Thrifty for consideration consisting of 85% Avis common stock and 15% cash at a premium of up to 5% to the market price for Dollar Thrifty common stock.  Trading in Dollar Thrifty common stock closed at $13.74 per share on that day.

On or about March 24, 2008, following a meeting of Hertz’s board of directors during which the possibility of a combination with Dollar Thrifty was discussed, Mr. Frissora had a follow-up conversation with Mr. Paxton in which he indicated that Hertz would be interested in exploring such a transaction, proposing a 20-30% premium to the then-current price of Dollar Thrifty common stock and consideration consisting of 80% Hertz common stock and 20% cash.

On March 31, 2008, Avis sent Dollar Thrifty a follow-up letter reiterating the benefits of a combination of the two businesses and emphasizing synergies of $5.00 to $10.00 per share of Dollar Thrifty common stock.

The Dollar Thrifty board of directors met on March 31, 2008 with members of Dollar Thrifty’s senior management and J.P. Morgan to discuss the responses of Hertz and Avis.  The Dollar Thrifty board of directors met again on April 7, 2008 with members of Dollar Thrifty’s senior management, J.P. Morgan and Cleary.  After further discussion of the responses of Hertz and Avis, the Dollar Thrifty board of directors approved Dollar Thrifty’s engagement with Hertz and Avis to discuss a potential sale of Dollar Thrifty.

In early April 2008, Mr. Paxton and J.P. Morgan had conversations with each of Hertz and Avis, in which Mr. Paxton indicated that Dollar Thrifty would be receptive to an all-stock offer representing a 20-30% premium to the then-current price of Dollar Thrifty common stock.  Each of Hertz and Avis indicated a preference for a mixture of cash and stock consideration.  Also in April and May 2008, Dollar Thrifty executed confidentiality agreements with four parties, including Hertz and Avis, following which Dollar Thrifty, Hertz and Avis began conducting reciprocal due diligence.  Discussions with the other two parties, both of which were car rental companies based outside of the United States, were terminated by the counterparties shortly thereafter without either party engaging in any due diligence.  One party cited general conditions in the capital markets, which created challenges for financing a transaction, as its reason for terminating discussions.  The standstill provisions in each of the confidentiality agreements expired in 2009. The closing price of Dollar Thrifty common stock on April 11, 2008, the date on which Hertz and Avis executed their confidentiality agreements, was $14.60.

During May 2008, Dollar Thrifty, Hertz and Avis, together with their respective advisors, continued their reciprocal due diligence investigations.  On May 9, 2008, J.P. Morgan circulated to each of Hertz and Avis a process letter describing, among other things, the procedures and timing to be followed in connection with the submission of written proposals regarding a potential transaction with Dollar Thrifty.  While both Hertz and Avis were made aware that their interest was being solicited in the context of a formal auction process, Dollar Thrifty did not disclose to either party the number or the identities of the other parties involved in the process.

On May 15, 2008, Hertz’s board of directors met and discussed Hertz’s preliminary due diligence findings and the advantages and risks of a transaction with Dollar Thrifty, as well as the potential terms of such a transaction.  One of the principal concerns raised at this meeting was Dollar Thrifty’s vehicle supply agreement with Chrysler, pursuant to which Dollar Thrifty was then obligated to purchase 75% of its rental vehicles from Chrysler during a given year, up to certain targeted volumes.

On May 19, 2008, Avis submitted a non-binding indication of interest to acquire Dollar Thrifty for consideration consisting entirely of Avis common stock at a premium of up to 15% to the market price for Dollar Thrifty common stock at the time of signing of a merger agreement for a transaction (assuming that the market price was “undisturbed” by transaction rumors).  Trading in Dollar Thrifty common stock closed at $15.01 on that date.  Avis’s indication of interest was conditioned upon Avis’s satisfaction with: the amount of fleet financing expected or required to be refinanced and the cost to be incurred in connection therewith; the amount of synergies available to be created by the combination; and the terms and conditions of Dollar Thrifty’s risk and program vehicle purchases from Chrysler in model year 2009 and how such terms and conditions would apply in the context of the transaction.  Avis proposed retaining certain of Dollar Thrifty’s functions and centralizing certain of the combined company’s functions in Tulsa, Oklahoma, the location of Dollar Thrifty’s headquarters, and appointing two Dollar Thrifty representatives to the Avis board of directors upon consummation of a transaction.  Avis also stated that it was open to having the consideration consist of a combination of cash and an amount of Avis common stock equal to less than 19.9% of the Avis shares then outstanding, meaning that the transaction would not need to be conditioned on a vote of Avis’s stockholders.

On May 20, 2008, Hertz submitted a non-binding indication of interest to acquire all of the shares of Dollar Thrifty.  Hertz stated in the indication of interest that it was prepared to offer a price representing a 20% premium over an unaffected market price for Dollar Thrifty shares, excluding any perceived effect of an expected transaction.  The closing price of Dollar Thrifty common stock on May 20, 2008 was $15.03.  Hertz indicated that 80% of the proposed merger consideration would be comprised of Hertz stock and the remaining 20% would consist of cash, and that obtaining commitments for an expanded fleet financing facility would be a condition to signing a definitive merger agreement.  Hertz also proposed appointing one Dollar Thrifty representative to the Hertz board of directors upon consummation of a transaction.  Hertz also requested a four-week exclusivity period as a condition to proceeding with the transaction.

On May 21, 2008, the Dollar Thrifty board of directors met to consider the indications of interest from Avis and Hertz.  After discussion, the Dollar Thrifty board of directors approved the continuation of discussions with Avis and Hertz regarding a potential sale of the company.

On May 24, 2008, Dollar Thrifty representatives responded to Hertz’s indication of interest, expressing some disappointment with its content but also expressing an understanding of Hertz’s preliminary due diligence concerns, which included the vehicle supply agreement with Chrysler and the present and future mix of Chrysler program and risk vehicles in Dollar Thrifty’s fleet.  Dollar Thrifty also indicated in its response that at least one other major domestic car rental company was participating in its process for exploring potential transactions.  In early June 2008, after receiving Dollar Thrifty’s consent, Mr. Frissora and other members of Hertz senior management, including Hertz’s Chief Financial Officer, Elyse Douglas, and Hertz’s then-President of Vehicle Rental Leasing for the Americas and Pacific, Joseph R. Nothwang, met with Chrysler representatives to discuss Chrysler’s financial condition and outlook for the future.

Also in early June 2008, Dollar Thrifty provided Hertz and Avis with a draft Agreement and Plan of Merger, prepared by Cleary. No other parties were engaged in the process at that time.

On June 12, 2008, Avis advised Dollar Thrifty that it was no longer interested in pursuing a merger with Dollar Thrifty due to challenging economic conditions and difficulties in the financing markets.  In lieu of a merger, Avis proposed a complex transaction under which Dollar Thrifty would license certain of its business territories to Avis while operating the rest of its business independently.  Given the legal and operational complexities identified by Dollar Thrifty in connection with the structure described by Avis, Dollar Thrifty declined to pursue this proposal, and the parties terminated their discussions.

Discussions between Dollar Thrifty and Hertz senior management continued during July and early August 2008.

In July 2008, a party, which at the time was engaged in the car rental business and has since ceased operations, delivered an unsolicited indication of interest to Dollar Thrifty.  The proposal contemplated the acquisition of Dollar Thrifty common stock at a price of $8.50 per share in cash, subject to satisfactory completion of due diligence and receipt of necessary financing.  On July 3, 2008, trading in Dollar Thrifty common stock closed at $3.18 per share.  At a meeting on July 24, 2008, Dollar Thrifty’s board of directors discussed this proposal, as well as the status of the Hertz discussions, with Dollar Thrifty’s management, J.P. Morgan and Cleary.  Dollar Thrifty’s management and J.P. Morgan expressed their view that the company making this proposal would have difficulty obtaining the necessary financing, and otherwise did not have the financial strength to pursue the proposed transaction.  Dollar Thrifty declined to pursue further discussions with this company.

On August 14, 2008, Hertz’s board of directors met and again discussed a possible strategic transaction with Dollar Thrifty.  Hertz’s board of directors decided not to pursue a transaction at that time, due to factors including the uncertainty of the financial markets, concerns with respect to Dollar Thrifty’s liquidity and concerns with respect to Dollar Thrifty’s vehicle supply agreement with Chrysler and Chrysler’s deteriorating financial condition.  The closing price of Dollar Thrifty common stock on August 14, 2008 was $3.73.

On November 14, 2008, Mr. Frissora contacted Scott L. Thompson, who had succeeded Mr. Paxton as Dollar Thrifty’s President and Chief Executive Officer, to suggest the possibility of reviving discussions regarding a business combination between Dollar Thrifty and Hertz.  On November 18, 2008, Dollar Thrifty’s board of directors instructed Dollar Thrifty management to reengage in merger discussions with Hertz.

On December 12, 2008, following a further decline in the trading price of Dollar Thrifty common stock, Hertz submitted a revised non-binding indication of interest to acquire all of the shares of Dollar Thrifty at a price of $2.00 a share, comprised of $0.50 in cash and 0.44 shares of Hertz common stock, which represented a premium of approximately 77% to the closing price of Dollar Thrifty common stock on that date.  Hertz stated in this indication of interest that it would require the rollover of Dollar Thrifty’s existing fleet financing as a condition to a transaction.  Hertz offered to appoint one Dollar Thrifty representative to Hertz’s board of directors upon consummating a transaction.  Hertz also requested an exclusivity period to conduct diligence and negotiate a merger agreement.  Dollar Thrifty’s board of directors met on December 15, 2008 to consider Hertz’s proposal, and concluded that in the board’s judgment, after consultation with Dollar Thrifty’s senior management and J.P. Morgan, the offer was inadequate.  Mr. Thompson communicated the Dollar Thrifty board of directors’ rejection of Hertz’s offer in a telephone conversation with Mr. Frissora on December 22, 2008, citing Hertz’s valuation of Dollar Thrifty and the proposed contingency with respect to Dollar Thrifty’s existing fleet financing as Dollar Thrifty’s two principal issues with Hertz’s proposal.  The closing price of Dollar Thrifty common stock on that date was $1.09.

On January 19, 2009, Hertz submitted a further revised non-binding indication of interest to acquire all of the shares of Dollar Thrifty at a price of $3.50 per share, composed of $0.85 in cash and 0.50 shares of Hertz common stock, which represented a premium of approximately 176% to the closing price of Dollar Thrifty common stock on that date. Hertz also indicated that, given the strained debt markets and reduced liquidity in the banking sector at such time, it would require the rollover of half of Dollar Thrifty’s existing fleet financing. Hertz reiterated its request for an exclusivity period that was previously made in December 2008.

On January 29, 2009, Dollar Thrifty’s board of directors met with J.P. Morgan and Cleary to discuss Hertz’s revised proposal. After consideration of, and in view of, the risks and challenges of remaining independent in the then highly troubled economic and industry environments, the Dollar Thrifty board of directors determined to authorize and direct Mr. Thompson to engage Hertz in discussions with respect to its proposal. The Dollar Thrifty board of directors also determined that, in its judgment, $7.50 per share of Dollar Thrifty common stock would be an appropriate price to propose to Hertz in the context of such discussions.  On February 3, 2009, Dollar Thrifty responded to Hertz’s latest indication of interest in a letter from Mr. Thompson, noting that Dollar Thrifty’s board of directors believed that an appropriate valuation of Dollar Thrifty would be $7.50 per share. Mr. Thompson also indicated that Dollar Thrifty’s board of directors had a strong preference for 100% stock consideration, given the view of Dollar Thrifty’s board of directors that both companies’ stocks were significantly undervalued. Mr. Thompson emphasized that certainty of closing a transaction was especially important to Dollar Thrifty’s board of directors and management.  Dollar Thrifty again rejected any contingency in a transaction related to Dollar Thrifty’s existing fleet financing and informed Hertz that Dollar Thrifty’s board of directors expected Hertz to bear the burden of any conditions imposed by regulatory agencies.  The closing price of Dollar Thrifty common stock on that date was $1.24.

During a February 24, 2009 telephone conversation with Mr. Thompson, Mr. Frissora indicated that Hertz might still be willing to pursue a transaction at an offer price of $3.50 per Dollar Thrifty share.  After consulting with the Dollar Thrifty board of directors, Mr. Thompson indicated that Dollar Thrifty would not be interested in pursuing a transaction with Hertz at a price below $5.25 to $5.50 per share.  The closing price of Dollar Thrifty common stock on February 24, 2009 was $0.88 per share.

On March 22, 2009, Dollar Thrifty held a meeting of its board of directors at which it was decided that in light of conditions in the financing markets and the car rental industry, any merger transaction would be extraordinarily difficult to execute, and that day-to-day business operations in light of the challenging economic and industry environments facing the company required the full attention of Dollar Thrifty’s management. Following that decision, on March 23, 2009, Mr. Thompson sent Mr. Frissora a letter advising Hertz that Dollar Thrifty had concluded that a transaction with Hertz on terms acceptable to Dollar Thrifty could not be accomplished at that time.  The closing price of Dollar Thrifty common stock on March 23, 2009 was $1.07.  In a telephone call on March 25, 2009, Mr. Frissora informed Mr. Thompson that Hertz had reached the same conclusion due to uncertainties in the financial markets and the particular challenges facing Dollar Thrifty at such time. Hertz and Dollar Thrifty therefore determined to cease all discussions and related work with respect to a transaction.

In April 2009, Hertz acquired Advantage Rent A Car.

On April 30, 2009, Chrysler filed a voluntary petition for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code. On August 4, 2009, Dollar Thrifty and Chrysler executed a new vehicle supply agreement that substantially reduced Dollar Thrifty’s vehicle purchase commitments to Chrysler and allowed for greater flexibility and diversification of Dollar Thrifty’s fleet. The closing price of Dollar Thrifty common stock on April 30, 2009 was $3.76 and the closing price of Dollar Thrifty common stock on August 4, 2009 was $17.53. In 2009, Dollar Thrifty also entered into a long-term vehicle supply agreement with Ford Motor Company and began working closely with General Motors and Nissan to help diversify the fleet and mitigate loss exposure to any one auto manufacturer.

On December 4, 2009, following a discussion among Hertz senior management and representatives of Hertz’s then majority stockholders, Mr. Frissora called Mr. Thompson, to explore whether Dollar Thrifty might be interested in restarting discussion of a potential business combination given recent improvements in the financial markets.  After a discussion with Dollar Thrifty’s board of directors, Mr. Thompson communicated to Mr. Frissora on December 7, 2009 that Dollar Thrifty’s board of directors was open to such a discussion.  The closing price of Dollar Thrifty common stock on December 7, 2009 was $21.76.

Dollar Thrifty and Hertz executed a confidentiality agreement on December 10, 2009.  Hertz subsequently requested that certain financial and legal advisors provide assistance in connection with the potential transaction:  Barclays Capital Inc., referred to as Barclays and Bank of America Merrill Lynch, referred to as BofA Merrill Lynch, as financial advisors, Debevoise & Plimpton LLP, referred to as Debevoise, as legal and co-regulatory counsel, and Jones Day, as co-regulatory counsel.

On December 21, 2009, members of Dollar Thrifty and Hertz senior management held a telephone conference to discuss high-level due diligence matters.  At the conclusion of that call, Mr. Thompson requested a written indication of interest from Hertz.

On December 22, 2009, Hertz submitted a non-binding indication of interest to acquire all of the shares of Dollar Thrifty at a price of $30.00 per share, consisting of $15.00 in cash and $15.00 in Hertz common stock.  Hertz also requested a 45-day exclusivity period to conduct diligence and negotiate a merger agreement.  On December 23, 2009, Mr. Thompson reported to Mr. Frissora that Dollar Thrifty’s board of directors would meet to consider Hertz’s latest indication of interest and would respond during the first week of 2010.  The closing price of Dollar Thrifty common stock on that date was $26.90.

On December 29, 2009, Dollar Thrifty engaged Goldman, Sachs & Co., referred to as Goldman Sachs and J.P. Morgan as a financial advisors.

On December 30, 2009, Dollar Thrifty’s board of directors met to discuss Hertz’s indication of interest.  At the meeting, representatives of Cleary reviewed the fiduciary obligations of the directors in connection with the consideration of a strategic opportunity such as that proposed by Hertz, including the “Revlon” duties that may arise in such a situation. The Dollar Thrifty board of directors also received a presentation from Dollar Thrifty’s financial advisors of their preliminary financial analysis. The materials provided to the Dollar Thrifty board of directors also included a summary of the historic standalone capital structures, including debt, of Hertz and Avis. Following discussion with Dollar Thrifty’s financial advisors, the Dollar Thrifty board of directors determined that it would be preferable if a substantial portion of the merger consideration in a transaction with Hertz were in the form of cash in light of the risk of a double dip recession, the continued volatility in the equity markets and the lengthy period of time that would likely be required to close any transaction. As before, transaction certainty was of paramount importance to the board of directors, and the directors reviewed with representatives of Cleary the regulatory issues that might arise in connection with a transaction with Hertz. The Dollar Thrifty board of directors also discussed other potential transaction partners, including Avis, and the financing and regulatory issues that might arise in a potential business combination with such parties. However, the members of the board of directors were concerned that Hertz would not participate in an auction and that other potential bidders, including Avis, would face difficulty given the unfavorable lending market for highly leveraged companies. In this regard, Dollar Thrifty’s board of directors also considered Dollar Thrifty’s history of numerous unsuccessful efforts to sell the company.

On December 31, 2009, Dollar Thrifty responded to Hertz’s indication of interest in a letter that highlighted several areas for further discussion.  Dollar Thrifty indicated that it would be willing to continue negotiations if, among other things, Hertz’s proposed value to Dollar Thrifty stockholders was “at least in the mid-thirties” per share, a range established by Dollar Thrifty’s board of directors in its judgment after consultation with Dollar Thrifty’s financial advisors and senior management.  While Dollar Thrifty stated a preference for all-cash consideration, it also indicated a willingness to receive Hertz common stock, subject to appropriate representation on Hertz’s board of directors.  Dollar Thrifty informed Hertz that, aside from price, the most important issue to Dollar Thrifty’s board of directors was transaction certainty, particularly as it related to receipt of required antitrust approvals.  Dollar Thrifty also requested additional detail with regard to Hertz’s plans for the integration of the companies.  The closing price of Dollar Thrifty common stock on that date was $25.61.

On January 7, 2010, at the request of Hertz and Dollar Thrifty, the parties’ respective financial advisors met to discuss certain financial aspects of a potential transaction, during which representatives of Barclays requested discussions with Dollar Thrifty management regarding Dollar Thrifty’s business and potential transaction synergies.  On January 18, 2010, senior management of Dollar Thrifty and Hertz met to discuss the proposed transaction, including potential synergies related to information technology, fleet management and flexibility in cash management and financing.  Dollar Thrifty management also provided additional information regarding Dollar Thrifty’s business, including its revenue sources and the mix, mileage, depreciation and disposition of its fleet.  Throughout January 2010, at the request of Hertz and Dollar Thrifty, the parties’ respective financial advisors continued discussions regarding financial aspects of a potential transaction.

During January and February 2010, Messrs. Thompson and Frissora communicated several times regarding a potential transaction, including the status of their respective companies’ and advisors’ due diligence efforts.  In the course of these discussions, Mr. Frissora noted certain provisions in Hertz’s publicly available debt agreements that would limit Hertz’s flexibility after consummating an all-cash transaction, and further noted that these issues would not be alleviated by the availability to Hertz of Dollar Thrifty’s cash reserves following a merger.  After confirming the existence of such provisions, Mr. Thompson suggested that this issue could be addressed by having Dollar Thrifty pay an extraordinary dividend from its cash reserves immediately prior to the merger as part of the transaction.

On January 25, 2010, Hertz submitted a new non-binding indication of interest to acquire all of the shares of Dollar Thrifty common stock at a price of $35.00 per share, consisting of $21.00 in cash and $14.00 in Hertz common stock.  That indication of interest also reiterated Hertz’s request for a 45-day exclusivity period to conduct diligence and negotiate a merger agreement.  The trading price of Dollar Thrifty common stock closed at $24.22 on that date.

On January 25 and 26, 2010, Messrs. Thompson and Frissora held a series of telephone calls discussing Hertz’s new indication of interest.  In these calls, Mr. Thompson focused on certainty of completion of the transaction, potential adjustments to the stock component of the merger consideration, and Dollar Thrifty representation on Hertz’s board of directors.

On January 27, 2010, Dollar Thrifty’s board of directors met to discuss, among other things, Hertz’s new indication of interest.  At the meeting, the board of directors received presentations from Dollar Thrifty’s senior management, Dollar Thrifty’s financial advisors and Cleary with respect to Hertz’s proposal. Mr. Thompson updated the Dollar Thrifty board of directors on the operations and risk management of Dollar Thrifty, including the current rate environment, fleet costs, vehicle funding and the general outlook for 2010. The board of directors also discussed whether other potentially interested parties, particularly Avis and certain European-based car rental companies, should also be contacted. In this regard, the board discussed with Dollar Thrifty’s financial advisors the ability of Avis to raise sufficient financing to make a competitive cash bid in light of its capital structure and the state of the debt financing markets at the time, as well as the impact the state of such markets might have on the ability of private equity buyers to effect an acquisition of Dollar Thrifty. Dollar Thrifty’s board of directors discussed the likelihood that, in light of the state of the financing markets, Avis would need to offer a significant portion of any merger consideration in the form of Avis common stock, and that this would likely cause any transaction with Avis to require the approval of Avis’s stockholders under the rules of the New York Stock Exchange. The board of directors further discussed with representatives of Cleary the relative antitrust-related risks associated with a combination with Avis, as compared with such risks arising from a combination with Hertz, including the risk that Avis’s ownership of the Budget leisure car rental brand would invite additional regulatory scrutiny. The Dollar Thrifty board of directors also discussed the fact that rental car companies from Europe would not be able to gain the benefit of synergies that a U.S.-based purchaser would likely be able to recognize and thus would have difficulty in offering a competitive price for Dollar Thrifty. The board of directors also noted that in light of Dollar Thrifty’s extensive history of failed merger efforts, rumors of new merger-related discussions could be highly disruptive and demoralizing for the company’s employees. The board of directors recognized that the risk of such rumors would be increased to the extent that Dollar Thrifty actively inquired as to the level of interest of other parties. In discussion with representatives of Cleary, Dollar Thrifty’s board of directors also considered that appropriate deal protection provisions that would typically be contained in a merger agreement, such as termination fees, should not preclude another interested bidder from making a bid after the signing of a definitive transaction agreement. Based on all of these considerations, the Dollar Thrifty board of directors determined not to contact other parties at that time and authorized Dollar Thrifty’s management to execute a limited 45-day exclusivity agreement (provided that it could be terminated at an earlier date by Dollar Thrifty in certain circumstances) and to engage in due diligence and negotiations with Hertz.

On February 1, 2010, Mr. Thompson telephoned Mr. Frissora to report that Dollar Thrifty’s board of directors had authorized Dollar Thrifty’s management to enter into an exclusivity agreement with Hertz.  Mr. Thompson noted that Dollar Thrifty’s board of directors continued to be focused on deal certainty and that a key element of the exclusivity period must be addressing the board of directors’ concerns with respect to deal certainty.

On February 3, 2010, Dollar Thrifty and Hertz signed an exclusivity agreement, in which Dollar Thrifty agreed not to solicit, discuss or authorize an acquisition transaction with any third party prior to March 17, 2010, subject to an early termination right on or after March 3, 2010 if, in Dollar Thrifty’s good-faith judgment, the discussions between the parties were unlikely to result in a definitive agreement.  On February 3, 2010, trading in Dollar Thrifty common stock closed at $25.17.

During the week of February 8, 2010, Dollar Thrifty and Hertz began exchanging materials (including granting the other party access to an electronic data room) and conducting reciprocal due diligence investigations.  On February 10, 2010, Mr. Thompson met in person in Chicago with Mr. Frissora and certain members of Hertz’s board of directors to discuss a potential transaction.  On February 11, 2010, Dollar Thrifty management conducted a management presentation in Chicago for Hertz management, providing an overview of the Dollar Thrifty business and responding to due diligence questions posed by Hertz management.  The closing price of Dollar Thrifty common stock on that date was $26.96.

On February 12, 2010, Cleary delivered a draft merger agreement to Debevoise.  During the weeks of February 15 and February 22, 2010, Dollar Thrifty and Hertz continued their respective due diligence efforts.  On February 24, 2010, Debevoise delivered a revised draft of the merger agreement to Cleary, reflecting Hertz’s comments.  This draft contained an extensive list of closing conditions, including conditions relating to minimum cash amounts and minimum earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, of Dollar Thrifty, as well as, the procurement of third-party consents, and the absence of any regulatory challenge to the transaction.

On February 15 and February 24, 2010, Dollar Thrifty’s board of directors met to discuss the status of the potential transaction with Hertz.

On March 1 and 3, 2010, representatives of Debevoise and Cleary had telephonic discussions concerning the draft merger agreement provisions relating to the parties’ obligations to obtain regulatory approvals and the proposed closing conditions in Hertz’s revised draft of the merger agreement.  On March 2, 2010, Debevoise communicated to Cleary that Hertz would be prepared to commit to divest (if required to obtain clearance under the HSR Act) business locations and business lines that produced, in the aggregate, less than $100-150 million in gross revenues and $10-15 million in EBITDA, in each case for calendar year 2009.

On March 3, 2010, in light of the issues raised by Hertz’s comments on the merger agreement relating to transaction certainty, Dollar Thrifty decided to terminate discussions with Hertz, and J.P. Morgan, at Mr. Thompson’s instruction, informed Barclays of that decision.

On March 5, 2010, Dollar Thrifty’s board of directors met and discussed the recent developments concerning the negotiation of the merger agreement.  The board of directors directed Dollar Thrifty management to suspend Hertz’s due diligence access and not to engage in further discussions unless and until Hertz revised its positions in a manner more consistent with Dollar Thrifty’s objective of transaction certainty.  On the same day, first Dollar Thrifty, and then Hertz, suspended their respective due diligence investigations and the other party’s access to its electronic data room.  The closing price of Dollar Thrifty common stock on that date was $31.77.

On March 8 and March 11, 2010, Messrs. Thompson and Frissora held telephonic discussions in which Mr. Frissora responded to concerns raised by Mr. Thompson regarding provisions in the revised draft merger agreement related to transaction certainty, including the allocation of risk associated with procuring necessary regulatory approvals and also certain closing conditions sought by Hertz relating to Dollar Thrifty’s financial condition.

On March 12, 2010, Debevoise sent Cleary a further revised draft of the merger agreement, intended to reflect the March 8 and March 11 discussions between Messrs. Thompson and Frissora, including, among other things, the addition of a reverse termination fee payable by Hertz to Dollar Thrifty if certain regulatory approvals were not obtained prior to the merger agreement’s termination date and the conditions to the consummation of the proposed transaction were otherwise fulfilled, and the deletion of certain closing conditions relating to Dollar Thrifty’s financial condition that had been objected to by Mr. Thompson on behalf of Dollar Thrifty.  The termination fee (payable by Dollar Thrifty under certain circumstances) and reverse termination fee (payable by Hertz under certain circumstances) proposed by Hertz were each in the amount of 4.5% of transaction equity value.

On March 16, 2010, Cleary sent Debevoise a proposal for a revised transaction structure designed to accommodate Dollar Thrifty’s desire that the transaction be treated as a tax-free reorganization while preserving Hertz’s desire that Dollar Thrifty’s existing medium term notes remain outstanding notwithstanding the proposed transaction.  During this period, however, due diligence remained suspended, pending the outcome of a meeting of Dollar Thrifty’s board of directors to assess progress in addressing Dollar Thrifty’s concerns with respect to the terms of the proposed merger agreement.

On March 17, 2010, Cleary sent Debevoise a revised draft of the merger agreement and on March 19, 2010, representatives of Cleary and Debevoise held a conference call to discuss various provisions of the draft merger agreement as well as Cleary’s proposed structure.  The discussion of the draft merger agreement addressed, among other things, the representations and warranties to be made by the parties, limitations on the parties’ conduct of business between signing of the merger agreement and closing of the proposed transaction, other covenants, including a provision requiring Dollar Thrifty to make a special cash dividend to its stockholders immediately prior to the merger, restrictions on Dollar Thrifty’s pursuing alternative business combinations, obligations relating to regulatory approvals, conditions to closing, and various provisions relating to termination and termination fees payable by Dollar Thrifty under certain circumstances (which Dollar Thrifty proposed to be equal to 3% of transaction equity value), reverse termination fees payable by Hertz under certain circumstances if Hertz failed to obtain certain regulatory approvals (which Dollar Thrifty proposed to be equal to 5% of transaction equity value) and expense reimbursement (which Hertz proposed to be $5 million for each party).  On March 20, 2010, Debevoise sent Cleary a revised draft of the merger agreement intended to reflect the results of the March 19 discussions noting, among other things, that the issue of termination fees, reverse termination fees and expense reimbursement remained unresolved.

On March 21, 2010, senior management of Dollar Thrifty and Hertz held a conference call to discuss alternative transaction structures that were intended by Dollar Thrifty and its legal and financial advisors to allow the merger to be treated as a tax-free reorganization while not triggering a default under Dollar Thrifty’s medium term note agreements, as well as proposed merger agreement limitations on the conduct of Dollar Thrifty’s business between signing of the merger agreement and closing of the proposed transaction.

On March 22, 2010, representatives of Cleary communicated to representatives of Jones Day, Dollar Thrifty’s proposal that Hertz commit to divest business locations or business lines that produced aggregate gross revenues in an amount up to $400 million in 2009 if necessary to obtain antitrust regulatory approvals.

On March 25, 2010, Dollar Thrifty’s board of directors met to discuss the status of the discussions with Hertz.  At the meeting, representatives of Cleary again reviewed with the board of directors their fiduciary duties in connection with a potential sale of Dollar Thrifty. Representatives of Cleary reported to the board of directors on the status of the merger agreement negotiations with Hertz, and described the alternative transaction structure earlier discussed with Debevoise. The members of the board of directors also discussed: the company’s long-term growth rate, the historical volatility of the company’s financial results, the company’s ability to retain its senior management on a long-term basis and the position and the long-term competitive challenges facing the industry and the company; Dollar Thrifty’s financial advisors’ analyses relating to the proposed merger with Hertz; and the status of discussions with respect to the proposed transaction. The board of directors also discussed Dollar Thrifty’s anticipated financial results for the first quarter of 2010, which were expected to be more favorable than those projected by Wall Street analysts. The board of directors considered whether to suspend further discussions with Hertz regarding transaction valuation until after the impact of the earnings announcement on the company’s stock price was known. In addition, the Dollar Thrifty board of directors again considered the possibility of contacting Avis. Members of the board of directors noted that: no determination had been made to sell Dollar Thrifty; given the extensive history of prior failed discussions with Hertz and the rapidly growing spread between the trading prices of the companies’ shares, there could be no assurance that the present discussions would result in any definitive merger agreement with Hertz; given its financial circumstances, Avis would likely require substantial financing and/or the approval of its shareholders in order to effect a transaction with Dollar Thrifty at a price competitive with the Hertz proposal, and such contingencies would present undesirable transaction risk for Dollar Thrifty and its shareholders; and the terms of the merger agreement then under discussion with Hertz would not preclude Avis from making a proposal after the signing of the agreement if it desired to do so.  At the conclusion of the meeting, the board of directors authorized and directed Mr. Thompson to continue negotiations and due diligence with Hertz with a target date for the signing of the merger agreement to occur after the announcement of both companies’ earnings for the first quarter of 2010.

On March 26, 2010, Mr. Thompson reported to Mr. Frissora that Dollar Thrifty’s board of directors was satisfied with the progress that had been made on the proposed terms for a transaction and that, accordingly, it was prepared to reengage in the mutual due diligence needed to complete a transaction.  Mr. Thompson also emphasized that transaction certainty remained Dollar Thrifty’s primary issue and that Dollar Thrifty was not interested in a transaction with Hertz that did not include a premium to the market price.  Also on March 26, at the request of Hertz and Dollar Thrifty, the respective financial advisors of Dollar Thrifty and Hertz held a conference call to discuss financial considerations with respect to the proposed transaction, and, separately, representatives of Cleary and Debevoise held a conference call to discuss the draft merger agreement and transaction structure.  The closing price of Dollar Thrifty common stock on that date was $33.90.

On April 4, 2010, senior management of Dollar Thrifty and Hertz held a conference call, which continued their discussion on operating covenants that would limit Dollar Thrifty’s conduct of business in the period between the signing of a merger agreement and closing of the proposed transaction.  On April 8, Cleary delivered to Debevoise a revised draft of the operating covenants from the prior draft of the merger agreement, providing for such limitations.  Also, on April 8, 2010, at the request of Hertz and Dollar Thrifty, Dollar Thrifty’s financial advisors held a conference call with Barclays to discuss financial terms of the potential transaction between Hertz and Dollar Thrifty.  Mr. Thompson instructed Dollar Thrifty’s financial advisors to propose, among other things, a price of $44.96 per share of Dollar Thrifty common stock (a 25% premium to that day’s closing price for shares of Dollar Thrifty common stock) in a 50% cash / 50% Hertz common stock consideration mix, to be effected as a tax-free reorganization.  The closing price of Dollar Thrifty common stock on April 8, 2010 was $35.97.

On April 9, 2010, Hertz suspended the due diligence process and on April 12, 2010, Hertz’s board of directors held a special telephonic meeting at which it rejected the oral proposal put forward by Dollar Thrifty’s investment bankers on April 8 and instructed Hertz management to cease negotiations with Dollar Thrifty.  That same day, Mr. Frissora sent a letter to Mr. Thompson informing him of this determination, but inviting Mr. Thompson to contact him with ideas to restart a transaction process.

On April 12, 2010, Mr. Nelson of Avis contacted J.P. Morgan to inquire about whether Mr. Thompson would accept a call from him. Mr. Nelson did not specify the reason he wanted to call Mr. Thompson. Following such contact from Mr. Nelson, J.P. Morgan conveyed Mr. Nelson’s inquiry to Mr. Thompson and Mr. Capo. While he initially considered the possibility that Mr. Nelson requested the meeting for the purpose of discussing a potential bid for Dollar Thrifty, Mr. Thompson’s understanding regarding Avis’s interest and ability to effect such a transaction, the previously announced prospective changes in the senior management of Avis and the ambiguity surrounding the stated purpose of the meeting, as well as reports received by Mr. Thompson to the effect that Avis had made inquiries concerning his personal background, all led Mr. Thompson to conclude that the purpose of the meeting was of a personal nature, rather than to discuss a business combination transaction.

On April 14, 2010, representatives of J.P. Morgan proposed that Mr. Frissora and another member of Hertz’s board of directors meet in Chicago with Mr. Thompson and a member of Dollar Thrifty’s board of directors for the purpose of reconciling the outstanding issues between the companies.  This meeting was scheduled for April 16, 2010.

On April 15, 2010, Hertz senior management held a conference call with several members of Hertz’s board of directors, at which management and representatives of Hertz’s legal and financial advisors summarized the open issues in the negotiations with Dollar Thrifty.

On April 16, 2010, Messrs. Thompson and Frissora, along with members of Hertz senior management, Thomas Capo, the then non-executive chairman of Dollar Thrifty’s board of directors, members of Dollar Thrifty senior management, and David Wasserman, a member of Hertz’s board of directors, together with representatives of Hertz’s and Dollar Thrifty’s respective financial advisors, met in Chicago to discuss the proposed transaction.  Initially at this meeting, representatives of Dollar Thrifty, based on their prior consultation with Dollar Thrifty’s financial advisors and board of directors, informed Hertz and its representatives that Dollar Thrifty was only interested in a purchase price in excess of $40 per share of Dollar Thrifty common stock, with a 50% cash / 50% Hertz stock consideration mix in a tax-free reorganization structure.  Hertz countered with an offer of $38 per share of Dollar Thrifty common stock and an 80% cash / 20% Hertz stock consideration mix.  Dollar Thrifty then countered with an offer of $42 per share of Dollar Thrifty common stock and an 80% cash / 20% Hertz stock consideration mix, which Hertz was unwilling to offer.  Hertz management advised the Dollar Thrifty representatives that Dollar Thrifty’s proposal was unacceptable to Hertz, and that Hertz was terminating its discussions with Dollar Thrifty.  The closing price of Dollar Thrifty common stock on April 16, 2010 was $34.63.  Dollar Thrifty instructed Dollar Thrifty’s financial advisors and Cleary to terminate all work in connection with the prospective transaction, and terminated Hertz’s access to Dollar Thrifty’s electronic data room.

Also on April 16, 2010, J.P. Morgan contacted Mr. Nelson of Avis to advise that Mr. Thompson would accept his call.

On April 19, 2010, Mr. Nelson invited Mr. Thompson to meet for dinner, stating that he was going to be visiting Tulsa to review Avis’s Tulsa operation center. Although Mr. Thompson did not know the purpose of Mr. Nelson’s invitation and continued to believe it was of a personal nature, he agreed to meet with Mr. Nelson and Robert Salerno, chief operating officer of Avis, on April 28, 2010. Mr. Thompson advised Mr. Capo shortly thereafter (and subsequently, the other members of the Dollar Thrifty board of directors) of Mr. Nelson’s invitation. After the announcement of the execution of the 2010 Merger Agreement, Mr. Thompson canceled this meeting based on his view that such a meeting with an industry competitor at that time would have been inappropriate.

On April 21, 2010, Mr. Frissora telephoned Mr. Thompson and proposed a revised final offer by Hertz, which Mr. Frissora had previously discussed with a member of Hertz’s board of directors and later that day communicated by e-mail to Hertz’s board of directors, to acquire Dollar Thrifty at a price of $40 per share, with an 80% cash / 20% Hertz stock consideration mix, which would make the merger ineligible for tax-free reorganization treatment.  Mr. Frissora communicated that the offer was subject to Dollar Thrifty’s agreement to certain other terms, including a specified level of divestitures that Hertz would be required to accept in order to secure regulatory approval for the transaction, the termination date of the merger agreement, and the amount of the fees to be payable upon termination of the merger agreement under certain circumstances by Dollar Thrifty and Hertz, respectively.  Mr. Frissora also stated that Hertz’s proposal was also contingent upon the parties’ execution of a definitive merger agreement no later than April 25, 2010 and public announcement of a transaction no later than the morning of April 26, 2010, on which date Hertz was scheduled to announce its financial results for the first quarter of 2010.  Mr. Frissora subsequently confirmed Hertz’s offer by e-mail to Mr. Thompson.  The closing price of Dollar Thrifty common stock on April 21, 2010 was $37.22.

On April 22, 2010, Dollar Thrifty’s board of directors met to consider the revised Hertz proposal.  After discussion with Dollar Thrifty’s management, Dollar Thrifty’s financial advisors and Cleary, the board of directors concluded that, in its view, it was unlikely that Hertz would increase its offer of $40 per Dollar Thrifty share by more than a de minimis amount.  In addition, although Dollar Thrifty board of directors had earlier considered suspending further discussions on transaction valuation until after the announcement of Dollar Thrifty’s and Hertz’s first quarter financial results, Hertz made clear that its then-current offer was contingent on the execution of a definitive transaction agreement prior to April 26, 2010, the day Hertz planned to announce its first quarter financial results (which had been previously shared with Dollar Thrifty) and prior to the date Dollar Thrifty had planned to announce its first quarter financial results (which had been previously shared with Hertz).  Dollar Thrifty’s board of directors believed that the then-current proposal was Hertz’s best and final offer, and that Hertz would finally terminate discussions with Dollar Thrifty if the offer was not agreed to by Hertz’s stated deadline.  Dollar Thrifty’s board of directors considered the possibility of accelerating the announcement of Dollar Thrifty’s own financial results to be contemporaneous with Hertz’s announcement, but concluded that such a step would not be practicable.  Dollar Thrifty’s board of directors then directed Dollar Thrifty management to finalize a definitive merger agreement with Hertz substantially on the proposed terms.

After further negotiations, on April 22, 2010, Messrs. Frissora and Thompson agreed to recommend to their respective boards of directors a transaction between the companies at a price of $41 per share of Dollar Thrifty common stock in an 80% cash / 20% Hertz stock consideration mix and on the other terms proposed by Mr. Frissora on April 21.  The proposed merger consideration of $41 per share of Dollar Thrifty common stock, together with the proposed resolution of the remaining issues raised in Mr. Frissora’s April 21 proposal (including termination and reverse termination fees in an amount equal to 3.5% of transaction value, plus $5 million in expense reimbursement and provisions on the treatment of required divestitures) were set out in a letter delivered by Dollar Thrifty to Hertz on April 22, 2010.  After receipt of this letter, Hertz representatives, including Debevoise and Jones Day, and representatives of Cleary held conference calls to discuss issues not addressed by the communications between Messrs. Thompson and Frissora, and finalized the specified level of required divestitures, which was ultimately included in the merger agreement.

On April 23, 2010, members of Hertz senior management, members of Dollar Thrifty senior management and representatives of Debevoise and Cleary held a conference call to discuss the operating covenants that would limit the conduct of Dollar Thrifty’s business between signing of a merger agreement and the closing of the proposed transaction.  Also on April 23, Cleary delivered to Debevoise a revised draft of the merger agreement.  The closing price of Dollar Thrifty common stock on April 23, 2010 was $38.85.

Hertz, Dollar Thrifty and their respective representatives continued to discuss the terms of a proposed transaction from April 24 through April 25, 2010.  The issues discussed included, among others, the circumstances and procedures under which the Dollar Thrifty board of directors could consider a competing transaction proposal, the requirement that immediately prior to the closing of the proposed transaction Dollar Thrifty pay a $200 million special cash dividend to its stockholders and, if the transaction closes prior to January 31, 2011, the obligation to repay its secured credit facility from cash on hand, and the identity of the Dollar Thrifty representative who would be appointed to the Hertz board of directors at closing of the proposed transaction.  Based on these discussions, representatives of Debevoise and Cleary completed the negotiation of the terms of a definitive merger agreement on April 25, 2010.

In the afternoon of April 25, 2010, Dollar Thrifty’s board of directors held a special telephonic meeting to consider the terms of the proposed transaction.  At the meeting, representatives of Cleary reviewed with the board of directors their fiduciary duties in connection with the proposed transaction and the key terms of the merger agreement. Dollar Thrifty’s management discussed Dollar Thrifty’s anticipated ability to pay the special dividend with the board of directors. Dollar Thrifty’s financial advisors made a presentation regarding their financial analyses of the transaction (related written materials having been provided in advance of the meeting to each member of the board), and delivered the oral opinions of their respective firms, which were subsequently confirmed by written opinions that, as of such date, and based upon and subject to the factors and assumptions set forth in the opinions, the total amount of cash and stock consideration, consisting of the merger consideration and special dividend per share amount, was fair, from a financial point of view, to Dollar Thrifty’s shareholders.  Following discussion, Dollar Thrifty’s board of directors unanimously approved the proposed merger agreement and the transactions contemplated thereby, including the special dividend, recommended that Dollar Thrifty’s shareholders approve the merger agreement, and directed the company to enter into the merger agreement.

Also in the afternoon of April 25, 2010, Hertz’s board of directors held a special telephonic meeting to consider the terms of the proposed transaction.  At the meeting, Mr. Frissora provided an overview of the proposed transaction and reviewed its strategic rationale.  Barclays reviewed with Hertz’s board of directors the financial terms of the proposed merger and Debevoise summarized the terms of the draft merger agreement.  Following discussion, Hertz’s board of directors unanimously approved the proposed merger and authorized Hertz to enter into the merger agreement.

On April 25, 2010, an Agreement and Plan of Merger (defined above as the 2010 Merger Agreement) was executed by Dollar Thrifty, Hertz, and HDTMS, Inc., a wholly owned subsidiary of Hertz.  That same day Hertz and Dollar Thrifty issued a joint press release announcing the transaction.

On the morning of May 3, 2010, Avis Budget Group, Inc. (“Avis”) sent Dollar Thrifty a publicly available letter indicating interest in a potential transaction with Dollar Thrifty.  On May 4, 2010, Mr. Thompson responded to Avis’s in a publicly available letter indicating, among other things, that Dollar Thrifty was prepared to consider a “substantially higher offer” from Avis.

On May 6, 2010, Avis executed the confidentiality agreement proposed by Dollar Thrifty, and on May 7, 2010, Avis and Dollar Thrifty commenced reciprocal due diligence.

On May 13, 2010, Avis announced that it had filed a notification under the HSR Act with the FTC and DOJ relating to the potential acquisition of Dollar Thrifty by Avis.

On May 14, 2010, Hertz and Dollar Thrifty each filed the requisite notification and report forms under the HSR Act with the FTC and the DOJ.  On May 21, 2010, Hertz and Dollar Thrifty each filed the requisite Competition Act (Canada) notification forms with the Canadian Competition Commissioner under the Competition Act (Canada).

On June 9, 2010, the Dollar Thrifty board of directors held a board meeting. At the meeting, representatives of Cleary reviewed with the board of directors their fiduciary duties in connection with the pending acquisition of the company. The board and representatives of Cleary also discussed the status of the antitrust review of Hertz’s and Avis’s notification and report forms filed under the HSR Act for an acquisition of Dollar Thrifty, and various alternative scenarios in connection with potential actions on the part of Avis. Also at the meeting, Dollar Thrifty’s financial advisors discussed the state of the leveraged finance markets and Avis’s ability to procure the financing necessary to make a superior proposal under the terms of the 2010 Merger Agreement. They also discussed Hertz’s financial ability to match a superior offer by Avis.

On June 14, 2010, Hertz and Dollar Thrifty received a second request from the FTC.  On June 15, 2010, Avis announced it had received a second request from the FTC.

In late June 2010, representatives of Avis contacted representatives of Dollar Thrifty to advise them that, although Avis had not yet made any proposal to acquire Dollar Thrifty, Avis remained interested in a transaction with Dollar Thrifty and expected to make an acquisition proposal.

As a result of a query by the SEC staff regarding the 20 business day broker search period required by Rule 14a-13 promulgated under the Exchange Act, on July 16, 2010, Dollar Thrifty’s board of directors rescheduled the special meeting of Dollar Thrifty stockholders with respect to the merger to occur on September 16, 2010 (from the previously scheduled date of August 18, 2010), and reset the record date for the special meeting to August 13, 2010 (from the previously scheduled date of July 16, 2010).

On July 27, 2010, Hertz won regulatory approval from the Canadian Competition Commissioner when the Canadian Competition Commissioner issued a no-action comfort letter to Hertz in respect of the merger.

On the afternoon of July 28, 2010, Dollar Thrifty received a letter from Mr. Nelson of Avis.  In the letter, Avis offered to acquire Dollar Thrifty at $46.50 per share consisting of $39.25 in cash (which would include the proceeds of a pre-closing special dividend to be paid by Dollar Thrifty consistent with the Hertz proposal) and 0.6543 shares of Avis stock (then valued at $7.25).  Avis issued a press release containing the text of such letter contemporaneously with its transmission to Dollar Thrifty.  Later that day, Avis’s legal counsel, Kirkland & Ellis LLP, provided a proposed merger agreement to Cleary.

On July 28, 2010, Mr. Thompson sent Mr. Frissora an e-mail notifying him of the Avis bid.

On July 29, 2010, Avis provided to Dollar Thrifty a draft commitment letter for financing related to the offer, and filed its proposed form of merger agreement with the SEC.

On July 30, 2010, Dollar Thrifty’s board of directors met to discuss Avis’s offer.  At the meeting, representatives of Cleary reviewed the fiduciary duties of the Dollar Thrifty board of directors as well as Dollar Thrifty’s contractual obligations under the 2010 Merger Agreement in connection with considering the Avis proposal. The Dollar Thrifty board of directors also received a presentation from Dollar Thrifty’s financial advisors of their preliminary financial analysis of the Avis offer. The Dollar Thrifty board discussed, among other things, the offering price, the degree of certainty relating to Avis’s financing for the offer and the antitrust risks attendant to the offer. In particular, the Dollar Thrifty board of directors considered the significance of the absence of a reverse termination fee in the Avis proposal.  After consultation with Dollar Thrifty’s financial advisors and Cleary, Dollar Thrifty’s board of directors determined that further consideration was required, instructed the financial advisors and Cleary to seek additional information from Avis’s representatives, and agreed to reconvene on August 2, 2010.

On August 2, 2010, Dollar Thrifty’s board of directors met to continue discussion of Avis’s offer.  Mr. Thompson and Dollar Thrifty’s advisors reported that, based on their respective conversations with Mr. Nelson and Avis’s representatives, Avis was firmly unwilling to include a reverse termination fee in its proposal.  Representatives of Cleary provided a report with respect to the antitrust regulatory aspects of the Avis proposal, and Dollar Thrifty’s financial advisors made another presentation of their preliminary financial analysis of Avis’s offer.  In consultation with Dollar Thrifty’s financial advisors and Cleary, Dollar Thrifty’s board of directors then discussed whether the Avis offer satisfied the criteria of a “superior proposal” under the 2010 Merger Agreement.

At the direction of Dollar Thrifty’s board of directors, on August 3, 2010, Mr. Thompson spoke with Mr. Nelson by telephone to advise him of the forthcoming transmission of a written response to Avis’s proposal.  Later that day Dollar Thrifty sent a letter to Mr. Nelson (which was subsequently published in a press release), indicating that, among other things, Avis’s offer did not satisfy all of the prongs of the “Superior Proposal” requirement under the terms of the 2010 Merger Agreement.

On August 3, 2010, Mr. Thompson called Mr. Frissora to inform him of Dollar Thrifty’s response to Avis’s bid.

On August 5, 2010, the Dollar Thrifty board of directors met to receive a transaction update. Dollar Thrifty’s financial advisors made a presentation regarding the second quarter earnings performance and third quarter stock performance to date reported by each of Avis and Hertz. Mr. Thompson described his conversation with Mr. Nelson and the board discussed shareholder reactions to Dollar Thrifty’s response to the Avis proposal.

On September 2, 2010, Avis issued a press release announcing that it increased the cash portion of its offer from $39.25 to $40.75 per share.

On September 3, 2010, Mr. Frissora called Mr. Thompson to ask Dollar Thrifty to postpone its special meeting to permit Dollar Thrifty stockholders to make a more informed decision based upon potential developments in the FTC’s review of the transactions contemplated by the 2010 Merger Agreement and a potential alternate transaction with Avis. Mr. Thompson responded that while he would raise Mr. Frissora’s request with the Dollar Thrifty board of directors, he believed such a postponement was not necessary and that Hertz should consider an increase in the merger consideration to reflect what Mr. Thompson maintained was a material increase in the value of Dollar Thrifty’s business since the execution of the 2010 Merger Agreement and, thereby, to increase the likelihood of approval of the merger by Dollar Thrifty’s stockholders.

On September 7 and 8, 2010, Hertz’s board of directors met, together with its advisors, including representatives from Barclays, Deutsche Bank Securities Inc., BofA Merrill Lynch, D. F. King & Co., Inc. and Debevoise to discuss whether to propose to Dollar Thrifty an increase in the 2010 Merger Agreement consideration and, if so, on what terms. On September 8, the Hertz board of directors approved a $10.80 increase in the cash merger consideration to be paid per share of Dollar Thrifty common stock in the merger and authorized Hertz to propose the amendment to Dollar Thrifty.

On September 9, 2010, Mr. Thompson contacted Mr. Frissora by e-mail seeking confirmatory due diligence information, including confirmation of average analyst expectations/estimates for Hertz for 2010 and 2011. Mr. Frissora responded to Mr. Thompson that Hertz management believed Hertz was on track to meet average analyst expectations/estimates for Hertz for 2010 and 2011.

On September 10, 2010, Mr. Thompson called Mr. Frissora and informed him that the Dollar Thrifty board of directors had approved Hertz’s revised offer.

On September 10, 2010, Hertz, HDTMS, Inc. and Dollar Thrifty entered into an amendment to the previously executed 2010 Merger Agreement.  The amendment provided for a $10.80 increase in the per share cash consideration to be paid by Hertz to Dollar Thrifty stockholders from $32.80 (less the special dividend per share amount) to $43.60 (less the special dividend per share amount).  On September 13, 2010, Hertz and Dollar Thrifty issued a joint press release announcing the amendment and the postponement of the special meeting.

On September 23, 2010, Avis announced that it was increasing the cash portion of its offer from $40.75 to $45.79 per share (which would include the proceeds of a pre-closing special dividend to be paid by Dollar Thrifty consistent with its previous proposal).

On September 24, 2010, Hertz affirmed that its offer to acquire Dollar Thrifty at a purchase price equivalent to $50.25 (based on the then-current value of Hertz stock and including the special per share amount) was Hertz’s final offer.

On September 27, 2010, in a letter to Dollar Thrifty’s Chairman and President and Chief Executive Officer, Avis announced, among other things, that it had substantially completed its response to the FTC’s second request and, should the scheduled September 30, 2010 Dollar Thrifty stockholders meeting not be postponed and Dollar Thrifty’s stockholders not approve the 2010 Merger Agreement, Avis’s commitment to commence an exchange offer no later than 10 business days after such Dollar Thrifty stockholder meeting.

On September 29, 2010, Avis announced its commitment to enter into a merger agreement with Dollar Thrifty that would require Avis to pay a $20 million reverse termination fee and reiterated its commitment to commence an exchange offer 10 business days after the Dollar Thrifty stockholder meeting if the 2010 Merger Agreement was not approved by Dollar Thrifty stockholders.  Avis reaffirmed those commitments on September 30, 2010.

On September 30, 2010, at a special meeting of Dollar Thrifty stockholders, a majority of the outstanding shares of Dollar Thrifty common stock did not vote in favor of the proposal to adopt the 2010 Merger Agreement.  As a result, on October 1, 2010, Hertz terminated the 2010 Merger Agreement.  Also, on October 1, 2010, Hertz withdrew its application under the HSR Act with the FTC and DOJ.

Hertz has not been in contact with the management of Dollar Thrifty or Dollar Thrifty’s board of directors since the termination of the 2010 Merger Agreement regarding the offer or an acquisition of Dollar Thrifty by Hertz.

On October 5, 2010, Avis and Dollar Thrifty announced an agreement to cooperate on obtaining antitrust clearance for Avis’s proposed acquisition of Dollar Thrifty and that Avis would not be commencing an exchange offer.

On January 11, 2011, Avis and Dollar Thrifty issued a joint press release announcing that both Avis and Dollar Thrifty notified the FTC of their intention to certify substantial compliance with their second requests on a timetable that would require an official decision from the FTC by the end of March or early April.

On February 17, 2011, Avis announced that it had certified substantial compliance with the FTC’s second request relating to Avis’s proposed acquisition of Dollar Thrifty.  On February 24, 2011, Dollar Thrifty announced that it had certified substantial compliance with the FTC’s second request relating to Avis’s proposed acquisition of Dollar Thrifty.

In February 2011, Hertz retained Cravath, Swaine & Moore LLP, as legal counsel, and Lazard, Frères & Co. LLC, as a financial advisor.

On May 8, 2011, Mr. Frissora informed Mr. Thompson over the phone that Hertz intended to announce a cash/stock exchange offer for Dollar Thrifty common stock the next day.  Mr. Frissora discussed the merits of Hertz’s proposal, including the compelling value and closing certainty being offered.  Mr. Frissora also explained to Mr. Thompson that Hertz is seeking a friendly and cooperative transaction.

On May 9, 2011, Mr. Frissora sent a letter to Mr. Thompson, the text of which follows:

Dear Scott:

As we discussed yesterday, Hertz is moving forward with an exchange offer for all outstanding shares of Dollar Thrifty Automotive Group, Inc.  Hertz is offering Dollar Thrifty shareholders $72.00 per share (based on Hertz’s closing stock price on May 6, 2011), consisting of $57.60 in cash and 0.8546 shares of Hertz.  We believe that Hertz’s offer represents a compelling opportunity for your shareholders to realize superior value in the near term with a very high degree of closing certainty.

Hertz is looking forward to proceeding on a consensual basis with the support of the Dollar Thrifty Board of Directors and management team.  Our exchange offer is intended to provide Dollar Thrifty’s shareholders with a firm offer on an accelerated timetable in order to position Hertz and Dollar Thrifty to close a deal and deliver value to Dollar Thrifty’s shareholders as soon as possible.

We believe we have made a superior offer that reflects Dollar Thrifty’s improved recent performance and outlook for 2011.  Specifically, our offer provides:

●	a 26% premium and 18% premium to Dollar Thrifty’s 90-day and 60-day average share price, respectively;

●	a 7.6x multiple of Dollar Thrifty’s LTM EBITDA for the period ended March 31, 2011; and

●	a 24% premium to the value of the entirely hypothetical price announced by Avis Budget Group, Inc. over seven months ago of $45.79 in cash and 0.6543 shares of Avis stock,

based on the closing stock prices for Hertz and Avis on May 6, 2011.  These are substantial premiums, especially after taking into account the significant takeover speculation premium already included in Dollar Thrifty’s current stock price.

Our offer delivers a high degree of closing certainty.  We are engaged in discussions with the Federal Trade Commission and have started a process for the divestiture of our Advantage brand.  We are highly confident that we will obtain FTC clearance for the transaction and are committed to a fast path forward.  In contrast, Dollar Thrifty’s shareholders do not have any offer from Avis, and it has become clear that Avis is either unwilling or unable to close on an offer even if it made one because of serious antitrust obstacles.

Our offer is not subject to any financing condition or contingency.

This transaction is the highest priority for Hertz and has the unanimous support of our Board of Directors and management team.  I am available to speak with you at any time, and I encourage you to have your financial and legal advisors meet with Mark McMaster at Lazard and Scott Barshay at Cravath, two of our principal advisors.  We look forward to working with you and your team to advance the best interests of our respective shareholders, employees and customers.

Sincerely,

Mark P. Fissora
Chairman of the Board and Chief Executive Officer
Hertz Global Holdings, Inc.

Reasons for the Offer

The advantages of a Hertz-Dollar Thrifty combination are compelling, and we believe a combination of these two companies creates superior value for the Dollar Thrifty and Hertz stockholders.  In particular, we believe that the offer provides compelling value to Dollar Thrifty stockholders because, among other reasons:

●
Premium Offered to Dollar Thrifty Stockholders—The offer represents a 26% premium to Dollar Thrifty’s 90-day average closing share price, and a 18% premium to Dollar Thrifty’s 60-day average closing share price (measured from May 6, 2011 and based on the closing stock price for Hertz on that date).  These are substantial premiums, especially after taking into account the large takeover speculation premium that was already included in Dollar Thrifty’s stock price prior to our announcement of the offer.

●
Limited Conditions and Ready to Close Quickly—Our offer has limited conditions and we are ready to close a transaction with Dollar Thrifty as quickly as possible.  Hertz is working to secure antitrust clearance on an accelerated basis.  Our offer is also not subject to the approval of Hertz’s stockholders.  We announced the offer to facilitate the acquisition of Dollar Thrifty as promptly as practicable.

We also believe the combination of Hertz and Dollar Thrifty is a compelling combination with a number of strategic benefits, including the following:

●
Global Leader—The combination of Hertz and Dollar Thrifty would create a global, multi-brand rental car leader able to offer customers a full range of rental options through its market leading brands.  The combined company would have leadership positions in many key car rental markets around the world, with significant growth opportunities based on the combined brand portfolio and its unparalleled value and premium offerings.

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Growth Opportunities—A combination of Hertz and Dollar Thrifty is expected to accelerate revenue and earnings growth for the combined company over time.  In particular, the acquisition of Dollar Thrifty would help accelerate Hertz’s leisure rental strategy in Europe and other markets.  The combined company should also be able to compete even more effectively and efficiently against other multi-brand car rental companies while expanding the value-focused leisure brands.

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Comprehensive Brand Positioning—Hertz believes that a combination of Hertz and Dollar Thrifty will enable Hertz to achieve growth in the leisure travel and the value-priced rental vehicle segments with distinct value/leisure brands while also maintaining the focus of the Hertz brand as the preeminent premium car rental brand in the United States and abroad.

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Operational Benefits—Hertz believes there is potential for meaningful savings through improved fleet procurement and management as a result of consolidation of Hertz’s and Dollar Thrifty’s fleets and integration of information technology and other functions.

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Profitability—Hertz anticipates that the offer and second-step merger will be accretive to its annual earnings per share of common stock in the first full year following consummation of the transactions.

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Enhanced Capital Markets Presence—The combined company will be the largest publicly traded rental car company in the world with increased trading liquidity on the NYSE.  We believe the combined company will have an enhanced capital markets presence and greater long-term financial stability and access to financial resources than any other publicly traded rental car company in the world.

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Attractive Diversification—The combined company and its stockholders will benefit from increased diversification across the premium and value segments of the rental car industry.  The addition of Dollar Thrifty to Hertz’s existing brand portfolio would complement Hertz’s existing position in the car rental market by adding a value brand that is associated with the leisure travel and value-priced rental vehicle segments.

Hertz realizes that there can be no assurance about future results, including results considered or expected as described in the factors listed above, such as assumptions regarding potential synergies or other benefits to be realized following the offer and second-step merger.  Hertz’s reasons for the offer and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements.”

THE EXCHANGE OFFER

Purchaser is offering to exchange for each outstanding share of Dollar Thrifty common stock that is validly tendered and not properly withdrawn prior to the expiration date (i) $57.60 in cash, without interest and less any required withholding taxes, and (ii) 0.8546 shares of Hertz common stock, upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal.  In addition, you will receive cash instead of any fractional shares of Hertz common stock to which you may otherwise be entitled.

The term “expiration date” means 12:00 midnight, New York City time, on July 8, 2011, unless Purchaser extends the period of time for which the offer is open, in which case the term “expiration date” means the latest time and date on which the offer, as so extended, expires.

The offer is subject to conditions which are described in this section of this prospectus/offer to exchange under the caption “—Conditions of the Offer.” Purchaser expressly reserves the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the offer described herein in its discretion, except for the conditions described under the subheadings “Competition Condition,” “Registration Statement Condition,” “NYSE Listing Condition” and the “Injunction Condition,” under the caption “—Conditions of the Offer” below, each of which cannot be waived.  Purchaser expressly reserves the right to make any changes to the terms and conditions of the offer (subject to any obligation to extend the offer pursuant to the applicable rules and regulations of the SEC), including, without limitation, with respect to adding or removing conditions to the offer or increasing or decreasing the cash, stock or aggregate consideration payable per share of Dollar Thrifty common stock in the offer.

If you are the record owner of your shares and you directly tender your shares to us in the offer, you will not have to pay any brokerage fees, commissions or similar expenses.  If you own your shares through a broker, dealer, bank, trust company or other nominee and your broker, dealer, bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so.  You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply.

The purpose of the offer is for Hertz to acquire control of, and ultimately the entire interest in, Dollar Thrifty.  We announced the offer to facilitate the acquisition of Dollar Thrifty as promptly as practicable.

Hertz intends, promptly following Purchaser’s acceptance for exchange and exchange of shares of Dollar Thrifty common stock in the offer, to consummate a second-step merger of Purchaser with and into Dollar Thrifty.  In the second-step merger, each remaining share of Dollar Thrifty common stock (other than shares of Dollar Thrifty common stock owned by Hertz or Dollar Thrifty (or wholly owned subsidiaries of Hertz or Dollar Thrifty) or held by Dollar Thrifty stockholders who perfect appraisal rights under Delaware law, to the extent available) will be converted into the right to receive the amount of cash and the same number of shares of Hertz common stock as are received by Dollar Thrifty stockholders pursuant to the offer.  See “—Plans for Dollar Thrifty.”

Based on certain assumptions regarding the number of Dollar Thrifty shares to be exchanged and the number of Hertz shares that will be outstanding, Hertz estimates that if all shares of Dollar Thrifty common stock are exchanged pursuant to the offer and second-step merger, former Dollar Thrifty stockholders would own, in the aggregate, approximately 5.6% of the outstanding shares of Hertz common stock.  For a detailed discussion of the assumptions on which this estimate is based, see “—Ownership of Hertz After the Offer.”

Expiration Date of the Offer

The offer is scheduled to expire at 12:00 midnight, New York City time, on July 8, 2011, which is the initial expiration date, unless extended by Purchaser.  For more information, you should read the discussion below under the caption “—Extension, Termination and Amendment.”

Extension, Termination and Amendment

Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to the fullest extent permitted by law, (1) to extend, for any reason, the period of time during which the offer is open, (2) to delay acceptance for exchange of, or exchange of, shares of Dollar Thrifty common stock in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return shares of Dollar Thrifty common stock deposited by or on behalf of stockholders promptly after the termination or withdrawal of the offer), (3) to amend or terminate the offer without accepting for exchange of, or exchanging, shares of Dollar Thrifty common stock if any of the conditions referred to in this section of this prospectus/offer to exchange under the caption “—Conditions of the Offer” have not been satisfied and (4) to amend the offer or to waive any conditions to the offer at any time, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.  Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Hertz or Purchaser may choose to make any public announcement, neither Hertz nor Purchaser will have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

Hertz and Purchaser acknowledge that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the shares of Dollar Thrifty common stock tendered promptly after the termination or withdrawal of the offer.

If Purchaser increases or decreases the percentage of shares of Dollar Thrifty common stock being sought or increases or decreases the cash, stock or aggregate consideration to be paid for shares of Dollar Thrifty common stock pursuant to the offer and the offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the offer will be extended until the expiration of 10 business days from, and including, the date of such notice.  If Purchaser makes a material change in the terms of the offer (other than a change in the price to be paid in the offer or the percentage of securities sought) or in the information concerning the offer, or waives a material condition of the offer, Purchaser will extend the offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the offer.  Purchaser will comply with Rule 14d-4(d)(2) under the Exchange Act in connection with material changes to the terms of the offer.

As used in this prospectus/offer to exchange, a “business day” means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.  If, prior to the expiration date, Hertz increases the cash, stock or aggregate consideration being exchanged for shares of Dollar Thrifty common stock pursuant to the offer, such increased consideration will be received by all stockholders whose shares of Dollar Thrifty common stock are exchanged pursuant to the offer, whether or not such shares of Dollar Thrifty common stock were tendered prior to the announcement of the increase of such consideration.

Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of at least three business days in length following the expiration of the offer on the expiration date and acceptance for exchange of the shares of Dollar Thrifty common stock tendered in the offer (we refer to this period in this prospectus/offer to exchange as a “subsequent offering period”).  A subsequent offering period would be an additional period of time, following the first exchange of shares of Dollar Thrifty common stock in the offer, during which stockholders could tender shares of Dollar Thrifty common stock not tendered in the offer.

During a subsequent offering period, tendering stockholders would not have withdrawal rights and Purchaser would promptly exchange and pay for any shares of Dollar Thrifty common stock tendered at the same price paid in the offer.  Rule 14d-11 under the Exchange Act provides that Purchaser may elect to provide a subsequent offering period so long as, among other things, (1) the initial period of at least 20 business days of the offer has expired, (2) Purchaser offers the same form and amount of consideration for shares of Dollar Thrifty common stock in the subsequent offering period as in the initial offer, (3) Purchaser immediately accepts and promptly pays for all shares of Dollar Thrifty common stock tendered during the offer prior to its expiration, (4) Hertz announces the results of the offer, including the approximate number and percentage of shares of Dollar Thrifty common stock deposited in the offer, no later than 9:00 a.m., Eastern time, on the next business day after the expiration date and immediately begins the subsequent offering period and (5) Purchaser immediately accepts and promptly pays for shares of Dollar Thrifty common stock as they are tendered during the subsequent offering period.  If Purchaser elects to include a subsequent offering period, it will notify stockholders of Dollar Thrifty by making a public announcement on the next business day after the expiration date consistent with the requirements of Rule 14d-11 under the Exchange Act.

Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to shares tendered in the offer and accepted for exchange.  The same consideration will be received by stockholders tendering shares of Dollar Thrifty common stock in the offer or in a subsequent offering period, if one is included.  See “—Withdrawal Rights.”

A request is being made to Dollar Thrifty pursuant to Rule 14d-5 under the Exchange Act for the use of Dollar Thrifty’s stockholder lists and security position listings for the purpose of disseminating the offer to stockholders.  Upon compliance by Dollar Thrifty with this request, this prospectus/offer to exchange, the letter of transmittal and all other relevant materials will be mailed to record holders of shares of Dollar Thrifty common stock and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Dollar Thrifty’s stockholders lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of Dollar Thrifty common stock by Hertz or, if it so elects, the materials will be mailed by Dollar Thrifty.

Acceptance for Exchange, and Exchange, of Dollar Thrifty Shares; Delivery of Hertz Common Stock

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for exchange promptly after the expiration date all shares of Dollar Thrifty common stock validly tendered (and not withdrawn in accordance with the procedure set out in the section of this prospectus/offer to exchange entitled “—Withdrawal Rights”) prior to the expiration date.  Purchaser will exchange all shares of Dollar Thrifty common stock validly tendered and not properly withdrawn promptly following the acceptance of shares of Dollar Thrifty common stock for exchange pursuant to the offer.  Purchaser expressly reserves the right, in its discretion, but subject to the applicable rules of the SEC, to delay acceptance for and thereby delay exchange of shares of Dollar Thrifty common stock in order to comply in whole or in part with applicable laws or if any of the conditions referred to in this section of this prospectus/offer to exchange under the caption “—Conditions of the Offer” have not been satisfied or if any event specified in that section has occurred.  If Purchaser elects to include a subsequent offering period, Purchaser will accept for exchange, and promptly exchange, all validly tendered shares of Dollar Thrifty common stock as they are received during the subsequent offering period.  See “—Withdrawal Rights.”

In all cases (including during any subsequent offering period), Purchaser will exchange all shares of Dollar Thrifty common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of (1) the certificates representing such shares of Dollar Thrifty common stock or timely confirmation (a “book-entry confirmation”) of a book-entry transfer of such shares of Dollar Thrifty common stock into the exchange agent’s account at The Depository Trust Company pursuant to the procedures set forth in this section of this prospectus/offer to exchange under the caption “—Procedure for Tendering,” (2) the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) and (3) any other documents required under the letter of transmittal.  This prospectus/offer to exchange refers to The Depository Trust Company as the “Book-Entry Transfer Facility.” As used in this prospectus/offer to exchange, the term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the exchange agent and forming a part of the book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares of Dollar Thrifty common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the letter of transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the offer (including during any subsequent offering period), Purchaser will be deemed to have accepted for exchange, and thereby exchanged, shares of Dollar Thrifty common stock validly tendered and not properly withdrawn as, if and when Hertz or Purchaser gives oral or written notice to the exchange agent of Purchaser’s acceptance for exchange of such shares of Dollar Thrifty common stock pursuant to the offer.  Upon the terms and subject to the conditions of the offer, the exchange of shares of Dollar Thrifty common stock accepted for exchange pursuant to the offer will be made by deposit of the cash and stock consideration being exchanged therefor with the exchange agent, which will act as agent for tendering stockholders for the purpose of receiving the offer consideration from Hertz and transmitting such consideration to tendering stockholders whose shares of Dollar Thrifty common stock have been accepted for exchange.  Under no circumstances will Hertz pay interest on the offer consideration for shares of Dollar Thrifty common stock, regardless of any extension of the offer or other delay in making such exchange.

If any tendered shares of Dollar Thrifty common stock are not accepted for exchange for any reason pursuant to the terms and conditions of the offer, or if certificates representing such shares are submitted representing more shares of Dollar Thrifty common stock than are tendered, certificates representing unexchanged or untendered shares of Dollar Thrifty common stock will be returned, without expense to the tendering stockholder (or, in the case of shares of Dollar Thrifty common stock tendered by book-entry transfer into the exchange agent’s account at a Book-Entry Transfer Facility pursuant to the procedure set forth in this section of this prospectus/offer to exchange under the caption “—Procedure for Tendering,” such shares of Dollar Thrifty common stock will be credited to an account maintained at such Book-Entry Transfer Facility), promptly following the expiration or termination of the offer.

Each of Hertz and Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the shares of Dollar Thrifty common stock tendered pursuant to the offer, but any such transfer or assignment will not relieve Hertz or Purchaser of its obligations under the offer or prejudice the rights of tendering stockholders to exchange shares of Dollar Thrifty common stock validly tendered and accepted for exchange pursuant to the offer.

Cash Instead of Fractional Shares of Hertz Common Stock

Hertz will not issue fractional shares of Hertz common stock pursuant to the offer.  Instead, each tendering stockholder who would otherwise be entitled to a fractional share of Hertz common stock will receive cash in an amount (rounded to the nearest whole cent) equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (rounded to the nearest ten thousandth when expressed in decimal form) by (ii) the per share closing price of Hertz common stock on the NYSE on the expiration date.

Procedure for Tendering

In order for a holder of shares of Dollar Thrifty common stock validly to tender shares of Dollar Thrifty common stock pursuant to the offer, the exchange agent must receive prior to the expiration date (i) the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of transmittal, at one of its addresses set forth on the back cover of this prospectus/offer to exchange and either (A) the certificates representing tendered shares of Dollar Thrifty common stock must be received by the exchange agent at such address or (B) such shares of Dollar Thrifty common stock must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent (including an Agent’s Message), in each case prior to the expiration date or the expiration of the subsequent offering period, if any, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

The method of delivery of share certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the exchange agent.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer.  The exchange agent will establish accounts with respect to the shares of Dollar Thrifty common stock at the Book-Entry Transfer Facility for purposes of the offer within two business days after the date of this offer.  Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of shares of Dollar Thrifty common stock by causing the Book-Entry Transfer Facility to transfer such shares of Dollar Thrifty common stock into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer.  However, although delivery of shares of Dollar Thrifty common stock may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal (or facsimile thereof) properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a letter of transmittal) and any other required documents must, in any case, be received by the exchange agent prior to the expiration date or the expiration of the subsequent offering period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below.  Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the exchange agent.

Signature Guarantees.  No signature guarantee is required on a letter of transmittal (1) if the letter of transmittal is signed by a registered holder of shares of Dollar Thrifty common stock who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or (2) if shares of Dollar Thrifty common stock are tendered for the account of a financial institution that is a member of the Security Transfer Agent Medallion Signature Program, or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”).  In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution.  If a certificate representing shares of Dollar Thrifty common stock is registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made or certificates for Dollar Thrifty common stock not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then such certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) or owner(s) appear on the Share Certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution.  See Instructions 1 and 5 of the letter of transmittal.

Guaranteed Delivery.  If a stockholder desires to tender shares of Dollar Thrifty common stock pursuant to the offer and such stockholder’s certificate representing such shares of Dollar Thrifty common stock are not immediately available, such stockholder cannot deliver such certificates and all other required documents to the exchange agent prior to the expiration date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such shares of Dollar Thrifty common stock may nevertheless be tendered, provided that all the following conditions are satisfied:

(1)  such tender is made by or through an Eligible Institution;

(2)  a properly completed and duly executed notice of guaranteed delivery, in the form made available by Hertz, through Purchaser, is received prior to the expiration date by the exchange agent as provided below; and

(3)  the share certificates (or a book-entry confirmation) representing all tendered shares of Dollar Thrifty common stock, in proper form for transfer, in each case together with the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand or mail or by facsimile transmission to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in the notice of guaranteed delivery.  The procedures for guaranteed delivery above may not be used during any subsequent offering period.

In all cases, exchange of shares of Dollar Thrifty common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of the certificates representing such shares of Dollar Thrifty common stock, or a book-entry confirmation of the delivery of such shares of Dollar Thrifty common stock, and the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of transmittal.

IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING SHARES OF DOLLAR THRIFTY COMMON STOCK, PLEASE CONTACT THE INFORMATION AGENT OR THE DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE.

Matters Concerning Validity and Eligibly; Appointment as Proxy

Determination of Validity.  Hertz’s and Purchaser’s interpretation of the terms and conditions of the offer (including the accompanying letter of transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law.  All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Dollar Thrifty common stock will be determined by Hertz and Purchaser, in their sole discretion, which determination shall be final and binding to the fullest extent permitted by law.  Hertz and Purchaser reserve the absolute right to reject any and all tenders determined by either of them not to be in proper form or the acceptance of or for exchange for which may, in the opinion of their counsel, be unlawful.  Hertz and Purchaser also reserve the absolute right to waive any condition of the offer to the extent permitted by applicable law or any defect or irregularity in the tender of any shares of Dollar Thrifty common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders.  No tender of shares of Dollar Thrifty common stock will be deemed to have been validly made until all defects and irregularities have been cured or waived.  None of Hertz or Purchaser or any of their respective affiliates or assigns, the dealer manager, the exchange agent, the information agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

A tender of shares of Dollar Thrifty common stock pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the offer, as well as the tendering stockholder’s representation and warranty to Hertz and Purchaser that (1) such stockholder owns the tendered shares of Dollar Thrifty common stock (and any and all other shares of Dollar Thrifty common stock or other securities issued or issuable in respect of such shares of Dollar Thrifty common stock on or after the date of this prospectus/offer to exchange), (2) the tender complies with Rule 14e-4 under the Exchange Act, (3) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered shares of Dollar Thrifty common stock (and any and all other shares of Dollar Thrifty common stock or other securities issued or issuable in respect of such shares of Dollar Thrifty common stock on or after the date of this prospectus/offer to exchange) and (4) when the same are accepted for exchange by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for exchange by Purchaser of shares of Dollar Thrifty common stock pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder, Hertz and Purchaser upon the terms and subject to the conditions of the offer.

Appointment as Proxy.  By executing the letter of transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the letter of transmittal, to the full extent of such stockholder’s rights with respect to the shares of Dollar Thrifty common stock tendered by such stockholder and accepted for exchange by Purchaser (and with respect to any and all other shares of Dollar Thrifty common stock or other securities issued or issuable in respect of such shares of Dollar Thrifty common stock on or after the date of this prospectus/offer to exchange).  This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable Federal securities laws.  All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered shares of Dollar Thrifty common stock (and such other shares of Dollar Thrifty common stock and securities).  Such appointment will be effective when, and only to the extent that, Purchaser accepts such shares of Dollar Thrifty common stock for exchange.  Upon appointment, all prior powers of attorney and proxies given by such stockholder with respect to such shares of Dollar Thrifty common stock (and such other shares of Dollar Thrifty common stock and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto.  The designees of Purchaser will, with respect to the shares of Dollar Thrifty common stock (and such other shares of Dollar Thrifty common stock and securities) for which the appointment is effective, be empowered to exercise all voting, consent and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of Dollar Thrifty stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise.  Hertz and Purchaser reserve the right to require that, in order for shares of Dollar Thrifty common stock to be deemed validly tendered, immediately upon Purchaser’s acceptance of shares of Dollar Thrifty common stock for exchange, Purchaser must be able to exercise full voting, consent and other rights with respect to such shares of Dollar Thrifty common stock (and such other shares of Dollar Thrifty common stock and securities).

The foregoing proxies are effective only upon acceptance for exchange of shares of Dollar Thrifty common stock tendered pursuant to the offer.  The offer does not constitute a solicitation of proxies or consents for any meeting of, or action in lieu of a meeting by, Dollar Thrifty stockholders.

Withdrawal Rights

Tenders of shares of Dollar Thrifty common stock made pursuant to the offer may be withdrawn at any time until the expiration date and, unless Purchaser has accepted the shares for exchange pursuant to the offer, may also be withdrawn within 60 days of commencement of the offer.  If Purchaser elects to include a subsequent offering period, shares of Dollar Thrifty common stock tendered during the subsequent offering period may not be withdrawn.  See “—Extension, Termination and Amendment.”

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange.  Any such notice of withdrawal must specify the name of the person who tendered the shares of Dollar Thrifty common stock to be withdrawn, the number of shares of Dollar Thrifty common stock to be withdrawn and the name of the registered holder of such shares of Dollar Thrifty common stock, if different from that of the person who tendered such shares of Dollar Thrifty common stock.  If certificates representing shares of Dollar Thrifty common stock to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such shares of Dollar Thrifty common stock have been tendered by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution.  If shares of Dollar Thrifty common stock have been tendered pursuant to the procedure for book-entry transfer as set forth in this section of this prospectus/offer to exchange under the caption “—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Dollar Thrifty common stock.

Withdrawals of shares of Dollar Thrifty common stock may not be rescinded.  Any shares of Dollar Thrifty common stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.  However, withdrawn shares of Dollar Thrifty common stock may be re-tendered at any time prior to the expiration date (or during the subsequent offering period, if any) by following one of the procedures described in this section of this prospectus/offer to exchange under the caption “—Procedure for Tendering” (except shares of Dollar Thrifty common stock may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Hertz and Purchaser, in their sole discretion, whose determination will be final and binding to the fullest extent permitted by law.  None of Hertz or Purchaser or any of their respective affiliates or assigns, the dealer manager, the exchange agent, the information agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Announcement of Results of the Offer

Hertz will announce the final results of the offer, including whether all of the conditions to the offer have been fulfilled or waived and whether Purchaser will accept the tendered shares of common stock of Dollar Thrifty for exchange after expiration of the offer.  The announcement will be made by a press release.

Ownership of Hertz After the Offer

Upon consummation of the offer and second-step merger, former Dollar Thrifty stockholders would own in the aggregate approximately 5.6% of the outstanding shares of Hertz common stock, assuming, solely for purposes of estimating the percentage of Hertz common stock Dollar Thrifty shareholders would own upon consummation of the offer and second-step merger, that:

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all outstanding shares of Dollar Thrifty common stock, of which there are assumed to be 28,929,182 (the total number of shares reported by Dollar Thrifty to be outstanding on April 29, 2011 as disclosed in Dollar Thrifty’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011), are exchanged for $57.60 in cash and 0.8546 shares of Hertz common stock pursuant to the offer or second-step merger;

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all outstanding option rights under Dollar Thrifty’s long-term incentive plan to purchase shares of Dollar Thrifty common stock, of which there are assumed to be 2,190,000 (this amount is based the option rights outstanding as of March 31, 2011, as reported in Dollar Thrifty’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011), will be converted into options to purchase shares of Hertz common stock;

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all outstanding performance share and unit awards underlying Dollar Thrifty common stock, of which there are assumed to be 140,000 (this amount is based on the nonvested performance share and unit awards outstanding as of March 31, 2011, as reported in Dollar Thrifty’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011), will vest upon consummation of the offer and will be converted into a right to receive a lump sum cash payment;

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all outstanding restricted stock units underlying Dollar Thrifty common stock, of which there are assumed to be 73,000 (this amount is based on the nonvested restricted stock units outstanding as of March 31, 2011, as reported in Dollar Thrifty’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011), will vest upon consummation of the offer and will be converted into a right to receive a lump sum cash payment;

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415,808,391 shares of Hertz common stock are outstanding immediately prior to the consummation of the offer and second-step merger (this amount is based on the number of shares of Hertz common stock outstanding as of May 2, 2011)

●	24,722,879 shares of Hertz common stock will be issued to holders of Dollar Thrifty common stock in connection with the offer and second-step merger; and

●	440,531,270 shares of Hertz common stock will be outstanding immediately following the consummation of the offer and second-step merger.

The percentage of outstanding shares of Hertz common stock former Dollar Thrifty stockholders would own following the consummation of the offer and second-step merger may be materially different from the percentage identified above if any of the assumptions set forth above change or prove to be incorrect or if the effect of the offer and second-step merger on the outstanding Dollar Thrifty option rights, performance share and unit awards or restricted stock units would be other than as set forth above.  Dollar Thrifty has not participated in the preparation of the assumptions set forth above and these assumptions are based on certain publicly available information as of certain dates noted above; therefore, certain information relating to Dollar Thrifty may have changed materially since the dates the information was publicly reported by Dollar Thrifty.

Material Federal Income Tax Consequences

The following is a general summary of the material U.S. Federal income tax consequences to stockholders who exchange their shares of Dollar Thrifty common stock for Hertz common stock and cash pursuant to the offer or second-step merger.  This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof.  Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. Federal income tax consequences that are significantly different from those discussed in this prospectus/offer to exchange.  This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”).  No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. Federal tax consequences discussed herein.  The IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge.

As used in this prospectus/offer to exchange, a “U.S. Holder” is any beneficial owner of shares of Dollar Thrifty common stock that is (i) a citizen or an individual resident of the United States for U.S. Federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) organized under the laws of the United States or any of its political subdivisions, including the states and the District of Columbia, (iii) an estate the income of which is subject to Federal income taxation regardless of its source, or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.  As used in this prospectus/offer to exchange, a “Non-U.S. Holder” is generally a person or entity (other than a partnership or an entity classified as a partnership for U.S. Federal income tax purposes) that is not a U.S. Holder.

If a partnership or other entity classified as a partnership for U.S. Federal income tax purposes, is a beneficial owner of shares of Dollar Thrifty common stock, the U.S. Federal income tax treatment of an owner or partner generally will depend on the status of such owner and upon the activities of the pass-through entity.  Any owner or partner of a pass-through entity holding shares of Dollar Thrifty common stock is urged to consult its own tax advisor.

This discussion does not address any U.S. Federal alternative minimum tax, U.S. Federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the offer or second-step merger.  In addition, this discussion does not address the U.S. Federal income tax consequences to certain categories of holders subject to special rules, including holders that are (i) banks, financial institutions, or insurance companies, (ii) regulated investment companies or real estate investment trusts, (iii) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method, (iv) tax-exempt organizations, (v) holders that own shares of Dollar Thrifty common stock as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (vi) holders that acquired shares of Dollar Thrifty common stock in connection with the exercise of employee stock options or otherwise as compensation for services, (vii) holders that have “functional currency” other than the U.S. dollar, (viii) cooperatives or (ix) U.S. expatriates.  This discussion assumes that shares of Dollar Thrifty common stock are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times.

ALL HOLDERS OF SHARES OF DOLLAR THRIFTY COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND SECOND-STEP MERGER, IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAW OF ANY STATE OR OF ANY LOCAL OR NON-U.S. NON-TAXING JURISDICTION.

U.S. Holders

The exchange of Dollar Thrifty common stock pursuant to the offer or second-step merger will be a taxable transaction to U.S. Holders for U.S. Federal income tax purposes (and may also be a taxable transaction under applicable state, local or foreign tax laws).  Accordingly, the anticipated material U.S. Federal income tax consequences to U.S. Holders of Dollar Thrifty common stock will be as follows:

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A U.S. Holder of Dollar Thrifty common stock generally will recognize gain or loss equal to the difference, if any, between (i) the sum of the fair market value of the Hertz common stock and cash received (before reduction on account of any withholding taxes) and (ii) such U.S. Holder’s adjusted tax basis in the Dollar Thrifty common stock exchanged therefor.  Such gain or loss will constitute capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Dollar Thrifty common stock exchanged is greater than one year as of the date Dollar Thrifty common stock is exchanged pursuant to the offer or second-step merger (as the case may be).  Long-term capital gains recognized by U.S. Holders that are not corporations generally are eligible for reduced rates of Federal income taxation.  The deductibility of capital losses is subject to limitations.  If a U.S. Holder acquired different blocks of Dollar Thrifty common stock at different times or at different prices, such holder must determine its tax basis and holding period separately with respect to each block of stock.

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The aggregate tax basis of the shares of Hertz common stock received by a U.S. Holder of Dollar Thrifty common stock pursuant to the offer or second-step merger will be equal to the fair market value of such shares on the date Dollar Thrifty common stock is exchanged pursuant to the offer or second-step merger (as the case may be).

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The holding period of the shares of Hertz common stock received by a U.S. Holder of Dollar Thrifty common stock pursuant to the offer and second-step merger will begin on the day following the date Dollar Thrifty common stock is exchanged pursuant to the offer or second-step merger (as the case may be).

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. Federal income tax on any gain realized upon an exchange pursuant to the offer or second-step merger unless:

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the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States (and, under certain income tax treaties, is attributable to a U.S permanent establishment maintained by the Non-U.S. Holder);

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in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and meets other conditions and is not eligible for relief under an applicable income tax treaty; or

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Dollar Thrifty is or has been a United States real property holding corporation (“USRPHC”) as defined in Section 897 of the Code at any time within the five-year-period preceding the closing of the offer or the second-step merger, as the case may be, the Non-U.S. Holder owned more than five percent of Dollar Thrifty common stock at any time within that five-year-period and certain other conditions are satisfied.

Gain that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States generally will be subject to U.S. Federal income tax, net of certain deductions, at the same rates applicable to U.S. persons.  A Non-U.S. Holder that is a corporation may also be subject to an additional 30% branch profits tax on after-tax profits effectively connected with a US trade or business to the extent that such after-tax profits are not reinvested and maintained in the US business.  If the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States but, under an applicable income tax treaty, is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, the gain may be exempt from U.S. Federal income tax under the income tax treaty.  If a Non-U.S. Holder is described in the second bullet point above, the Non-U.S. Holder generally will be subject to U.S. Federal income tax at a rate of 30% on the gain realized, although the gain may be offset by certain U.S source capital losses realized during the same taxable year.

In general, a corporation is a USRPHC if the fair market value of its “US real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business.

Information Reporting and Backup Withholding

Payments of cash and Hertz common stock received pursuant to the offer or second-step merger generally will be subject to information reporting.  Backup withholding also may apply to payments of cash.  To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should complete and return the Substitute Form W-9 included in the Letter of Transmittal, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. Holder is not subject to backup withholding.  To avoid backup withholding, a Non-U.S. Holder that does not otherwise establish an exemption should provide the exchange agent with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such Non-U.S. Holder’s non-U.S. status.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be allowable as a refund or a credit against the U.S. Federal income tax liability of a holder of Dollar Thrifty common stock, provided the required information is timely furnished to the IRS.

Holders of Dollar Thrifty common stock are urged to consult their tax advisors concerning the United States Federal, state, local and foreign tax consequences of the offer and second-step merger to them.

Purpose and Structure of the Offer

The purpose of our offer is for Hertz to acquire control of, and ultimately the entire equity interest in, Dollar Thrifty.  If the offer is consummated, we intend, as soon as practicable after consummation of the offer, to consummate a merger of a direct or indirect wholly owned subsidiary of Hertz with and into Dollar Thrifty (this merger is sometimes referred to as the second-step merger).  The purpose of this second-step merger is for Hertz to acquire all outstanding shares of Dollar Thrifty common stock that were not acquired in the offer.  In this second-step merger, each remaining share of Dollar Thrifty common stock (other than shares already owned by Hertz or its wholly owned subsidiaries or held by Dollar Thrifty stockholders who perfect appraisal rights under Delaware law, to the extent available) will be converted into the right to receive the consideration paid in the offer.  After this second-step merger, the former Dollar Thrifty stockholders will no longer have any ownership interest in Dollar Thrifty.

Statutory Requirements; Approval of the Second-Step Merger; Short-Form Merger

Under the DGCL (except in the case of a “short-form” merger as described below), assuming the Section 203 condition described below is satisfied, the second-step merger must be declared advisable by Dollar Thrifty’s board of directors and approved by the holders of a majority of the issued and outstanding shares of Dollar Thrifty common stock entitled to vote thereon at a duly convened meeting of Dollar Thrifty stockholders or by action by written consent of stockholders in lieu of a meeting.  If Hertz acquired, pursuant to the offer or otherwise, at least a majority of the outstanding shares of Dollar Thrifty common stock and the Section 203 condition is satisfied, Hertz would have sufficient voting power to approve the second-step merger promptly following the consummation of the offer without the affirmative vote or consent of any other stockholder of Dollar Thrifty.

Under the DGCL, if (i) Dollar Thrifty’s board of directors approves the offer or we acquire, pursuant to the offer, at least 85% of the shares of Dollar Thrifty common stock outstanding as of the commencement of the offer (excluding certain shares) and (ii) we acquire, pursuant to the offer or otherwise, at least 90% of the outstanding shares of Dollar Thrifty common stock, the Section 203 condition would be satisfied and we would be able to promptly consummate the second-step merger as a “short-form” merger without prior notice to, action by or a vote of Dollar Thrifty’s board of directors or the other Dollar Thrifty stockholders.  Even if we do not own 90% of the outstanding shares of Dollar Thrifty common stock following consummation of the offer, we could seek to purchase additional shares of Dollar Thrifty common stock in the open market, from Dollar Thrifty or otherwise in order to reach the 90% threshold.  If the Section 203 condition is not satisfied but we elect to consummate the offer, Section 203 of the DGCL could make it more difficult and/or significantly delay our ability to consummate the second-step merger.

The exact timing and details of the second-step merger or any other merger or other business combination involving Dollar Thrifty will necessarily depend upon a variety of factors, including the number of shares of Dollar Thrifty common stock Hertz acquires pursuant to the offer and whether the Section 203 condition is satisfied.  Although Hertz currently intends to propose the second-step merger generally on the terms described herein and to cause the second-step merger to become effective as promptly as possible, it is possible that, as a result of substantial delays in its ability to effect such a transaction, information Hertz obtains hereafter, changes in general economic or market conditions or in the business of Dollar Thrifty or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms.  Hertz reserves the right not to propose the second-step merger or any other merger or other business combination with Dollar Thrifty or to propose such a transaction on terms other than those described above.

Appraisal/Dissenters’ Rights

You do not have appraisal rights as a result of the offer.  However, if the second-step merger is consummated (including if consummated as a “short-form” merger), stockholders of Dollar Thrifty who do not tender their shares in the offer, continue to hold shares at the time of the consummation of the second-step merger, neither vote in favor of the second-step merger nor consent thereto in writing and otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to receive a judicial determination of the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the offer and second-step merger) and to receive payment of such fair value (all such shares, collectively, the “Dissenting Shares”).  Because appraisal rights are not available in connection with the offer, no demand for appraisal under Section 262 of the DGCL may be made at this time.  Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the consideration paid in the offer and the market value of the shares.  Holders of Dollar Thrifty common stock should recognize that the value so determined could be higher or lower than, or the same as, the consideration per share paid pursuant to the offer or the consideration paid in such a merger.  Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the consideration paid in the offer.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.  Because of the complexity of Delaware law relating to appraisal rights, we encourage you to seek the advice of your own legal counsel.  The foregoing discussion is not a complete statement of the DGCL and is qualified in its entirety by reference to the DGCL.  In particular, the description of Section 262 above is qualified in its entirety by reference to such section, a copy of which is attached to this prospectus/offer to exchange as Annex A.

Plans for Dollar Thrifty

The purpose of the offer is for Hertz to acquire control of, and ultimately the entire equity interest in, Dollar Thrifty.  We intend, as soon as practicable after consummation of the offer, to consummate the second-step merger, pursuant to which each then outstanding share of Dollar Thrifty common stock not owned by Hertz or any of its subsidiaries or by Dollar Thrifty stockholders who perfect appraisal rights under Delaware law, to the extent available, would be converted into the right to receive the amount of cash and the same number of shares of Hertz common stock as received by Dollar Thrifty stockholders pursuant to the offer.  See “Statutory Requirements; Approval of the Second-Step Merger; Short-Form Merger.”

If we acquire shares pursuant to the offer, depending upon the number of shares of Dollar Thrifty common stock so acquired and other factors relevant to our equity ownership in Dollar Thrifty, we may, subsequent to the consummation of the offer, seek to acquire additional shares of Dollar Thrifty through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms as we shall determine, which may be different from the consideration paid in the offer.  We also reserve the right to dispose of shares of Dollar Thrifty that we have acquired or may acquire.

We do not intend to nominate, or solicit proxies for the election of, a slate of nominees for election at any meeting of Dollar Thrifty stockholders prior to consummation of the offer.  We also do not intend to solicit written consents from the stockholders of Dollar Thrifty to replace some or all of Dollar Thrifty’s directors prior to consummation of the offer.  We are seeking a consensual business combination with Dollar Thrifty.

We currently intend, as soon as practicable after consummation of the offer, to replace the Dollar Thrifty directors with our designees for directors.  We intend, promptly after the consummation of the offer, to request the Dollar Thrifty directors to resign and that our designees be elected to fill the resulting vacancies.  We reserve the right, however, to replace the Dollar Thrifty directors after the offer is consummated in accordance with Dollar Thrifty’s certificate of incorporation and the DGCL.

We expect that our designees, subject to applicable law, would cause Dollar Thrifty to approve the second-step merger and take all necessary actions to permit the second-step merger to be consummated as soon as reasonably practicable following the consummation of the offer.

If the shares are not delisted prior to the second-step merger, we intend to cause the delisting of the shares of Dollar Thrifty common stock by the NYSE promptly following consummation of the second-step merger.  We intend to seek to cause Dollar Thrifty to terminate registration of the shares of Dollar Thrifty common stock under the Exchange Act as soon after the consummation of the offer as the requirements for deregistration, including the delisting of the shares, are met.  See “Effect of the Offer on the Market for Shares of Dollar Thrifty Common Stock; NYSE Listing; Registration Under the Exchange Act; Margin Regulations.”

In connection with the offer, Hertz and Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that  Purchaser consummates the offer.  In addition, if and to the extent that Purchaser consummates the offer or otherwise obtains access to the books and records of Dollar Thrifty, Hertz and Purchaser intend to conduct a detailed review of Dollar Thrifty and its assets, financial projections, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable to achieve anticipated synergies in the combined company, in light of the circumstances which then exist.  Such strategies could include, among other things, changes in Dollar Thrifty’s business, facility locations, corporate structure, rationalization of employment and cost levels, product development, marketing strategies, capitalization, management or dividend policy.

Hertz and Purchaser are prepared to make appropriate divestitures in connection with obtaining the regulatory approvals required for the consummation of the offer.  These divestitures are not expected to be material to the combined company.

Except as described above or elsewhere in this prospectus/offer to exchange, Purchaser has no present plans or proposals that would relate to or would result: (i) in any extraordinary transactions (such as a merger, reorganization or liquidation) involving Dollar Thrifty or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of Dollar Thrifty or any of its subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of Dollar Thrifty, (iv) any change in the present Dollar Thrifty board of directors or management, (v) any other material change in Dollar Thrifty’s corporate structure or business, (vi) any class of equity securities of Dollar Thrifty being delisted from a national securities exchange and (vii) any class of equity securities of Dollar Thrifty becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act.

Effect of the Offer on the Market for Shares of Dollar Thrifty Common Stock; NYSE Listing; Registration Under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Shares of Dollar Thrifty Common Stock

The exchange of shares of Dollar Thrifty common stock by Purchaser pursuant to the offer will reduce the number of shares of Dollar Thrifty common stock that might otherwise trade publicly and will reduce the number of holders of shares of Dollar Thrifty common stock, which could adversely affect the liquidity and market value of the remaining shares of Dollar Thrifty common stock held by the public.  We cannot predict whether the reduction in the number of shares of Dollar Thrifty common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of Dollar Thrifty common stock or whether such reduction would cause future market prices to be greater or less than the price paid in the offer.  The extent of the public market for Dollar Thrifty common stock and the availability of quotations reported in the over-the-counter market depends upon the number of stockholders holding Dollar Thrifty common stock, the aggregate market value of the shares remaining at such time, the interest of maintaining a market in the shares on the part of any securities firms and other factors.  Dollar Thrifty’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 indicates that as of April 29, 2011, there were 28,929,182 shares of Dollar Thrifty common stock outstanding.  Dollar Thrifty’s Annual Report on Form 10-K for the year ended December 31, 2010, indicates that as of February 22, 2011, there were approximately 2,900 registered and beneficial holders of Dollar Thrifty common stock.

NYSE Listing

The shares of Dollar Thrifty common stock are listed on the NYSE.  Depending upon the number of shares of Dollar Thrifty common stock exchanged pursuant to the offer and the number of Dollar Thrifty stockholders remaining thereafter, the shares of Dollar Thrifty common stock may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE.  According to the NYSE’s published guidelines, the NYSE would consider delisting the shares of Dollar Thrifty common stock if, among other things, (1) the number of total stockholders of Dollar Thrifty should fall below 400, (2) the number of total stockholders should fall below 1,200 and the average monthly trading volume for the shares of Dollar Thrifty common stock is less than 100,000 for the most recent 12 months or (3) the number of publicly held shares of Dollar Thrifty common stock (exclusive of holdings of officers and directors of Dollar Thrifty and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000.

If, as a result of the exchange of shares of Dollar Thrifty common stock pursuant to the offer or otherwise, the shares of Dollar Thrifty common stock no longer meet the requirements of the NYSE for continued listing and the listing of the shares of Dollar Thrifty common stock is discontinued, the market for the shares of Dollar Thrifty common stock could be adversely affected.  If the NYSE were to delist the shares of Dollar Thrifty common stock, it is possible that the shares of Dollar Thrifty common stock would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources.  The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Dollar Thrifty common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.  Hertz cannot predict whether the reduction in the number of shares of Dollar Thrifty common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the shares of Dollar Thrifty common stock or whether it would cause future market prices to be greater or less than the consideration being offered in the offer.

If Dollar Thrifty common stock is not delisted prior to the second-step merger, then Hertz and Purchaser intend to delist Dollar Thrifty common stock from the NYSE promptly following the consummation of the second-step merger.

Registration Under Exchange Act

Dollar Thrifty common stock is currently registered under the Exchange Act.  This registration may be terminated upon application by Dollar Thrifty to the SEC if Dollar Thrifty common stock is not listed on a “national securities exchange” and there are fewer than 300 record holders.  Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by Dollar Thrifty to holders of Dollar Thrifty common stock and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and the related requirement to furnish an annual report to stockholders and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to Dollar Thrifty common stock.  In addition, “affiliates” of Dollar Thrifty and persons holding “restricted securities” of Dollar Thrifty may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act.  If registration of the Dollar Thrifty common stock under the Exchange Act were terminated,  Dollar Thrifty common stock would no longer be “margin securities” or eligible for listing on the NYSE.  We intend to seek to cause Dollar Thrifty to terminate registration of the Dollar Thrifty common stock under the Exchange Act as soon after consummation of the offer as the requirements for termination of registration of the shares are met.  If registration of Dollar Thrifty common stock is not terminated prior to the second-step merger, then Hertz and Purchaser intend to terminate the registration of Dollar Thrifty common stock under the Exchange Act upon consummation of the second-step merger.

Margin Regulations

Shares of Dollar Thrifty common stock are currently “margin securities,” as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities.  Depending upon factors similar to those described above regarding listing and market quotations, following the offer it is possible that shares of Dollar Thrifty common stock would no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event shares of Dollar Thrifty common stock would no longer be used as collateral for loans made by brokers.  In addition, if registration of Dollar Thrifty common stock under the Exchange Act were terminated, shares of Dollar Thrifty common stock would no longer constitute “margin securities.”

Conditions of the Offer

Notwithstanding any other provision of the offer and in addition to (and not in limitation of) Purchaser’s right to extend and amend the offer at any time, in its discretion, Purchaser shall not be required to accept for exchange any shares of Dollar Thrifty common stock tendered pursuant to the offer, Purchaser shall not (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to exchange for or return tendered shares of Dollar Thrifty common stock promptly after termination or withdrawal of the offer)) be required to make any exchange for shares of Dollar Thrifty common stock and Purchaser may extend, terminate or amend the offer, if immediately prior to the expiration of the offer, in the reasonable judgment of Purchaser, any one or more of the following conditions shall not have been satisfied:

(i) Minimum Tender Condition.  Dollar Thrifty stockholders shall have validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of Dollar Thrifty common stock which, together with Dollar Thrifty shares then owned by Hertz and its subsidiaries (including Purchaser), represents at least a majority of the then outstanding shares of Dollar Thrifty common stock on a fully diluted basis.

(ii) Section 203 Condition.  Dollar Thrifty’s board of directors shall have approved the offer and second-step merger under Section 203 of the DGCL or Hertz shall be satisfied, in its sole discretion, that Section 203 of the DGCL is inapplicable to the offer and second-step merger.

(iii) Competition Condition.  The waiting periods applicable to the offer and second-step merger under the HSR Act and the no-close period (including any extensions thereof) applicable to the offer and second-step merger under the Competition Act (Canada) shall have, in each case, expired or been waived or terminated.

(iv) Registration Statement Condition.  The registration statement of which this prospectus/offer to exchange is a part shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or threatened by the SEC.

(v) NYSE Listing Condition.  The shares of Hertz common stock to be issued pursuant to the offer and second-step merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(vi) Other Regulatory Conditions.  The Commissioner of the Vermont Department of Banking, Insurance Securities & Health Care Administration shall have confirmed that the approval granted in connection with the 2010 Merger Agreement remains effective and applicable to the offer and second-step merger.

In addition, and notwithstanding any other provision of the offer, Purchaser shall not be required to accept for exchange any shares of Dollar Thrifty common stock tendered pursuant to the offer, Purchaser shall not (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) be required to make any exchange for shares of Dollar Thrifty common stock and Purchaser may, subject to such rules and regulations, extend, terminate or amend the offer (whether or not any shares of Dollar Thrifty common stock have theretofore been accepted for exchange pursuant to the offer) if, at any time after the date of this prospectus/offer to exchange and before the time any exchange for shares is made, any one or more of the following conditions exists:

(i) Injunction Condition.  A temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition shall be in effect restraining, enjoining, prohibiting or otherwise making illegal the consummation of the offer and the other transactions contemplated by this prospectus/offer to exchange.

(ii) Material Adverse Effect Condition.  A change, effect, event, circumstance, occurrence, state of facts or development shall exist or occur or come to exist (or be threatened) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as defined below) on Dollar Thrifty.

The term “Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that, either individually or in the aggregate, is materially adverse to the business, assets, financial condition or results of operations of Dollar Thrifty and its subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence, state of facts or development to the extent arising out of or resulting from (i) general economic or political conditions or the financial, banking, securities, currency, capital or credit markets in general, including changes in interest rates or exchange rates or the availability of financing, (ii) conditions generally affecting the car rental industry, (iii) changes or proposed changes in generally accepted accounting principles, regulatory accounting principles or applicable law or the interpretation thereof, (iv) any outbreak, escalation or worsening of hostilities or war (whether declared or not declared) or act of terrorism or sabotage, (v) earthquakes, hurricanes, tornadoes or other natural disasters, (vi) the announcement or the existence of the offer and the transactions contemplated by this prospectus/offer to exchange, (vii) any change in Dollar Thrifty’s stock price or trading value, (viii) the failure of Dollar Thrifty to meet any projections of earnings, revenues or other financial measures (whether prepared by Dollar Thrifty or any third party) or (ix) any change or proposed change in the debt ratings of Dollar Thrifty or any of its subsidiaries or any debt securities of Dollar Thrifty or any of its subsidiaries; provided that (1) none of the foregoing clauses (i) through (v) shall exclude any change, effect, event, circumstance, occurrence or state of facts to the extent that it materially disproportionately impacts Dollar Thrifty and its subsidiaries (taken as a whole) relative to other companies in the car rental industry and (2) no change, effect, event, circumstance, occurrence, state of facts or development underlying a change, proposed change or failure under any of the foregoing clauses (vii), (viii) or (ix) shall itself be excluded if it would otherwise constitute a Material Adverse Effect.

(iii) Antitrust Proceedings Condition.  A suit, action or proceeding by the FTC or the DOJ under any U.S. competition, antitrust or merger control law or by the Canadian Competition Commissioner shall be instituted or pending (1) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to prohibit the consummation of the offer or any of the other transactions contemplated by this prospectus/offer to exchange, (2) seeking to prohibit Hertz’s ability to vote, transfer, receive dividends or otherwise exercise full rights of ownership with respect to the stock of Dollar Thrifty or (3) seeking to prohibit, limit, restrain or impair Hertz’s ability to own, control, direct, manage, or operate or to retain or change any portion of the assets, licenses, operations, rights, product lines, businesses or interests therein of Dollar Thrifty or its subsidiaries from and after the consummation of the offer or any of the assets, licenses, operations, rights, product lines, businesses or interests therein of Hertz or its subsidiaries.

The foregoing conditions in this section are for the sole benefit of Purchaser and Hertz and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or, other than the “Competition Condition,” “Registration Statement Condition,” “NYSE Listing Condition” and the “Injunction Condition,” may be waived by Purchaser in whole or in part at any time and from time to time.  Purchaser and Hertz expressly reserve the right to make changes to the terms of or conditions to the offer, including the addition of new conditions, to the fullest extent permitted by law.  To the extent Purchaser waives a condition set forth in this section with respect to one tender, Purchaser will waive that condition with respect to all other tenders. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Dividends and Distributions

If, on or after the date of this prospectus/offer to exchange, Dollar Thrifty:

●	splits, combines or otherwise changes the shares of Dollar Thrifty common stock or its capitalization;

●	acquires or otherwise causes a reduction in the number of outstanding shares of Dollar Thrifty common stock; or

●
issues or sells any additional shares of Dollar Thrifty common stock (other than shares of Dollar Thrifty common stock issued pursuant to, and in accordance with, the terms in effect on the date of this prospectus/offer to exchange of option rights, performance share and unit awards and restricted stock units outstanding prior to such date), shares of any other class or series of capital stock of Dollar Thrifty or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the foregoing, or any other ownership interest (including, without limitation, any phantom interest), of Dollar Thrifty then, without prejudice to Purchaser’s rights under this section of this prospectus/offer to exchange under the caption “—Conditions of the Offer,” Purchaser may make such adjustments to the offer consideration and other terms of the offer and second-step merger (including the number and type of securities to be exchanged) as it deems appropriate to reflect such split, combination or other change.

If, on or after the date of this prospectus/offer to exchange, Dollar Thrifty declares, sets aside, makes or pays any dividend on the shares of Dollar Thrifty common stock or makes any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the shares of Dollar Thrifty common stock that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on Dollar Thrifty’s stock transfer records of the shares of Dollar Thrifty common stock exchanged pursuant to the offer, then, without prejudice to Purchaser’s rights under “—Extension, Termination and Amendment” and “—Conditions of the Offer”:

●	the consideration per share of Dollar Thrifty common stock payable by Purchaser pursuant to the offer will be reduced to the extent any such dividend or distribution is payable in cash; and

●
the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (1) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the exchange agent for the account of Purchaser, accompanied by appropriate documentation of transfer or (2) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser.

Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire offer consideration or deduct from the offer consideration the amount or value thereof, as determined by Purchaser in its discretion.

Financing of the Offer; Source and Amount of Funds

The offer is not subject to any financing condition or contingency.

Hertz, Purchaser’s parent company, will provide Purchaser with sufficient funds to consummate the offer and second-step merger.  Hertz intends to provide Purchaser with the necessary funds from cash on hand, borrowings under bank credit facilities and/or the issuance of debt securities.  We estimate that the total amount of cash required to complete the transactions contemplated by the offer and second-step merger, including payment of any fees, expenses and other related amounts incurred in connection with the offer and second-step merger and the refinancing of a portion of Dollar Thrifty’s outstanding indebtedness, will be approximately $1.9 billion (exclusive of fees and expenses related to new borrowings and/or issuances of debt securities in connection with the offer and second-step merger and exclusive of any cash and cash equivalents available from Dollar Thrifty).

The estimated amount of cash required is based on Hertz’s review of Dollar Thrifty’s publicly available information to date, and is subject to change.  For a further discussion of the risks relating to Hertz’s limited due diligence review, see “Risk Factors—Risk Factors Relating to the Offer and Second-Step Merger.”

Regulatory Approvals; Certain Other Legal Matters

Regulatory Approvals

General

Based on our examination of publicly available information filed by Dollar Thrifty with the SEC and other publicly available information concerning Dollar Thrifty, we are not aware of any governmental license or regulatory permit that appears to be material to Dollar Thrifty’s business that might be adversely affected by our acquisition of shares of Dollar Thrifty common stock pursuant to the offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares pursuant to the offer.  Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “—Other State Takeover Statutes,” such approval or other action will be sought.  There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Dollar Thrifty’s business, any of which could cause us to elect to terminate the offer without the purchase of shares of Dollar Thrifty common stock thereunder.

Antitrust Clearance

The offer is subject to review by the FTC and the DOJ (collectively defined above as the antitrust agencies).  Under the HSR Act, the offer may not be completed until certain information has been provided to the FTC and the DOJ and the applicable HSR Act waiting period has expired or been terminated.

Pursuant to the requirements of the HSR Act, Hertz expects to file a Notification and Report Form with respect to the offer with the antitrust agencies and to request early termination of the HSR Act waiting period.  There can be no assurance, however, that the waiting period will be terminated early.  The FTC or DOJ may extend the initial waiting period by issuing a Request for Additional Information and Documentary Material (“Second Request”).  In such an event, the statutory waiting period would extend until 30 days after Hertz has substantially complied with the Second Request, unless it is earlier terminated by the applicable antitrust agency.

The antitrust agencies frequently scrutinize the legality under the antitrust laws of transactions such as Hertz’s acquisition of shares pursuant to the offer.  At any time before or after the consummation of any such transactions, one of the antitrust agencies could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares pursuant to the offer or seeking divestiture of the shares so acquired or divestiture of certain of Hertz’s or Dollar Thrifty’s assets.  States and private parties may also bring legal actions under the antitrust laws.  There can be no assurance that a challenge to the offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.  See “—Conditions of the Offer” for certain conditions to the offer, including conditions with respect to litigation and certain governmental actions.

The offer is also subject to review pursuant to the Competition Act (Canada).  Under the Competition Act (Canada), the offer may not be completed until certain information has been provided to the Canadian Competition Commissioner, and a required waiting period has expired or been terminated, provided there is no order in effect prohibiting completion at the relevant time.  In connection with the 2010 Merger Agreement, Hertz provided such information to the Canadian Competition Commissioner and the required waiting period under the Competition Act (Canada) expired on June 21, 2010.  On July 27, 2010, the Canadian Competition Commissioner issued a no-action letter stating she did not intend to challenge the proposed transaction.  Under the Competition Act (Canada), the transaction may be completed within one-year of the date that Hertz provided the required information to the Canadian Competition Commissioner in connection with the 2010 Merger Agreement, or such longer period as the Canadian Competition Commissioner may specify.  As the one-year period following Hertz’s submission of the required information to the Canadian Competition Commissioner in connection with its prior agreement to acquire Dollar Thrifty will expire on May 21, 2011, and in order to ensure compliance with the Competition Act (Canada), Hertz will seek an extension of the one-year period for a further eight-month period.  If necessary, Purchaser will submit another notification and request for early termination of the mandatory waiting period concerning the offer to the Canadian Competition Commissioner.

In connection with an unsolicited transaction, the waiting period is 30 calendar days after the day on which Purchaser submits the prescribed information, provided that, before the expiry of this period, the Canadian Competition Commissioner has not issued a request for additional information (“Supplementary Information Request”).  In the event that the Canadian Competition Commissioner issues a Supplementary Information Request, the transaction cannot be completed until 30 calendar days after Purchaser complies with such Supplementary Information Request, provided that there is no order in effect prohibiting completion at the relevant time.  A transaction may be completed before the end of the applicable waiting period if the Canadian Competition Commissioner notifies the parties that she does not, at such time, intend to challenge the transaction.

At any time before a “merger” (as such term is defined under the Competition Act (Canada)) is completed, even where the applicable waiting period has expired or been terminated, the Canadian Competition Commissioner may apply to the Competition Tribunal for an interim order forbidding any person named in the application from doing any act or thing where it appears to the Competition Tribunal that such act or thing may constitute or be directed toward the completion or implementation of a proposed merger.  The Competition Tribunal may issue an interim order where the Canadian Competition Commissioner requires more time to complete her inquiry and the Tribunal finds that, in the absence of an interim order, a party to the proposed merger or another person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the proposed merger on competition because that action would be difficult to reverse.

Section 203 of the DGCL

The offer is subject to the condition that the board of directors of Dollar Thrifty shall have approved the offer and second-step merger under Section 203 of the DGCL, or Hertz shall be satisfied, in its sole discretion, that Section 203 of the DGCL is inapplicable to the offer and second-step merger.  This condition will be satisfied if (1) prior to the acceptance for exchange of shares of Dollar Thrifty common stock pursuant to the offer, Dollar Thrifty’s board of directors shall have approved the offer and second-step merger or (2) there are validly tendered and not properly withdrawn prior to the expiration date a number of shares of Dollar Thrifty common stock that, together with the shares of Dollar Thrifty common stock then owned by Hertz, would represent at least 85% of the voting stock of Dollar Thrifty outstanding on the date hereof (excluding shares of Dollar Thrifty common stock owned by certain employee stock plans and persons who are directors and also officers of Dollar Thrifty).

Section 203 of the DGCL would otherwise apply to the second-step merger or any other “business combination” (as defined in Section 203) involving Hertz (and/or Hertz or any of its subsidiaries) and Dollar Thrifty.  Section 203 could make it more difficult and/or significantly delay Hertz’s (and/or Hertz’s or any of its subsidiaries’) ability to acquire all of the outstanding shares of Dollar Thrifty common stock.  Section 203, in general, prevents an “interested stockholder” (generally, a stockholder and an affiliate or associate thereof owning 15% or more of a corporation’s outstanding voting stock) from engaging in a business combination (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time such stockholder became an interested stockholder unless (1) before the stockholder became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares of stock owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (3) at or after the time the stockholder became an interested stockholder the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a Delaware corporation if, among other things, (1) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203, and such amendment is approved by (in addition to any other required vote) the affirmative vote of a majority of the shares of common stock of such corporation entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to the date of such adoption, (2) such corporation does not have a class of voting stock that is listed on a national securities exchange, or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (3) certain business combinations are proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which (a) is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and (b) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.  The description of Section 203 above is qualified in its entirety by reference to such section, a copy of which is attached to this prospectus/offer to exchange as Annex B.

Other State Takeover Statutes

A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states.  Dollar Thrifty, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.  Except as described herein, we do not know whether any of these laws will, by their terms, apply to the offer, second-step merger or any other business combination between us or any of our affiliates and Dollar Thrifty, and we have not complied with any such laws.  To the extent that certain provisions of these laws purport to apply to the offer or any such second-step merger or other business combination, we believe that there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult.  However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state.  Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations.  Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee.  This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.  In December 1988, a U.S. Federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the offer, second-step merger or any other business combination between us or any of our affiliates and Dollar Thrifty, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings.  If it is asserted that one or more state takeover statutes is applicable to the offer, second-step merger or any other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the offer, second-step merger or any other business combination, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of shares of Dollar Thrifty common stock, and we may be unable to accept for exchange or exchange shares of Dollar Thrifty common stock tendered pursuant to the offer, or be delayed in continuing or consummating the offer, second-step merger or any other business combination.  In such case, we may not be obligated to accept for payment or pay for any tendered shares of Dollar Thrifty common stock.  See “—Conditions of the Offer.”

Other

Hertz believes that one of Dollar Thrifty’s subsidiaries is a risk retention group domiciled in the State of Vermont and generally is regulated by the Vermont Department of Banking, Insurance, Securities & Health Care Administration (the “Vermont Department of Banking”).  The insurance laws and regulations of the State of Vermont require that prior to the direct or indirect acquisition of control of a risk retention group, the person acquiring such control must obtain the written approval of the Commissioner of the Vermont Department of Banking.  To the extent legally required, Hertz expects to request the Vermont Department of Banking to confirm that the approval it granted in 2010 to Hertz’s indirect acquisition of control of Dollar Thrifty’s risk retention group remains effective and applicable to the offer and second-step merger.

Based upon our examination of publicly available information concerning Dollar Thrifty, it appears that Dollar Thrifty and its subsidiaries conduct business in a number of foreign countries.  In connection with the acquisition of shares of Dollar Thrifty common stock pursuant to the offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein.  After commencement of the offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained.  If any action is taken before completion of the offer by any such government or governmental authority, we may not be obligated to accept for payment or pay for any tendered shares of Dollar Thrifty common stock.  See “—Conditions of the Offer.”

Certain Other Legal Matters

“Going Private” Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the second-step merger or other business combination following the exchange of shares of Dollar Thrifty common stock pursuant to the offer in which Hertz seeks to acquire the remaining shares of Dollar Thrifty common stock not held by it.  Hertz believes that Rule 13e-3 should not be applicable to the second-step merger, because it is anticipated that the second-step merger will be effected within one year following the consummation of the offer, and in the second-step merger, stockholders will receive the same consideration per share of Dollar Thrifty common stock as paid in the offer.  Rule 13e-3 requires, among other things, that certain financial information concerning Dollar Thrifty and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

The foregoing discussion of certain provisions of the DGCL and the Exchange Act is not a complete description of the DGCL or the Exchange Act or such provisions thereof and is qualified in its entirety by reference to the DGCL and the Exchange Act.

Certain Relationships with Dollar Thrifty and Interests of Hertz and Purchaser in the Offer

Except as set forth in this prospectus/offer to exchange, none of Hertz, Purchaser or, after due inquiry and to the best of our knowledge and belief, any of their respective directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Dollar Thrifty, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.  Except as otherwise described in this prospectus/offer to exchange, there have been no contacts, negotiations or transactions since January 1, 2009, between Hertz, Purchaser, any of Hertz’s subsidiaries or, after due inquiry and to the best of our knowledge and belief, any of the persons listed on Schedule I or Schedule II to this prospectus/offer to exchange, and Dollar Thrifty or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

As of the date of this prospectus/offer to exchange, The Hertz Corporation, a wholly owned subsidiary of Hertz, beneficially owned 472,699 shares of Dollar Thrifty common stock, representing approximately 1.6% of the Dollar Thrifty common stock outstanding as of April 29, 2011.  These shares were acquired in ordinary brokerage transactions as set forth on Schedule III to this prospectus/offer to exchange.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Hertz and Purchaser and certain other information are set forth in Schedule I and Schedule II to this prospectus/offer to exchange.  Except as described in this prospectus/offer to exchange and in Schedule I and Schedule II hereto, none of Hertz, Purchaser or, after due inquiry and to the best knowledge and belief of Hertz and Purchaser, any of the persons listed on Schedule I or Schedule II to this prospectus/offer to exchange, has during the last ten years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws.  Except as set forth in this prospectus/offer to exchange, to Hertz’s knowledge, after reasonable inquiry, none of the persons listed on Schedule I or Schedule II hereto, nor any of their respective associates or majority owned subsidiaries, beneficially owns or has the right to acquire any securities of Dollar Thrifty or has effected any transaction in securities of Dollar Thrifty during the past 60 days.

We do not believe that the offer and second-step merger will result in a change in control under any of Hertz’s stock incentive plans or Hertz’s supplemental retirement plans or any change in control severance agreement between Hertz and any of its employees.  As a result, no options or other equity grants held by such persons will vest as a result of the offer and second-step merger.

Fees and Expenses

Hertz has retained Barclays Capital, Lazard, Bank of America Merrill Lynch and Deutsche Bank Securities to act as financial advisors.  Hertz has agreed to pay the financial advisors a reasonable and customary fee for their services in connection with the offer, a substantial portion of which is contingent upon consummation of the offer.  Hertz has also agreed to indemnify the financial advisors and their affiliates against certain liabilities in connection with their engagement.  BAMLCP, one of Hertz’s Sponsors, is affiliated with Bank of America Merrill Lynch (see “Description of Hertz Global Holdings, Inc. Capital Stock—Stockholders’ Agreement”).

Hertz has retained Barclays Capital as the dealer manager in connection with the offer.  The dealer manager may contact beneficial owners of shares of Dollar Thrifty common stock regarding the offer and may request brokers, dealers, banks, trust companies and other nominees to forward this prospectus/offer to exchange and related materials to beneficial owners of Dollar Thrifty common stock.  Hertz will reimburse the dealer manager for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel.  Hertz has also agreed to indemnify the dealer manager and its affiliates against certain liabilities in connection with their engagement.

Hertz has retained Innisfree M&A Incorporated as information agent in connection with the offer.  The information agent may contact holders of Dollar Thrifty common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, banks, trust companies and other nominees to forward material relating to the offer to beneficial owners of Dollar Thrifty common stock.  Hertz will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses.  Hertz agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. Federal securities laws.

In addition, Hertz has retained American Stock Transfer & Trust Company, LLC as the exchange agent in connection with the offer.  Hertz will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. Federal securities laws.

Except as set forth above, neither Hertz nor Purchaser will pay any commissions or fees to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.  Hertz or Purchaser will reimburse brokers, dealers, banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

ASC 805 requires the use of the acquisition method of accounting for business combinations.  In applying the acquisition method, it is necessary to identify the accounting acquiree and accounting acquiror.  In a business combination effected through an exchange of equity interest, the entity that issues the interest (Hertz in this case) is generally the acquiring entity.  However, there are other factors in ASC 805 which must also be considered.  Hertz management considered these other factors and determined that Hertz will be considered the acquiror for accounting purposes.  The total purchase price will be allocated to the identifiable assets acquired and liabilities assumed from Dollar Thrifty based on their fair values as of the date of the completion of the transaction, with any excess being allocated to goodwill.  Reported financial condition and results of operations of Hertz issued after completion of the transaction will reflect Dollar Thrifty’s balances and results after completion of the transaction, but will not be restated retroactively to reflect the historical financial position or results of operations of Dollar Thrifty.  Following the completion of the transaction, the earnings of the combined company will reflect purchase accounting adjustments; for example, additional depreciation of property, plant and equipment, amortization of identified intangible assets or other impacts from the purchase price allocation.

DESCRIPTION OF HERTZ GLOBAL HOLDINGS, INC. CAPITAL STOCK

The following discussion is a summary of the terms of the capital stock of Hertz and should be read in conjunction with the section entitled “Comparison of Stockholders’ Rights.” This summary is not meant to be complete and is qualified by reference to the relevant provisions of the DGCL and Hertz’s certificate of incorporation and Hertz’s by-laws.  You are urged to read those documents carefully.  Copies of Hertz’s certificate of incorporation and Hertz’s by-laws are incorporated by reference as exhibits to the reports Hertz files with the SEC, which are incorporated by reference in this prospectus/offer to exchange.  See “Where You Can Find More Information” for the location of information incorporated by reference into this prospectus/offer to exchange.

Authorized Capital Stock

        Hertz’s certificate of incorporation authorizes 2,000,000,000 shares of common stock, par value $0.01 per share.  As of May 2, 2011, Hertz had outstanding approximately 415,808,391 shares of common stock.  In addition, Hertz’s certificate of incorporation authorizes 200,000,000 shares of preferred stock, par value $0.01 per share, none of which has been issued or is outstanding.

Description of Common Stock

Each holder of Hertz common stock is entitled to one vote per share on all matters to be voted on by stockholders.  Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.  Any director may be removed only for cause, upon the affirmative vote of the holders of at least a majority of the outstanding shares of Hertz common stock entitled to vote for the election of the directors.

The holders of Hertz common stock are entitled to receive any dividends and other distributions that may be declared by its board of directors, subject to any preferential dividend rights of outstanding preferred stock.  In the event of Hertz’s liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of its assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock.  Hertz’s ability to pay dividends on its common stock is subject to its subsidiaries’ ability to pay dividends to Hertz, which is in turn subject to the restrictions set forth in the instruments governing Hertz’s indebtedness.

Holders of Hertz common stock have no preemptive, subscription, redemption or conversion rights.  The outstanding shares of Hertz common stock are, and the shares of common stock to be issued by Hertz in connection with the offer and second-step merger, when issued, will be, fully paid and non-assessable.  The rights and privileges of holders of Hertz common stock are subject to any series of preferred stock that Hertz may issue in the future, as described below.

Computershare Investor Services LLC is the transfer agent and registrar for Hertz’s common stock.

Hertz common stock is listed on the NYSE under the symbol “HTZ.”

Preferred Stock

Under Hertz’s certificate of incorporation, Hertz’s board of directors has the authority, without further vote or action by the stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the number of shares of any class or series of preferred stock and to determine its voting powers, designations, preferences or other rights and restrictions.  The issuance of preferred stock could adversely affect the rights of holders of common stock.  Hertz has no present plan to issue any shares of preferred stock.

Corporate Opportunities

Hertz’s certificate of incorporation provides that its stockholders that are investment funds associated with or designated by the Sponsors have no obligation to offer Hertz an opportunity to participate in business opportunities presented to the Sponsors or their respective officers, directors, agents, members, partners and affiliates even if the opportunity is one that Hertz might reasonably have pursued, and that neither the Sponsors nor their respective officers, directors, agents, members, partners or affiliates will be liable to Hertz or its stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is a director or an officer of Hertz, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or an officer of Hertz.  Stockholders will be deemed to have notice of and to have consented to this provision of Hertz’s certificate of incorporation.

Change of Control Related Provisions in Hertz’s Certificate of Incorporation and Hertz’s By-laws and under Delaware Law

A number of provisions in Hertz’s certificate of incorporation, Hertz’s by-laws and under the DGCL may make it more difficult to acquire control of Hertz.  These provisions may have the effect of discouraging a future takeover attempt not approved by Hertz’s board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then-current market prices.  As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so.  In addition, these provisions may adversely affect the prevailing market price of the common stock.  These provisions are intended to:

●	enhance the likelihood of continuity and stability in the composition of Hertz’s board of directors;

●	discourage some types of transactions that may involve an actual or threatened change of control of Hertz;

●	discourage certain tactics that may be used in proxy fights;

●	ensure that Hertz’s board of directors will have sufficient time to act in what the board believes to be in the best interests of Hertz and its stockholders; and

●	encourage persons seeking to acquire control of Hertz to consult first with Hertz’s board of directors to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Capital Stock

Common Stock.  The remaining shares of the authorized and unissued Hertz common stock will be available for future issuance without additional stockholder approval.  While the additional shares are not designed to deter or prevent a change in control, under some circumstances Hertz could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the Hertz board of directors in opposing a hostile takeover bid.

Preferred Stock.  Hertz’s certificate of incorporation provides that the Hertz board of directors has the authority, without any further vote or action by Hertz’s stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series.  The existence of authorized but unissued preferred stock could reduce the attractiveness of Hertz as a target for an unsolicited takeover bid since Hertz could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive.  This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Classified Board of Directors; Vacancies and Removal of Directors

Hertz’s certificate of incorporation provides that the Hertz board of directors is divided into three classes whose members will serve three-year terms expiring in successive years.  Any effort to obtain control of the Hertz board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure.  Hertz’s certificate of incorporation provides that directors may be removed only for cause at a meeting of stockholders upon the affirmative vote of the holders of at least a majority of the outstanding shares of Hertz common stock entitled to vote for the election of the director.  Vacancies in the Hertz board of directors may be filled only by the Hertz board of directors.  Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of the board) and until such director’s successor shall have been duly elected and qualified.  No decrease in the number of directors will shorten the term of any incumbent director. Hertz’s by-laws provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors.

These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of the Hertz board of directors that would effect a change in control.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Calling Stockholder Meetings; Action by Written Consent

Hertz’s by-laws require advance notice for stockholder proposals and nominations for director.  Generally, to be timely, notice must be received at Hertz’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year.  Also, special meetings of the stockholders may only be called by the board of directors.

Hertz’s certificate of incorporation provides that stockholder action by written consent is permitted only if the investment funds associated with the Sponsors own more than 50% of the outstanding shares of Hertz common stock.  As of the date of this prospectus/offer to exchange, the Sponsors do not own more than 50% of the outstanding shares of Hertz common stock.

These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Limitation of Liability of Directors; Indemnification of Directors

Hertz’s certificate of incorporation provides that no director will be personally liable to Hertz or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the DGCL and any amendments to that law.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL.  This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws.  Hertz’s certificate of incorporation does not eliminate its directors’ duty of care.  The inclusion of this provision in Hertz’s certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited Hertz and its stockholders.  This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

Hertz’s certificate of incorporation provides that it is required to indemnify and advance expenses to its directors to the fullest extent permitted by law, except in the case of a proceeding instituted by the director without the approval of its board of directors.  Hertz’s by-laws provide that it is required to indemnify its directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with Hertz or another entity that the director or officer serves at Hertz’s request, subject to various conditions, and to advance funds to Hertz’s directors and officers to enable them to defend against such proceedings.  To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in Hertz’s best interest.

Hertz has entered into indemnification agreements with each of its directors.  These indemnification agreements, as amended, provide the directors with contractual rights to the indemnification and expense advancement rights provided under Hertz’s by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Supermajority Voting Requirement for Amendment of Certain Provisions of Hertz’s Certificate of Incorporation and Hertz’s By-Laws

The provisions of Hertz’s certificate of incorporation governing, among other things, the removal of directors only for cause, the liability of directors, the elimination of stockholder actions by written consent and the prohibition on the right of stockholders to call a special meeting may not be amended, altered or repealed unless the amendment is approved by the vote of holders of at least two-thirds of the shares then entitled to vote in an election of directors.  This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the DGCL for the repeal or amendment of such provisions of Hertz’s certificate of incorporation.  Certain provisions of Hertz’s by-laws may be amended with the approval of the vote of holders of at least two-thirds of the shares then entitled to vote.  These provisions make it more difficult for any person to remove or amend any provisions that may have an anti-takeover effect.

Delaware Takeover Statute

Hertz has opted out of Section 203 of the DGCL, which would have otherwise imposed additional requirements regarding mergers and other business combinations.

Stockholders’ Agreement

The Stockholders’ Agreement contains agreements that entitle investment funds associated with or designated by the Sponsors to nominate all of Hertz’s directors.  The director nominees are to include three nominees of an investment fund associated with CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), two nominees of investment funds associated with Carlyle, two nominees of an investment fund associated with BAMLCP (collectively defined above as the Sponsor Nominees) and up to six independent directors, subject to adjustment in the case that the applicable investment fund sells more than a specified amount of its shareholdings in Hertz.

As of March 31, 2011, Hertz ceased to qualify as a “controlled company” within the meaning of the NYSE rules.  Accordingly, the Stockholders’ Agreement may require the number of Sponsor Nominees to be reduced to comply with applicable NYSE rules.  In this regard, if, after giving effect to any transition period, the membership of the Hertz board of directors does not qualify under any applicable NYSE rules, then the Stockholders’ Agreement provides that the Sponsor Nominees will be reduced to two nominees of an investment fund associated with CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), one nominee of investment funds associated with Carlyle, and one nominee of an investment fund associated with BAMLCP, each of the Sponsors must cause a Sponsor Nominee to resign and additional independent directors will be elected by Hertz’s board of directors to fill the resulting director vacancies.  The Stockholders’ Agreement also provides that Hertz’s Chief Executive Officer shall be designated as a director, unless otherwise approved by a majority of the Sponsor Nominees.  In addition, the Stockholders’ Agreement provides that one of the nominees of an investment fund associated with CD&R shall serve as the Chair of the Executive Committee and, unless otherwise agreed by CD&R, as Chairman of Hertz’s board of directors.  Furthermore, in order to comply with NYSE rules, Hertz is required to have a majority of independent directors on Hertz’s board of directors by March 31, 2012.

The Stockholders’ Agreement also grants to the investment funds associated with CD&R or to the majority of the Sponsor Nominees the right to remove Hertz’s CEO.  Any replacement CEO requires the consent of investment funds associated with CD&R as well as investment funds associated with at least one other Sponsor.  It also contains restrictions on the transfer of Hertz common stock, and provides for tag-along and drag-along rights, in certain circumstances.  The rights described above apply only for so long as the investment funds associated with the applicable Sponsor maintain certain specified minimum levels of stockholdings in Hertz.

In addition, the Stockholders’ Agreement limits the rights of the investment funds associated with or designated by the Sponsors that have invested in Hertz common stock and Hertz’s affiliates, subject to several exceptions, to own, manage, operate or control any of Hertz’s “competitors” (as defined in the Stockholders’ Agreement). The Stockholders’ Agreement may be amended from time to time in the future to eliminate or modify these restrictions without Hertz’s consent.

Registration Rights Agreement

Hertz is also party to a registration rights agreement, dated as of December 21, 2005, as amended (the “Registration Rights Agreement”), with investment funds associated with the Sponsors.  The Registration Rights Agreement grants to certain of these investment funds the right to cause Hertz, at its own expense, to use its best efforts to register shares of Hertz common stock held by such investment funds for public resale, subject to certain limitations.  The exercise of this right is limited to three requests by the group of investment funds associated with each Sponsor, except for registrations effected pursuant to Form S-3, which are unlimited, subject to certain limitations, if Hertz is eligible to use Form S-3.  The secondary offerings of Hertz’s common stock in June 2007 and March 2011 were effected pursuant to this Registration Rights Agreement.  In the event Hertz registers any of its common stock, these investment funds also have the right to require Hertz to use its best efforts to include shares of common stock of Hertz held by them, subject to certain limitations, including as determined by the underwriters.  The Registration Rights Agreement also provides for Hertz to indemnify the investment funds associated with the Sponsors and their affiliates in connection with the registration of Hertz’s securities.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Holders of shares of Dollar Thrifty common stock who validly tender their shares in the offer and do not properly withdraw such shares will receive shares of Hertz common stock following consummation of the offer.  Upon completion of the second-step merger, all remaining outstanding shares of Dollar Thrifty common stock (other than shares for which appraisal rights, if available, are properly exercised and shares held by Hertz or any subsidiary of Hertz or Dollar Thrifty) will be converted into the right to receive the amount of cash and the same number of shares of Hertz common stock as are received by Dollar Thrifty stockholders pursuant to the offer.  Hertz and Dollar Thrifty are both incorporated under the laws of the State of Delaware.  Therefore, differences in the rights of holders of Hertz capital stock and Dollar Thrifty capital stock arise primarily from differences between their certificates of incorporation and bylaws.  As holders of Hertz common stock, your rights with respect thereto will be governed by Delaware law, including the DGCL, as well as Hertz’s constituent documents.  This section summarizes the material differences between the rights of Hertz stockholders and the rights of Dollar Thrifty stockholders.

The following summary is not a complete statement of the rights of stockholders of either of the two companies or a complete description of the specific provisions referred to below.  This summary is qualified in its entirety by reference to the DGCL and Hertz’s and Dollar Thrifty’s constituent documents, which you are urged to read carefully.  Copies of the companies’ constituent documents have been filed with the SEC.  To find out where you can get copies of these documents, see “Where You Can Find More Information.”

	Hertz	Dollar Thrifty
Authorized and Outstanding Capital Stock
Hertz’s certificate of incorporation authorizes 2,000,000,000 shares of common stock, par value $0.01 per share.  As of May 2, 2011, Hertz had approximately 415,808,391 shares of common stock issued and outstanding.  In addition, Hertz’s certificate of incorporation authorizes 200,000,000 shares of preferred stock, par value $0.01 per share, none of which has been issued or is outstanding.

Dollar Thrifty’s certificate of incorporation authorizes 50,000,000 shares of common stock, par value $0.01 per share.  As of April 29, 2011, there were approximately 28,929,182 shares of Dollar Thrifty common stock issued and outstanding (excluding approximately 6.5 million shares of Dollar Thrifty common stock held in treasury).  In addition, Dollar Thrifty’s certificate of incorporation authorizes 10,000,000 shares of preferred stock, par value $0.01 per share, none of which has been issued or is outstanding.

Special Meetings of Stockholders
Hertz’s certificate of incorporation and by-laws provide that special meetings of the stockholders may only be called by the board of directors pursuant to a resolution adopted by a majority of the total number of directors then in office.
Dollar Thrifty’s by-laws provide that special meetings of the stockholders may be called by only the Chairman of the board of directors or by the board of directors.

	Hertz	Dollar Thrifty
Stockholder Proposals
Hertz’s by-laws allow for business to be properly brought before an annual meeting of the Hertz stockholders by a stockholder entitled to vote at the meeting, if the stockholder intending to propose the business gives timely notice thereof in writing to the Secretary of Hertz.

Dollar Thrifty’s by-laws allow for business to be properly brought before an annual meeting of the Dollar Thrifty stockholders by a stockholder entitled to vote at the meeting, if the stockholder intending to propose the business gives timely notice thereof in writing to the Secretary of Dollar Thrifty.

To be timely, the stockholder’s notice must be delivered to the Secretary of Hertz at the principal executive offices of Hertz not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting, except in certain instances where the board of directors will be increased in size, where notice must be given within 10 days of such announcement. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date, the stockholder’s notice must be delivered no earlier than 120 days and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first announced.
To be timely, the stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Dollar Thrifty not less than 90 days nor more than 120 days prior to the annual meeting. However, in the event that less than 100 days’ notice or prior public disclosure is given or made to stockholders, the stockholder’s notice must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

The stockholder’s notice to the Secretary of Hertz shall set forth (1) as to each matter the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, (B) the reasons for conducting such business at the annual meeting and (C) any material interest of the stockholder in such business, and (2) as to the stockholder giving the notice and any beneficial owner on whose behalf the proposal is made, (A) the name and address of the stockholder, as they appear on Hertz’s books, and of such beneficial owner, (B) the class or series and number of shares of Hertz which are owned beneficially and of record by the stockholder and such beneficial owner, (C) a representation that the stockholder is a holder of record of Hertz stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business and (D) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement or form of proxy to holders of at least the percentage of Hertz’s outstanding capital stock required to approve or adopt the proposal or (ii) otherwise to solicit proxies from stockholders in support of such proposal.

The stockholder’s notice to the Secretary of Dollar Thrifty shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address of the stockholder as they appear on Dollar Thrifty’s books, (3) the class and number of shares of Dollar Thrifty which are beneficially owned by the stockholders, (4) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of Dollar Thrifty or with a value derived in whole or in part from the value of any class or series of shares of Dollar Thrifty, whether or not (A) such instrument or right shall be subject to settlement in the underlying class or series of capital stock of Dollar Thrifty or otherwise, (B) such instrument or right conveys voting rights to such stockholder or (C) such stockholder may have entered into other transactions that hedge the economic effect of such instrument or right directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Dollar Thrifty, (5) any material interest of the stockholder in such business and (6) an undertaking by the stockholder to notify Dollar Thrifty in writing of the information set forth in such notice as of the record date for the meeting promptly (and, in any event, within five business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement and update such information thereafter within two business days of any change in such information and, in any event, as of the close of business on the day preceding the meeting date.

Hertz	Dollar Thrifty
Stockholder Action by Written Consent
Hertz’s certificate of incorporation provides that stockholder action by written consent is permitted only if the investment funds associated with the Sponsors own more than 50% of the outstanding shares of Hertz common stock.  As of the date of this prospectus/offer to exchange, the Sponsors do not own more than 50% of the outstanding shares of Hertz common stock.
Dollar Thrifty’s by-laws provide that stockholder action by written consent is permitted.

Size of Board of Directors	The number of directors of Hertz’s board of directors is 12, but is subject to increase or decrease by the board of directors.	The number of directors of Dollar Thrifty’s board of directors is presently fixed at six, but is subject to increase or decrease by the board of directors.

Nomination by Stockholders of Candidates for Election to the Board
A stockholder’s notice to nominate a person for election (or re-election) to the board of directors shall set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, or any successor provisions, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

A stockholder’s notice to nominate a person for election (or re-election) to the board of directors shall set forth, among other things, (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of Dollar Thrifty which are beneficially owned by such person, (4) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of Dollar Thrifty or with a value derived in whole or in part from the value of any class or series of shares of Dollar Thrifty directly or indirectly owned beneficially by such person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Dollar Thrifty, (5) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, (6) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past five years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, (7) the completed and signed questionnaire, representation and agreement on the terms described in Dollar Thrifty’s by-laws and (8) an undertaking by such person to (A) notify Dollar Thrifty in writing of the information described in this paragraph as of the record date for the meeting promptly (and, in any event, within five business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement and (B) update such information thereafter within two business days of any change in such information and, in any event, as of the close of business on the day preceding the meeting date.

Hertz	Dollar Thrifty
Classification of the Board of Directors
Hertz’s certificate of incorporation and Hertz’s by-laws provide that Hertz’s board of directors is divided into three classes with staggered three-year terms, each class to consist of a number of directors as nearly equal in number as possible.  If the number of directors is changed, any increase or decrease will be apportioned among the three classes so as to maintain the number of directors in each class as nearly equal as possible.
Dollar Thrifty’s board of directors is not classified.

Election of Directors	Hertz’s by-laws provide for election of directors to the Hertz board of directors by vote of the holders of a majority of the shares entitled to vote on such matter.	Dollar Thrifty’s by-laws provide for election of directors to the Dollar Thrifty board of directors by a plurality of the votes cast.

Removal of Directors	Hertz’s by-laws provide that any director may be removed only for cause by holders of at least a majority of the votes that all Hertz stockholders are entitled to cast in an election of directors.
Other than permitting the removal of directors at a special meeting, Dollar Thrifty’s by-laws and Dollar Thrifty’s certificate of incorporation are silent with respect to the removal of directors and such removal is therefore governed by the applicable provisions of the DGCL, which provides that directors may be removed with or without cause by the vote of holders of at least a majority of the votes that all stockholders are entitled to cast in an election of directors.

Amendments to Certificate of Incorporation
Hertz’s certificate of incorporation provides that an amendment to the Hertz certificate of incorporation generally requires approval of the holders of a majority of the Hertz common stock entitled to vote. However, to amend, alter or repeal the provisions of the Hertz certificate of incorporation relating to management of Hertz, stockholder action by written consent, special meetings, business opportunities and waiver of Section 203 of the DGCL, Hertz’s certificate of incorporation requires the approval of holders of at least two-thirds of the votes that Hertz stockholders are entitled to cast in an election of directors.

Dollar Thrifty’s certificate of incorporation is silent with respect to amendments to its certificate of incorporation, and is therefore governed by the applicable provisions of the DGCL, which provides that the holders of a majority of outstanding stock entitled to vote must approve amendments to Dollar Thrifty’s certificate of incorporation.

Hertz	Dollar Thrifty
Amendment of By-laws
Hertz’s by-laws provide that an amendment, alteration or repeal of the Hertz by-laws generally requires approval of a majority of the Hertz board of directors.  In addition, holders of a majority of the voting power of outstanding Hertz shares entitled to vote in an election of directors may amend, alter or repeal Hertz’s by-laws, except that the amendment, alteration or repeal by Hertz stockholders of certain provisions of Hertz’s by-laws relating to stockholders, board of directors, officers and amendments to Hertz’s by-laws requires the approval of holders of at least two-thirds of the votes that Hertz stockholders are entitled to cast in an election of directors.

Dollar Thrifty’s certificate of incorporation and Dollar Thrifty’s by-laws provide that Dollar Thrifty’s by-laws may be amended, altered or repealed by either a majority of the entire Dollar Thrifty board of directors or the holders of at least a majority of the voting power of Dollar Thrifty shares entitled to vote in an election of directors.

Corporate Opportunities
Hertz’s certificate of incorporation provides that its stockholders that are investment funds associated with or designated by the Sponsors have no obligation to offer Hertz an opportunity to participate in business opportunities presented to the Sponsors or their respective officers, directors, agents, members, partners and affiliates even if the opportunity is one that Hertz might reasonably have pursued, and that neither the Sponsors nor their respective officers, directors, agents, members, partners or affiliates will be liable to Hertz or its stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is a director or officer of Hertz, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of Hertz.

Dollar Thrifty’s by-laws and Dollar Thrifty’s certificate of incorporation are silent with respect to a waiver of corporate opportunities and Dollar Thrifty’s rights to corporate opportunities are therefore governed by the applicable provisions of the DGCL, which provide that Dollar Thrifty has an interest or expectancy in specified business opportunities presented to the corporation or its officers, directors or stockholders.

Certain Business Combination Restrictions	Hertz has opted out of Section 203 of the DGCL.
Section 203 of the DGCL protects Delaware corporations with voting stock listed on a national securities exchange from hostile takeovers and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation.

Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (1) the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (3) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66⅔% of the outstanding voting stock not owned by the interested stockholder.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither the Dollar Thrifty certificate of incorporation nor the Dollar Thrifty by-laws contains the election not to be governed by Section 203 of the DGCL.

Therefore, Dollar Thrifty is governed by Section 203 of the DGCL.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
OF HERTZ AND DOLLAR THRIFTY

The following unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2010 and for the three months ended March 31, 2011 are presented on a pro forma basis to give effect to the offer and related transactions as if they had occurred on January 1, 2010.  The following unaudited pro forma condensed combined balance sheet as of March 31, 2011 is presented on a pro forma basis to give effect to the offer and related transactions as if they had occurred on March 31, 2011.

The following unaudited pro forma condensed combined financial statements, or the “pro forma financial statements,” were derived from and should be read in conjunction with:

●
the consolidated financial statements of Hertz as of and for the year ended December 31, 2010 and the related notes included in Hertz’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus/offer to exchange;

●
the consolidated financial statements of Dollar Thrifty as of and for the year ended December 31, 2010 and the related notes included in Dollar Thrifty’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus/offer to exchange;

●
the consolidated financial statements of Hertz as of and for the three months ended March 31, 2011 and the related notes included in Hertz’s Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which is incorporated by reference into this prospectus/offer to exchange; and

●
the consolidated financial statements of Dollar Thrifty as of and for the three months ended March 31, 2011 and the related notes included in Dollar Thrifty’s Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which is incorporated by reference into this prospectus/offer to exchange.

The consolidated financial statements of Hertz and Dollar Thrifty as of March 31, 2011 and for the three months ended March 31, 2011 and year ended December 31, 2010 have been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the offer and related transactions, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company. The pro forma financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements.

The unaudited pro forma adjustments were based on publicly available information, including Hertz’s Registration Statement on Form S-4/A filed on August 12, 2010 in connection with the 2010 Merger Agreement, Dollar Thrifty’s Annual Report on Form 10-K for the year ended December 31, 2010 and Dollar Thrifty’s Quarterly Report on Form 10-Q for the three months ended March 31, 2011.  The unaudited pro forma adjustments were also based on certain assumptions and estimates that Hertz believes are reasonable based on such publicly available information.  Dollar Thrifty has not participated in the preparation of the pro forma financial statements or this prospectus/offer to exchange and has not reviewed or verified the information, assumptions or estimates relating to Dollar Thrifty in the pro forma financial statements.  Additional information may exist that could materially affect the assumptions and estimates and related pro forma adjustments.  Pro forma adjustments have been included only to the extent appropriate information is known, factually supportable and reasonably available to Hertz.

The pro forma financial statements assume, among other things, that upon consummation of the offer:

●
all outstanding shares of Dollar Thrifty common stock are exchanged in the offer at the fixed exchange ratio of 0.8546 shares of Hertz common stock for each share of Dollar Thrifty common stock and $57.60 in cash for each share of Dollar Thrifty common stock;

●
all outstanding options to purchase shares of Dollar Thrifty common stock under Dollar Thrifty’s employee stock plans will be converted into options to purchase shares of Hertz common stock, on the same terms and conditions as applicable to the options to purchase Dollar Thrifty common stock, except that the number of shares of Hertz common stock and the exercise price per share will be adjusted based on the offer consideration and the closing price per share of Hertz common stock on the date the offer is consummated (or if that date is not a trading day, the trading day immediately preceding that date); and

●
all outstanding awards of restricted stock units and performance units will vest and be converted into a right to receive a lump sum cash payment equal to the product of (1) the number of shares of Dollar Thrifty common stock subject to such award (in the case of performance awards as if performance was achieved at the target level) and (2) the sum of (A) $57.60 and (B) the value of the stock portion of the offer consideration, valued at the closing price per share of Hertz common stock on the date the offer is consummated (or if that date is not a trading day, the trading day immediately preceding that date).

The pro forma financial statements have been presented for informational purposes only. The pro forma financial statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the offer been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company.  There were no material transactions between Hertz and Dollar Thrifty during the period presented in the pro forma financial statements that would need to be eliminated.

The pro forma financial statements have been prepared using the acquisition method of accounting under GAAP, which is subject to change and interpretation.  Hertz has been treated as the acquirer in the offer for accounting purposes. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements.

Acquisition accounting is dependent upon certain valuations and other studies that have not yet begun or are not yet completed, and will not be completed until after the closing of the offer. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of preparing the pro forma financial statements and are based upon preliminary information available at the time of the preparation of this prospectus/offer to exchange. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the pro forma financial statements and the combined company’s future results of operations and financial position.

The pro forma financial statements do not reflect any cost savings or other synergies that the combined company may achieve as a result of the offer or the costs to integrate the operations of Hertz and Dollar Thrifty or the costs necessary to achieve these cost savings and other synergies.  The pro forma financial statements also do not reflect any divestitures that Hertz may be required to make in connection with obtaining regulatory approvals and clearances for the offer.  Further, while Hertz has engaged in discussions with the Federal Trade Commission and has started a process for the divestiture of its Advantage brand, the results of Advantage are included in the pro forma results above and have not been reclassified to held for sale.  The effects of the foregoing items could, individually or in the aggregate, materially impact the pro forma financial statements.

Unaudited Pro Forma Condensed Combined
Statement of Operations
For the Year Ended December 31, 2010

(in thousands of dollars, except per share data)	Hertz	Dollar Thrifty	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Revenues:
Car rental	$6,355,205	$1,473,023	$—		$7,828,228
Equipment rental	1,069,820	—	—		1,069,820
Other	137,509	64,137	—		201,646
Total revenues	7,562,534	1,537,160	—		9,099,694
Expenses:
Direct operating	4,282,351	745,535	—		5,027,886
Depreciation of revenue earning equipment and lease charges	1,868,147	299,200	—		2,167,347
Selling, general and administrative	664,512	209,341	(62,073)	(a)(c)(d)	811,780
Interest expense	773,427	90,887	6,720	(b)	871,034
Interest and other income, net	(12,310)	(1,584)	—		(13,894)
Impairment charges	—	1,057	—		1,057
Total expenses	7,576,127	1,344,436	(55,353)		8,865,210
Increase in fair value of derivatives	—	(28,694)	28,694	(d)	—
Income (loss) before income taxes	(13,593)	221,418	26,659		234,484
(Provision) for taxes on income	(17,068)	(90,202)	(10,397)	(e)	(117,667)
Net income (loss)	(30,661)	131,216	16,262		116,817
Less: Net income attributable to noncontrolling interest	(17,383)	—	—		(17,383)
Net income (loss) attributable to Hertz/Dollar Thrifty common stockholders	$(48,044)	$131,216	$16,262		$99,434
Weighted average shares outstanding (in thousands)
Basic	411,941	28,623	(3,900)	(f)	436,664
Diluted	411,941	30,245	9,351	(f)	451,537
Earnings (loss) per share attributable to Hertz/Dollar Thrifty common stockholders:
Basic	$(0.12)	$4.58			$0.23
Diluted	$(0.12)	$4.34			$0.22

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined
Statement of Operations
For the Three Months Ended March 31, 2011

(in thousands of dollars, except per share data)	Hertz	Dollar Thrifty	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Revenues:
Car rental	$1,478,938	$332,272	$—		$1,811,210
Equipment rental	268,086	—	—		268,086
Other	32,979	16,075	—		49,054
Total revenues	1,780,003	348,347	—		2,128,350
Expenses:
Direct operating	1,073,665	178,305	—		1,251,970
Depreciation of revenue earning equipment and lease charges	436,089	74,174	—		510,263
Selling, general and administrative	182,221	48,947	(6,907)	(a)(c)(d)	224,261
Interest expense	196,889	21,442	703	(b)	219,034
Interest and other (income) expense, net	50,021	(465)	—		49,556
Total expenses	1,938,885	322,403	(6,204)		2,255,084
Increase in fair value of derivatives	—	(3,474)	3,474	(d)	—
Income (loss) before income taxes	(158,882)	29,418	2,730		(126,734)
(Provision) benefit for taxes on income	29,940	(12,895)	(1,064)	(e)	15,981
Net income (loss)	(128,942)	16,523	1,666		(110,753)
Less: Net income attributable to noncontrolling interest	(3,673)	—	—		(3,673)
Net income (loss) attributable to Hertz/Dollar Thrifty common stockholders	$(132,615)	$16,523	$1,666		$(114,426)
Weighted average shares outstanding (in thousands)
Basic	414,065	28,761	(4,038)	(f)	438,788
Diluted	414,065	31,053	(6,330)	(f)	438,788
Earnings (loss) per share attributable to Hertz/Dollar Thrifty common stockholders:
Basic	$(0.32)	$0.57			$(0.26)
Diluted	$(0.32)	$0.53			$(0.26)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, which are an integral part of these statements.

Unaudited Pro Forma Condensed Combined
Balance Sheet
As of March 31, 2011

(in thousands of dollars)	Hertz	Dollar Thrifty	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Assets
Cash and cash equivalents	$1,365,759	$518,548	$(1,854,637)	(g)	$29,670
Restricted cash and cash equivalents	190,886	159,945	—		350,831
Receivables, less allowance for doubtful accounts	1,311,755	99,093	—		1,410,848
Inventories, at lower of cost or market	97,472	—	—		97,472
Prepaid expenses and other assets	428,879	72,918	(8,132)	(h)	493,665
Revenue earning equipment, net
Cars	7,714,151	1,682,099	—		9,396,250
Other equipment	1,687,109	—	—		1,687,109
Total revenue earning equipment, net	9,401,260	1,682,099	—		11,083,359
Property and equipment, net	1,186,509	110,952	—		1,297,461
Income taxes receivable	—	14,431	(14,431)	(d)	—
Other intangible assets, net	2,535,570	—	550,000	(i)	3,085,570
Goodwill	309,495	—	1,329,513	(j)	1,639,008
Total Assets	$16,827,585	$2,657,986	$2,313		$19,487,884
Liabilities and Equity
Accounts payable	$1,204,927	$32,606	$—		$1,237,533
Accrued liabilities	983,420	147,415	(10,721)	(k)	1,120,114
Accrued taxes	121,602	—	(19,973)	(d)(e)	101,629
Debt	10,750,019	1,551,315	(162,375)	(l)	12,138,959
Public liability and property damage	282,127	110,689	—		392,816
Deferred taxes on income	1,450,797	256,468	224,550	(m)	1,931,815
Total Liabilities	14,792,892	2,098,493	31,481		16,922,866
Common Stock	4,149	354	(107)	(n)	4,396
Preferred Stock	—	—	—		—
Additional paid-in capital	3,184,496	943,413	(379,873)	(o)	3,748,036
Accumulated deficit	(1,242,975)	(145,446)	111,984	(p)	(1,276,437)
Accumulated other comprehensive income (loss)	68,873	(7,790)	7,790	(q)	68,873
Treasury stock	—	(231,038)	231,038	(r)	—
Total Hertz/Dollar Thrifty equity	2,014,543	559,493	(29,168)		2,544,868
Noncontrolling interest	20,150	—	—		20,150
Total Equity	2,034,693	559,493	(29,168)		2,565,018
Total Liabilities and Equity	$16,827,585	$2,657,986	$2,313		$19,487,884

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements, which are an integral part of these statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On April 25, 2010, Hertz, HDTMS, Inc. and Dollar Thrifty entered into a merger agreement, as amended on September 10, 2010 (the “2010 Merger Agreement”), pursuant to which, subject to the terms and conditions set forth in the 2010 Merger Agreement, Dollar Thrifty would have become a wholly owned subsidiary of Hertz.  On September 30, 2010, at a special meeting of Dollar Thrifty stockholders, a majority of the outstanding shares of Dollar Thrifty common stock did not vote in favor of the proposal to adopt the 2010 Merger Agreement.  As a result, on October 1, 2010, Hertz terminated the 2010 Merger Agreement.

HDTMS, Inc., a wholly owned subsidiary of Hertz, is now offering to exchange each outstanding share of Dollar Thrifty common stock that is validly tendered and not properly withdrawn prior to the expiration date, for (1) $57.60 in cash, less any applicable withholding taxes and without interest, and (2) 0.8546 shares of Hertz common stock, upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying letter of transmittal.  Based on the closing price of Hertz stock on May 6, 2011, the date used for preparation of the pro forma financial statements, the consideration to be transferred by Hertz to Dollar Thrifty stockholders is valued at $72.00 per share, or approximately $2.2 billion in the aggregate.

2.	Basis of Presentation

The pro forma financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. Certain reclassifications have been made to the historical financial statements of Dollar Thrifty to conform with Hertz’s presentation, primarily related to the presentation of (i) interest income, which Dollar Thrifty shows net with interest expense, and (ii) capitalized software, which Dollar Thrifty shows as a separate line item, but which Hertz includes in “Property and equipment, net”. Hertz has not been able to perform any due diligence since the termination of the 2010 Merger Agreement through which other differences in presentation could be definitively identified.  Upon consummation of the offer, further review of Dollar Thrifty’s accounting policies may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of Hertz as the combined company following the offer. At this time, Hertz is not aware of any differences that would have a material impact on the financial statements of Hertz as the combined company following the offer.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the consummation of the offer. In addition, ASC 805 establishes that the consideration transferred be measured at the consummation of the offer at the then-current market price; this particular requirement will likely result in a per share equity component that is different from the amount assumed in the pro forma financial statements.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Hertz may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Hertz’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805 acquisition-related transaction costs (e.g., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by Hertz are estimated to be approximately $58  million, of which Hertz estimates $21 million and $3 million have been paid in the year ended December 31, 2010 and three months ended March 31, 2011, respectively, and have been removed from the unaudited pro forma condensed combined statements of operations as they reflect non-recurring charges directly related to the offer. The remaining $33 million of anticipated costs for Hertz are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to cash and retained earnings.  Additionally, acquisition-related transaction costs incurred by Dollar Thrifty in 2010 and the three months ended March 31, 2011 of approximately $23 million and $4 million, respectively, have been removed from the unaudited pro forma condensed combined statements of operations as they reflect non-recurring charges associated with the 2010 Merger Agreement, as well as other transaction-related expenses.

3.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to consummate the offer:

	(In thousands, except per share amounts)
Dollar Thrifty common stock shares outstanding at March 31, 2011	28,929
Cash per share	$57.60
Cash consideration for outstanding shares	1,666,310
Value of Dollar Thrifty performance unit share awards and restricted stock units to be settled in cash	5,360	(a)
Total cash consideration	1,671,670
Dollar Thrifty common stock shares outstanding at March 31, 2011	28,929
Common stock exchange ratio per share	0.8546
Equivalent Hertz shares	24,723
Hertz common stock share price on May 6, 2011	$16.85	(b)
Common stock equity consideration	416,578
Fair value of share-based compensation awards	147,209	(c)
Total estimated consideration transferred	$2,235,457

(a)
Represents the cash consideration estimated to be paid to holders of Dollar Thrifty performance units and restricted stock units for service prior to the consummation of the offer. At the date the offer is completed, the holders of each performance unit and each restricted stock unit is assumed to be entitled to receive a lump sum cash payment equal to the product of (1) the number of shares of Dollar Thrifty common stock subject to such award (in the case of performance units, as if performance was achieved at the target level) and (2) the sum of (A) $57.60 and (B) the value of the stock portion of the offer consideration, valued at the closing price per share of Hertz common stock on the date the offer is consummated (or if that date is not a trading day, the trading day immediately preceding that day).   ASC 805 requires that cash payments made to settle vested awards attributable to precombination service be included in the consideration transferred. Additionally, approximately $10.0 million in payments associated with performance units and restricted stock units associated with post-combination services are expected to be expensed after consummation of the offer. This amount will differ from the actual amount recorded as the portion of this amount associated with performance units is based on vesting through March 31, 2011.

(b)
In accordance with ASC 805, Hertz’s actual stock price as of the date the offer is completed will be used to determine the value of stock and stock options to be issued as consideration in connection with the offer and thus to calculate the actual purchase price. In calculating the estimated purchase price, Hertz’s stock price as of May 6, 2011 was used as a proxy for the actual Hertz stock price as of the date the offer is completed. Changes in Hertz’s stock price between May 6, 2011 and the date the offer is completed may result in a material difference from the stock price used to calculate the estimated purchase price for the purposes of the pro forma financial statements.  If Hertz’s stock price as of the date the offer is completed increases or decreases by 25% from the price assumed in the pro forma financial statements, the consideration transferred would increase or decrease by approximately $104 million, which would be reflected as an increase or decrease to goodwill. Hertz believes that it is reasonably possible that the Hertz common stock price as of the consummation of the offer will be up to 25% higher or lower than the common stock price assumed in the pro forma financial statements, based upon fluctuations in Hertz’s common stock price over the four months ended April 30, 2011.

(c)
Each Dollar Thrifty stock option is assumed to be converted into an adjusted Hertz stock option to acquire a number of shares of Hertz common stock, determined by multiplying the number of shares of Dollar Thrifty common stock subject to the Dollar Thrifty stock option by an exchange ratio (the “Incentive Award Exchange Ratio”) equal to the sum of the fixed exchange ratio (0.8546 Hertz shares for which each Dollar Thrifty share will be exchanged) and the quotient of $57.60 (the cash consideration) divided by the closing price per share of Hertz common stock on the date the offer is consummated (or if not a trading day, the last trading day before that day).  The exercise price per share of Hertz common stock subject to the adjusted Hertz stock option will be equal to the per share exercise price of such Dollar Thrifty stock option divided by the Incentive Award Exchange Ratio.  In accordance with ASC 805, the fair value of outstanding Dollar Thrifty stock options, which are assumed to immediately vest upon consummation of the offer, has been attributed to precombination service and included in the consideration transferred.

4.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Hertz in the offer:

(In thousands)
Book value of net assets acquired at March 31, 2011(a)	$560,226
Adjustments to:
Revenue earning equipment(b)	—
Property and equipment(b)	—
Identifiable intangible assets(c)	550,000
Debt(d)	16,750
Contingencies(e)	—
Taxes(f)	(221,032)
Goodwill(g)	1,329,513
Estimate of consideration expected to be transferred	$2,235,457

(a)
The following reconciles the net assets of Dollar Thrifty, as disclosed in its Quarterly Report on Form 10-Q for the three months ended March 31, 2011, to the amount estimated to be acquired upon consummation of the offer:

(In thousands)
Net assets of Dollar Thrifty, as disclosed in its Quarterly Report on Form 10-Q for the three months ended March 31, 2011	$559,493
Retention payments paid, net of income tax benefit of $850 by Dollar Thrifty prior to consummation of the offer (i)	(1,330)
Elimination of unamortized deferred financing fees associated with Dollar Thrifty’s extinguishment of non-vehicle debt prior to consummation of the offer, net of income tax benefit of $1,174 (i)	(1,837)
Elimination of deferred compensation associated with restricted stock units(ii)	3,900
$560,226

(i)	Amounts assumed for purposes of these pro forma financial statements based on publicly available information.

(ii)
It is assumed, based on publicly available information, that at March 31, 2011, Dollar Thrifty had accrued for deferred compensation in relation to vested, but deferred, restricted stock units for non-employee directors.  For purposes of these pro forma financial statements, it is assumed that these restricted stock units will be converted into a right to receive a lump sum cash payment (as described in Note 1).

(b)
As of the consummation of the offer, revenue earning equipment and property and equipment (including software) are required to be measured at fair value, unless those assets are classified as held-for-sale as of the consummation of the offer. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Hertz does not have sufficient information at this time as to the specific nature, age, condition or location of these assets, and Hertz does not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. Accordingly, for purposes of the pro forma financial statements, Hertz believes that the current Dollar Thrifty book values for revenue earning equipment and property and equipment (including software) of $1,682 million and $111 million, respectively, represent the best estimates of fair value. These estimates of fair value are preliminary and subject to change and could vary materially from the actual adjustment. For each 1% change in fair value to revenue earning equipment and property and equipment, assuming weighted-average useful lives of 1.5 years and 7.5 years, respectively, depreciation expense would change by approximately $11.2 million and $0.2 million, respectively.

(c)
As of the consummation of the offer, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of the pro forma financial statements, it is assumed that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable intangible assets is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows. Under applicable antitrust laws and regulations, there are significant limitations regarding what Hertz can learn about the specifics of the Dollar Thrifty intangible assets prior to the consummation of the offer and any such process will take several months to complete.

At this time, Hertz does not have sufficient information as to the amount, timing and risk of cash flows of all of these intangible assets. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors. However, for purposes of these pro forma financial statements and using available information, such as historical product revenues, Dollar Thrifty’s cost structure, and certain other high-level assumptions, the fair value of the identifiable intangible assets and their weighted-average useful lives have been estimated as follows:

	Estimated Fair Value (In thousands)	Estimated Useful Life
Trade names	$445,000	Indefinite
Customer relationships	105,000	10 years
Total	$550,000

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma financial statements.  Once Hertz has full access to the specifics of the Dollar Thrifty intangible assets, additional insight will be gained that could impact the estimated total value assigned to intangible assets and/or the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Hertz only upon access to additional information and/or by changes in such factors that may occur prior to the consummation of the offer. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the Dollar Thrifty intangible assets and/or to the estimated weighted-average useful lives from what Hertz has assumed in these pro forma financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Hertz’s estimate of associated amortization expense.

(d)
As of the consummation of the offer, debt is required to be measured at fair value. Hertz has calculated the adjustment based on information obtained from Dollar Thrifty’s Quarterly Report on Form 10-Q for the three months ended March  31, 2011 on the fair value of Dollar Thrifty debt and believes the pro forma adjustment amount to be reasonable. For each $10 million decrease/(increase) in the fair value of the Dollar Thrifty debt, interest expense would increase/(decrease) by approximately $8.3 million.

(e)
As of the consummation of the offer, except as specifically excluded, contingencies are required to be measured at fair value, if the acquisition-date fair value of the asset or liability arising from a contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date and (ii) the amount of the asset or liability can be reasonably estimated. These criteria are to be applied using the guidance in ASC 450, Contingencies. As disclosed in Dollar Thrifty’s 2010 Annual Report on Form 10-K for the year ended December 31, 2010 and Dollar Thrifty’s Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which are incorporated by reference into this prospectus/offer to exchange, Dollar Thrifty is involved in various legal actions, claims and governmental inquiries and proceedings, which are pending or may be instituted or asserted in the future against them. However, Hertz does not have sufficient information at this time to evaluate if the fair value of these contingencies can be determined and, if determinable, to value them under a fair value standard. A fair valuation effort would require intimate knowledge of complex legal matters and associated defense strategies, which cannot occur prior to the consummation of the offer. As required, Dollar Thrifty currently accounts for these contingencies under ASC 450. If fair value cannot be determined for Dollar Thrifty’s contingencies, the combined company would continue to account for the Dollar Thrifty contingencies using ASC 450. Since Dollar Thrifty’s current accounting approach is subject to external audit and as Dollar Thrifty management, unlike Hertz management, has full and complete access to relevant information about these contingencies, Hertz believes that it has no basis for modifying Dollar Thrifty’s current application of these standards. Accordingly, for the purpose of the pro forma financial statements, Hertz has not adjusted the Dollar Thrifty book values. This approach is preliminary and subject to change.

(f)
As of the consummation of the offer, Hertz will provide deferred taxes as part of the accounting for the offer, primarily related to the estimated fair value adjustments for acquired intangibles and assumed debt. The pro forma adjustment to record the effect of deferred taxes was computed as follows:

(In thousands)
Estimated fair value of identifiable intangible assets to be acquired	$550,000
Estimated fair value adjustment of debt to be assumed	16,750
Total estimated fair value adjustments	$566,750
Deferred taxes associated with the estimated fair value adjustments at 39%	$221,032

(g)
Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

5.	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)
To adjust amortization expense for the estimated amortization expense of customer relationship intangible assets acquired, with an estimated fair value of $105 million and an estimated useful life of ten years.

(b)	To adjust interest expense as follows:

	Year Ended December 31, 2010	Three Months Ended March 31, 2011
	(In thousands)
Amortization of the fair value adjustment to debt	$13,942	$2,006
Elimination of interest expense due to the extinguishment of Dollar Thrifty’s existing non-vehicle debt (i)	(5,770)	(940)
Elimination of amortization of deferred financing costs associated with extinguished debt	(1,452)	(363)
Total	$6,720	$703

(i)	Includes elimination of commitment fees related to Dollar Thrifty’s revolving credit facility. Elimination of Dollar Thrifty’s letter of credit fees relating to Dollar Thrifty’s letters of credit outstanding at the end of the relevant periods offset by assumption that outstanding balance of Dollar Thrifty’s letters of credit at the end of the relevant periods were issued under the terms of Hertz’s Senior ABL Facility in force as at March 31, 2011 for the entire duration of the relevant periods.

(c)
To eliminate advisory, legal, regulatory and retention costs that are directly attributable to the offer but that are not expected to have a continuing impact on the combined company’s results, as follows:

	Year Ended December 31, 2010	Three Months Ended March 31, 2011
	(In thousands)
Eliminate Hertz’s acquisition-related advisory, legal and regulatory costs assumed to be non-recurring	$21,274	$2,538
Eliminate Dollar Thrifty’s acquisition-related transaction and retention costs assumed to be non-recurring	22,605	$3,520
Total	$43,879	$6,058

(d)
Certain adjustments have been made to the historical financial statements of Dollar Thrifty to conform to Hertz’s presentation.  For the pro forma condensed combined statements of operations, the increase in the fair value of derivatives, which Dollar Thrifty presents as a separate line item, has been reclassified to the “Selling, general and administrative” line item.  For the pro forma condensed combined balance sheet, Dollar Thrifty’s “Income taxes receivable”, which is presented as a separate line item, has been reclassified and netted against Hertz’s “Accrued taxes” line item.

(e)	To record the impact on accrued income taxes in relation to pre-closing retention program and deferred compensation payments and the write-off of deferred financing costs.

Hertz has generally assumed a 39% tax rate when estimating the tax impacts of the offer, representing the statutory tax rate for Hertz. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-offer activities, cash needs and the geographical location of businesses.

(f)
The unaudited pro forma condensed combined basic and diluted income (loss) per share calculations are based on the combined basic and diluted weighted average shares outstanding. The historical basic and diluted weighted average shares of Dollar Thrifty outstanding are assumed to be replaced by the shares expected to be issued by Hertz in connection with the offer.   For the three months ended March 31, 2011, no dilution from common stock equivalents is reflected in the unaudited pro forma condensed combined financial statements, as such impact would be antidilutive.

Year Ended December 31, 2010
(In thousands)
Basic:
Hertz weighted average common shares	411,941
Equivalent Dollar Thrifty common shares after exchange	24,723
Pro forma weighted average basic common shares	436,664
Diluted:
Pro forma weighted average basic common shares	436,664
Add: Hertz stock options, RSUs and PSUs	3,888
Add: Potential issuance of common stock upon conversion of Hertz Convertible Senior Notes	6,652
Add: Dollar Thrifty replacement stock options	4,333
Pro forma weighted average diluted common shares	451,537

(g)	To adjust cash and cash equivalents, as follows:

(In thousands)
Extinguishment of Dollar Thrifty’s non-vehicle debt in connection with the consummation of the offer	$(145,625)
Cash portion of offer consideration (i) (see Note 3)	(1,671,670)
Retention payments paid by Dollar Thrifty prior to closing (ii) (see Note 4(a))	(3,880)
Estimate of future offer-related transaction costs	(33,462)
Total	$(1,854,637)

(i)
Hertz intends to pay the cash consideration for the offer from cash on hand, borrowings under bank credit facilities and/or from the issuance of debt securities.  These pro forma financial statements assume that the cash consideration will be funded entirely from available cash balances, as the terms of any such borrowings or issuance of debt securities have yet to be determined.  If Hertz funds all or any material portion of the cash consideration with new borrowings or the issuance of debt securities, such funding could have a material impact on these pro forma financial statements.

(ii)
For purposes of these pro forma financial statements, it is assumed that Dollar Thrifty has established a retention program with a pool of approximately $7,760,000 for Dollar Thrifty employees who are not executive officers and that 50% of the approximately $7,760,000 charge will be payable upon completion of the offer and 50% will be payable upon completion of a six-month requisite service period following the completion of the offer.  Based on those assumptions, Hertz will incur charges following the offer of approximately $3,880,000 in relation to this retention program.

(h)	To adjust prepaid expenses and other assets, as follows:

(In thousands)
Eliminate unamortized deferred financing fees associated with Dollar Thrifty’s extinguished non-vehicle debt (i)	$(3,011)
Eliminate Rabbi trust plan (prefunding) associated with deferred compensation	(5,121)
Total	$(8,132)

(i)	Amounts assumed for purposes of these pro forma financial statements based on publicly available information.

(i)	To record intangible assets acquired at an estimate of fair value of $550,000,000 (see Note 4(c)).

(j)	To record an estimate of acquisition date goodwill (see Note 4(g)).

(k)	To reflect the settlement of assumed retention and deferred compensation expense.

(l)	To eliminate Dollar Thrifty’s non-vehicle debt and adjust Dollar Thrifty’s remaining debt to an estimate of fair value:

(In thousands)
Eliminate Dollar Thrifty non-vehicle debt (i)	$(145,625)
Estimated fair value decrease to remaining debt assumed (i)	(16,750)
Total	$(162,375)

(i)	Amounts assumed for purposes of these pro forma financial statements based on publicly available information.

(m)
To adjust deferred taxes on income associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed, at 39% (see Note 4(f)), and to reverse deferred taxes of $3,518,000 associated with deferred compensation assumed to be paid by Dollar Thrifty prior to closing.

(n)	To record the stock portion of the offer consideration, at par, and to eliminate Dollar Thrifty’s common stock, at par, as follows:

(In thousands)
Eliminate Dollar Thrifty common stock	$(354)
Issuance of Hertz common stock (i)	247
Total	$(107)

(i)	Represents the issuance of approximately 24.7 million shares associated with the exchange of Dollar Thrifty shares for Hertz shares at an exchange ratio of 0.8546 (see Note 3).

(o)	To record the stock portion of the offer consideration, at fair value less par, and to eliminate Dollar Thrifty’s additional paid-in-capital, as follows:

(In thousands)
Eliminate Dollar Thrifty’s additional paid-in capital	$(943,413)
Issuance of Hertz common stock and options	563,540
Total	$(379,873)

(p)	To eliminate Dollar Thrifty’s accumulated deficit, and to record estimated non-recurring costs of Hertz and Dollar Thrifty for advisory, legal, regulatory and valuation costs, as follows:

(In thousands)
Eliminate Dollar Thrifty’s accumulated deficit	$145,446
Estimated remaining offer related transaction costs assumed to be non-recurring	(33,462)
Total	$111,984

(q)	To eliminate Dollar Thrifty’s accumulated other comprehensive loss.

(r)	To eliminate Dollar Thrifty’s treasury stock.

               The pro forma financial statements do not reflect Hertz’s expected realization of any cost savings. These savings are expected in direct operating, depreciation of revenue earning equipment and selling, general and administrative functions. Although Hertz management expects that cost savings will result from the offer, there can be no assurance that these cost savings will be achieved. The pro forma financial statements also do not reflect estimated restructuring and integration charges associated with the expected cost savings. Additionally, assumed severance charges for Dollar Thrifty senior management of approximately $23 million are not reflected in the pro forma financial statements, and will be expensed as incurred.

FORWARD-LOOKING STATEMENTS

This prospectus/offer to exchange, and the documents incorporated herein by reference, include certain forward-looking statements about Hertz, Dollar Thrifty and the combined company.  You should not place undue reliance on these statements.  Representatives of Hertz and Dollar Thrifty may also make forward-looking statements.  Forward-looking statements include information concerning Hertz’s and Dollar Thrifty’s possible or assumed future results of operations, including descriptions of Hertz’s and Dollar Thrifty’s business strategies.  These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “can,” “feel,” “forecasts,” “to be” or similar expressions.  These statements are based on expectations and beliefs at the time such statements were made; however, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated.  As you read and consider this prospectus/offer to exchange, you should understand that these statements are not guarantees of performance or results.  These forward-looking statements are subject to numerous risks and uncertainties, including the risks described in this prospectus/offer to exchange under “Risk Factors,” that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements.

Some other risks and uncertainties include, but are not limited to:

●	the risk that the businesses of Hertz and Dollar Thrifty will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

●	the risk that expected synergies, operational efficiencies and cost savings from the offer and second-step merger may not be fully realized or realized within the expected time frame;

●	the risk that revenues following the offer and second-step merger may be lower than expected;

●	the inability to obtain governmental approvals of the offer and second-step merger on the proposed terms and schedule;

●	the operational and profitability impact of divestitures that may be required to be undertaken to secure regulatory approval;

●	the risk of changes in applicable tax or other laws;

●	adverse response by Hertz’s and Dollar Thrifty’s licensees, franchisees, dealers and independent contractors;

●	the risk of higher than expected financing costs to effect the offer and second-step merger;

●	other risks to consummation of the offer and second-step merger;

●
significant changes in the business environment, including as a result of industry consolidation, and the effect of competition in Hertz’s and Dollar Thrifty’s markets, including on Hertz’s and Dollar Thrifty’s pricing policies or use of incentives;

●	unanticipated regulatory or judicial proceedings or rulings;

●	potential or actual litigation;

●	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

●
the risk that the design of Hertz’s or Dollar Thrifty’s disclosure controls and procedures or internal controls prove inadequate, or are circumvented, thereby causing losses or errors in information or a delay in the detection of fraud;

●	the risk that Hertz and Dollar Thrifty may not accurately estimate future levels of rental activity and adjust the size of the combined fleet accordingly; and

●	the impact on Hertz’s or Dollar Thrifty’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, see the factors described in the Cautionary Note Regarding Forward-Looking Statements in each of the Hertz 10-K and the Dollar Thrifty 10-K.  See “Where You Can Find More Information.”

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements, and the factors that will determine these results are beyond our ability to control or predict.

Hertz cautions you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus/offer to exchange, in the case of forward-looking statements contained in this prospectus/offer to exchange, or the dates of the documents incorporated by reference in this prospectus/offer to exchange, in the case of forward-looking statements made in those incorporated documents.

Except to the extent required by applicable law or regulation, Hertz undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus/offer to exchange or to reflect the occurrence of unanticipated events.

All subsequent written or oral forward-looking statements concerning the offer, second-step merger or other matters addressed in this prospectus/offer to exchange and attributable to Hertz or Dollar Thrifty or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Neither Hertz’s nor Dollar Thrifty’s independent registered public accounting firms have compiled, examined or otherwise applied procedures to the prospective financial information presented herein and, accordingly, do not express an opinion or any other form of assurance on such information or its achievability.

LEGAL MATTERS

Before this registration statement becomes effective, Debevoise & Plimpton LLP will provide an opinion regarding the legality of the shares of Hertz common stock to be issued pursuant to the offer.  Franci J. Blassberg, Esq., a member of Debevoise & Plimpton LLP, is married to Joseph L. Rice, III, who is the Chairman of CD&R, a manager of several of the investment funds associated with the Sponsors.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Hertz Global Holdings, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of Hertz Global Holdings, Inc. as of March 31, 2011 and for the three-month periods ended March 31, 2011 and 2010, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 6, 2011 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied.  PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

The consolidated financial statements and related financial statement schedule of Dollar Thrifty as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, appearing in Dollar Thrifty’s Annual Report on Form 10-K for the year ended December 31, 2010 (including schedules appearing therein), and Dollar Thrifty’s effectiveness of internal control over financial reporting as of December 31, 2010 included therein, and incorporated herein by reference, have been audited by an independent registered public accounting firm, as set forth in their reports thereon, included therein.  Pursuant to Rule 439 under the Securities Act, Hertz and Purchaser require the consent of Dollar Thrifty’s independent auditors to incorporate by reference their audit report included in Dollar Thrifty’s Annual Report on Form 10-K for the year ended December 31, 2010 into this prospectus/offer to exchange.  Hertz is requesting and has, as of the date hereof, not received such consent from Dollar Thrifty’s independent auditors.  Hertz is also requesting an acknowledgement from Dollar Thrifty’s independent auditors with respect to the incorporation by reference herein of their report included in Dollar Thrifty’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011.  If Hertz receives this consent and/or acknowledgement, Hertz and Purchaser will promptly file it as an exhibit to Hertz’s registration statement of which this prospectus/offer to exchange forms a part.

MISCELLANEOUS

The offer is being made solely by this prospectus/offer to exchange and the accompanying letter of transmittal, and any amendments or supplements thereto, and is being made to all holders of shares of Dollar Thrifty common stock.  Hertz is not aware of any State within the United States where the making of the offer or the tender of shares of Dollar Thrifty common stock in connection therewith would not be in compliance with the laws of such State.  If Hertz becomes aware of any State in which the making of the offer or the tender of shares of Dollar Thrifty common stock in connection therewith would not be in compliance with applicable law, Hertz will make a good faith effort to comply with any such law.  If, after such good faith effort, Hertz cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Dollar Thrifty common stock in such State.  In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Hertz and Purchaser by the dealer manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

Hertz (File No. 001-33139) and Dollar Thrifty (File No. 001-13647) file reports, proxy statements and other information with the SEC under the Exchange Act.  You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Hertz and Dollar Thrifty, that file electronically with the SEC.  The address of the site is http://www.sec.gov.  Hertz’s website address is http://www.Hertz.com, and Dollar Thrifty’s address is http://www.dtag.com.  The information on Hertz’s and Dollar Thrifty’s respective websites is not a part of this prospectus/offer to exchange.

You can also inspect reports, proxy statements and other information about Hertz and Dollar Thrifty at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows Hertz to incorporate by reference information into this prospectus/offer to exchange.  This means that Hertz can disclose important information to you by referring you to another document filed separately by Hertz or Dollar Thrifty with the SEC.  The information incorporated by reference is considered to be a part of this prospectus/offer to exchange, except for any information that is superseded by information that is included directly in this prospectus/offer to exchange.

This prospectus/offer to exchange incorporates by reference the documents listed below that Hertz and Dollar Thrifty have filed with the SEC prior to the date of this prospectus/offer to exchange (other than the portions of those documents not deemed to be filed).  They contain important information about Hertz and Dollar Thrifty and their financial condition.

Hertz Filings (File No. 001-33139)	Period
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2010, as filed on February 25, 2011
Quarterly Report on Form 10-Q	Fiscal Quarter Ended March 31, 2011, as filed on May 6, 2011
Current Reports on Form 8-K
Filed on January 27, 2011, March 4, 2011, March 8, 2011, March 17, 2011, March 28, 2011, April 1, 2011 and the information filed pursuant to Item 5.02(b) of Form 8-K in the Current Report on Form 8-K filed on January 25, 2011

Proxy Statement on Schedule 14A	Filed on April 6, 2011

The description of Hertz common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

Dollar Thrifty Filings (File No. 001-13647)	Period
Annual Report on Form 10-K (except for the report of Dollar Thrifty’s independent public accountants contained therein, which is not incorporated herein by reference because the consent of Dollar Thrifty’s independent public accountants has not yet been obtained nor has exemptive relief under Rule 437, promulgated under the Securities Act been granted to Hertz by the SEC)
Fiscal Year Ended December 31, 2010, as filed on February 28, 2011
Quarterly Report on Form 10-Q (except for the report of Dollar Thrifty’s independent public accountants contained therein, which is not incorporated herein by reference because the acknowledgement from Dollar Thrifty’s independent public accountants with respect to such incorporation by reference has not yet been obtained)
Fiscal Quarter Ended March 31, 2011, as filed on May 5, 2011
Current Reports on Form 8-K
Filed on January 5, 2011, February 4, 2011, February 11, 2011 (8-K/A), February 11, 2011, March 3, 2011 (8-K/A), April 7, 2011 and the information filed pursuant to Items 8.01 and Exhibit 99.2 filed pursuant to Item 9.01 of Form 8-K in the Current Report on Form 8-K filed on February 24, 2011

Proxy Statement on Schedule 14A	Filed on April 26, 2011

The description of Dollar Thrifty common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

Hertz hereby further incorporates by reference additional documents that Hertz or Dollar Thrifty may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on and after the date of this prospectus/offer to exchange and prior to the termination of the offer (other than the portions of those documents not deemed to be filed).  These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and certain Current Reports on Form 8-K (or portions thereof) that are “filed” with the SEC, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this prospectus/offer to exchange upon written or oral request to the information agent at Innisfree M&A Incorporated, 501 Madison Avenue, 20th floor, New York, New York 10022, toll free at (877) 456-3507 (stockholders) or collect at (212) 750-5833 (banks and brokers), or from the SEC through the SEC’s website at the address described above.  Documents incorporated by reference are available from the information agent without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus/offer to exchange.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM HERTZ, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN JUNE 30, 2011, OR FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE, WHICHEVER IS LATER, TO RECEIVE THEM BEFORE THE EXPIRATION DATE OF HERTZ’S AND PURCHASER’S OFFER. If you request any incorporated documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE IN MAKING YOUR DECISION WHETHER TO TENDER YOUR SHARES OF DOLLAR THRIFTY COMMON STOCK INTO HERTZ’S AND PURCHASER’S OFFER. NEITHER HERTZ NOR PURCHASER HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE. THIS PROSPECTUS/OFFER TO EXCHANGE IS DATED MAY 9, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS/OFFER TO EXCHANGE TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF HERTZ COMMON STOCK IN HERTZ’S AND PURCHASER’S OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF HERTZ

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Hertz are set forth below.  The business address of each director and officer is care of Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656.  Unless otherwise indicated below, the current business telephone of each director and officer is (201) 307-2000.  Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Hertz.  None of the directors and officers of Hertz listed below has, during the past ten years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. Federal or state securities laws, or a finding of any violation of U.S. Federal or state securities laws.  Except as noted below, all directors and officers listed below are citizens of the United States.  Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History
*Mark P. Frissora
Mr. Frissora has served as the Chairman of the Board of Hertz and The Hertz Corporation (Hertz’s primary operating company and a direct wholly owned subsidiary of Hertz Investors, Inc., which is wholly owned by Hertz) since January 1, 2007, and as Chief Executive Officer and a director of Hertz and The Hertz Corporation since July 2006.  Additionally, on January 25, 2011, following Gerald Plescia’s retirement, Mr. Frissora temporarily assumed the senior management responsibility for Hertz Equipment Rental Corporation (“HERC”) until April 26, 2011, when a successor was named.  Prior to joining Hertz, Mr. Frissora served as Chief Executive Officer of Tenneco Inc. (“Tenneco”) from November 1999 to July 2006 and as President of the automotive operations of Tenneco from April 1999 to July 2006.  He also served as the Chairman of Tenneco from March 2000 to July 2006.  From 1996 to April 1999, he held various positions within Tenneco’s automotive operations, including Senior Vice President and General Manager of the worldwide original equipment business.  Previously Mr. Frissora served as a Vice President of Aeroquip Vickers Corporation from 1991 to 1996.  In the 15 years prior to joining Aeroquip Vickers Corporation, he served for 10 years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing.  Mr. Frissora served as a director of NCR Corp. from 2002 to 2009.  He is a director of Walgreen Co., where he serves as the Chairman of the finance committee and is a member of the governance committee.  Mr. Frissora is also a director of Delphi Automotive LLP, where he is a member of their audit/finance committee and a member of their governance committee.  Mr. Frissora is 55 years old.

*George W. Tamke
Mr. Tamke has served as Lead Director of Hertz and The Hertz Corporation since July 2006.  Mr. Tamke served as the Chairman of the Board of Directors of Hertz from December 2005 until July 2006.  Mr. Tamke is an operating officer with CD&R.  Prior to joining CD&R in 2000, he was an executive at Emerson Electric Co., a manufacturer of electrical and electronic equipment, serving as President and Chief Operating Officer from 1997 to 1999 and as Vice Chairman and Co-Chief Executive Officer from 1999 to February 2000.  He has served as a director and Chairman of Culligan Ltd. since October 2004.  Mr. Tamke was a director of Target Corporation from June 1999 to March 2010 and a director of Kinko’s, Inc. from January 2001 to February 2004, its Chairman from August 2001 to February 2004, and its Interim President and Chief Executive Officer from January 2001 to August 2001.  Mr. Tamke was a director and Chairman of ServiceMaster Global Holdings, Inc. from March 2007 to January 2010.  Mr. Tamke is a Sponsor Nominee designated by CD&R, one of Hertz’s Sponsors, pursuant to the terms of the Stockholders’ Agreement described under “Description of Hertz Global Holdings, Inc. Capital Stock—Stockholders’ Agreement.”  Mr. Tamke is 63 years old.

Name	Current Principal Occupation or Employment and Five-Year Employment History
*Barry H. Beracha
Mr. Beracha has served as a director of Hertz and The Hertz Corporation since November 2006.  He most recently served as Executive Vice President of Sara Lee Corp. (“Sara Lee”) and Chief Executive Officer of the Sara Lee Bakery Group, which was created when Sara Lee acquired The Earthgrains Company in 2001.  Mr. Beracha retired from Sara Lee in June 2003.  He also served as Chairman and Chief Executive Officer of The Earthgrains Company, which was spun off from Anheuser-Busch Companies, Inc. in 1996.  In 1967, Mr. Beracha joined Anheuser-Busch Companies, Inc., and held various management positions of increasing responsibility within the company until the spin-off of The Earthgrains Company in 1996, prior to which he held the title of Vice President and Group Executive of Anheuser-Busch Companies, Inc.  Mr. Beracha served on the Board of Directors of Pepsi Bottling Group from 1999 to 2010, where he served as the non-executive Chairman of the Board from March 2007 to October 2008 and he was a member of the Compensation and Management Committee and of the Audit and Affiliated Transactions Committee, which he chaired prior to becoming the non-executive Chairman of the Board.  Mr. Beracha retired from the Board of Directors of McCormick & Co., where he served as Chairman of the Compensation Committee, in March 2007.  He served as Chairman of the Board of Trustees of St. Louis University from December 2005 to May 2009.  Mr. Beracha is 69 years old.

*Brian A. Bernasek
Mr. Bernasek has served as a director of Hertz and The Hertz Corporation since December 2006.  Mr. Bernasek is a Managing Director of Carlyle, which he joined in 2000.  Prior to that time, he held positions with Investcorp International, a private equity firm, and Morgan Stanley & Co., in its Investment Banking Division.  Mr. Bernasek serves on the Board of Directors of Allison Transmission Inc. and HD Supply.  Mr. Bernasek is a Sponsor Nominee designated by Carlyle, one of Hertz’s Sponsors, pursuant to the terms of the Stockholders’ Agreement described under “Description of Hertz Global Holdings, Inc. Capital Stock—Stockholders’ Agreement.”  Mr. Bernasek is 38 years old.

*Carl T. Berquist
Mr. Berquist has served as a director of Hertz and The Hertz Corporation since November 2006.  Mr. Berquist joined Marriott International, Inc. (“Marriott”) in December 2002 as Executive Vice President, Financial Information and Enterprise Risk Management and served as Chief Accounting Officer of Marriott.  Effective May 1, 2009, Mr. Berquist became Executive Vice President and Chief Financial Officer of Marriott.  Prior to joining Marriott, Mr. Berquist was a partner at Arthur Andersen LLP.  During his 28-year career with Arthur Andersen, Mr. Berquist held numerous leadership positions covering the management of the business as well as various operational roles, including managing partner of the worldwide real-estate and hospitality practice.  His last position was managing partner of the mid-Atlantic region which included five offices from Philadelphia, Pennsylvania to Richmond, Virginia.  Mr. Berquist is a board member of several private companies and is a member of the Board of Trustees of the Business School at Penn State University.  Mr. Berquist is 60 years old.

Name	Current Principal Occupation or Employment and Five-Year Employment History
*Michael J. Durham
Mr. Durham has served as a director of Hertz and The Hertz Corporation since November 2006.  Mr. Durham served as Director, President and Chief Executive Officer of Sabre, Inc. (“Sabre”), then a NYSE-listed company providing information technology services to the travel industry, from October 1996, the date of Sabre’s initial public offering, until October 1999.  From March 1995 until July 1996, when Sabre was a subsidiary of AMR Corporation, he served as Sabre’s President.  Prior to joining Sabre, Mr. Durham spent 16 years with American Airlines, serving as the Senior Vice President and Treasurer of AMR Corporation and Senior Vice President of Finance and Chief Financial Officer of American Airlines from October 1989 until he assumed the position of President of Sabre in March of 1995.  Mr. Durham currently serves on the Board of Asbury Automotive Group, a NYSE-listed company in the automotive retailing industry, where he previously served as the non-executive Chairman of the Board until February 2011.  Mr. Durham currently serves as a non-executive Chairman of the Board of Acxiom Corporation, a NASDAQ-listed company in the customer information management industry.  Mr. Durham also serves as a member of the Boards of Directors of Culligan Ltd., Travel Ad Network, Inc. and SCI Solutions, Inc.  During the preceding five years, Mr. Durham has served on the Boards of Directors of NWA, Corp. (the parent company of Northwest Airlines) and AGL Resources Inc.  Mr. Durham also served on the Board of Directors of Bombardier, Inc., a Canadian corporation listed in Canada.  Mr. Durham is 60 years old.

Name	Current Principal Occupation or Employment and Five-Year Employment History
*Robert F. End
Mr. End has served as a director of Hertz and The Hertz Corporation since December 2005.  Mr. End is a Managing Director of Transportation Resource Partners (“TRP”), a private equity firm.  Prior to joining TRP in 2009, Mr. End had been a Managing Director of MLGPE, where he served as Co-Head of the North American Region, and a Managing Director of Merrill Lynch Global Private Equity, Inc., the Manager of ML Global Private Equity Fund, L.P., a proprietary private equity fund which he joined in 2004.  Previously, Mr. End was a founding Partner and Director of Stonington Partners Inc., a private equity firm established in 1994.  Prior to leaving Merrill Lynch in 1994, Mr. End was a Managing Director of Merrill Lynch Capital Partners, Merrill Lynch’s private equity group.  Mr. End joined Merrill Lynch in 1986 and worked in the Investment Banking Division before joining the private equity group in 1989.  Mr. End is a director of NPC International, Inc. and one other private company.  Mr. End is a Sponsor Nominee designated by MLGPE, one of Hertz’s Sponsors, pursuant to the terms of the Stockholders’ Agreement described under “Description of Hertz Global Holdings, Inc. Capital Stock—Stockholders’ Agreement.”  Mr. End is 55 years old.

*Gregory S. Ledford
Mr. Ledford has served as a director of Hertz since September 2005 and The Hertz Corporation since December 2005.  Mr. Ledford is a Managing Director of Carlyle.  Mr. Ledford joined Carlyle in 1988 and is currently head of Carlyle’s Automotive and Transportation practice.  He led Carlyle’s investments in AxleTech International, Allison Transmission Inc., Horizon Lines Holdings Corporation, Grand Vehicle Works Holdings Corporation and Piedmont/Hawthorne Holdings Inc.  From 1991 to 1997, he was Chairman and Chief Executive Officer of The Reilly Corp., a former Carlyle portfolio company that was successfully sold in September 1997.  Prior to joining Carlyle, Mr. Ledford was Director of Capital Leasing for MCI Communications.  Mr. Ledford serves on the Boards of Directors of Allison Transmission Inc., Veyance Technologies and HD Supply.  Mr. Ledford is a Sponsor Nominee designated by Carlyle, one of Hertz’s Sponsors, pursuant to the terms of the Stockholders’ Agreement described under “Description of Hertz Global Holdings, Inc. Capital Stock—Stockholders’ Agreement.”  Mr. Ledford is 53 years old.

*Angel L. Morales
Mr. Morales has served as a director of Hertz and The Hertz Corporation since April 2010.  Mr. Morales is a Managing Director and member of the Investment Committee of BAMLCP (the private equity division of Bank of America Corporation).  Mr. Morales was a founding member of MLGPE (the private equity arm of Merrill Lynch & Co., Inc. (“Merrill Lynch”) prior to its merger with Bank of America Corporation).  Mr. Morales joined Merrill Lynch in 1996.  Mr. Morales is a director and Chair of the Audit Committee of Aeolus Re Ltd. and a director of Provo Craft & Novelty, Inc.  Mr. Morales was a director of Sentillion, Inc. prior to its sale to Microsoft Corp. in 2010.  Mr. Morales is a Sponsor Nominee designated by MLGPE, one of Hertz’s Sponsors, pursuant to the terms of the Stockholders’ Agreement described under “Description of Hertz Global Holdings, Inc. Capital Stock—Stockholders’ Agreement.”  Mr. Morales is 36 years old.

Name	Current Principal Occupation or Employment and Five-Year Employment History
*Nathan K. Sleeper
Mr. Sleeper served as a director of Hertz from August to September 2005 and has served as a director of Hertz and The Hertz Corporation since December 2005.  Mr. Sleeper is a financial officer of CD&R, which he joined in 2000.  Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Investment Banking Area.  He has also been employed by Tiger Management.  He has served as a director of Culligan Ltd. since October 2004, as a director of U.S. Foodservice, Inc. since July 2007, as a director of NCI Building Systems, Inc. since November 2009, as a director of HD Supply, Inc. since April 2010 and as a director of Atkore International Group, Inc. since December 2010.  Mr. Sleeper is a Sponsor Nominee designated by CD&R, one of Hertz’s Sponsors, pursuant to the terms of the Stockholders’ Agreement described under “Description of Hertz Global Holdings, Inc. Capital Stock—Stockholders’ Agreement.”  Mr. Sleeper is 37 years old.

*David H. Wasserman
Mr. Wasserman has served as a director of Hertz since August 2005 and The Hertz Corporation since December 2005.  Mr. Wasserman is a financial officer of CD&R, which he joined in 1998.  Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Principal Investment Area.  He has also been employed by Fidelity Capital and as a management consultant.  Mr. Wasserman has served as a director of Culligan Ltd. since October 2004, a director of ServiceMaster Global Holdings, Inc. since March 2007 and a director of Univar Inc. since November 2010.  Mr. Wasserman formerly served as a director of Covansys Corporation from April 2000 to July 2007, a director of Kinko’s, Inc. from November 2000 to February 2004 and a director of ICO Global Communications (Holdings) Limited from April 2002 to December 2010.  Mr. Wasserman is a Sponsor Nominee designated by CD&R, one of Hertz’s Sponsors, pursuant to the terms of the Stockholders’ Agreement described under “Description of Hertz Global Holdings, Inc. Capital Stock—Stockholders’ Agreement.”  Mr. Wasserman is 44 years old.

*Henry C. Wolf
Mr. Wolf has served as a director of Hertz and The Hertz Corporation since November 2006.  Mr. Wolf served as Chief Financial Officer for Norfolk Southern Corporation (“Norfolk Southern”) from 1993 until his retirement from Norfolk Southern in July 2007.  Mr. Wolf held the title of Vice Chairman and Chief Financial Officer of Norfolk Southern from 1998 until his retirement.  From 1993 until 1998, he served as Executive Vice President of Finance of Norfolk Southern.  He served as Norfolk Southern’s Vice President of Taxation from 1991 until 1993, Assistant Vice President—Tax Counsel from 1984 until 1990, Senior Tax Counsel from 1983 until 1984, General Tax Attorney from 1976 until 1983 and Senior Tax Attorney from 1973 until 1976.  Mr. Wolf is a director of AGL Resources, Inc., a NYSE-listed company in the natural gas industry, as well as the Chairman of its audit committee.  He also served as Member of the Board of Directors of Shenandoah Life Insurance Company (1995-2009).  In addition, Mr. Wolf serves as Rector of the Board of Visitors of the College of William and Mary, as a Member of the Board of Directors of Colonial Williamsburg Company, and as a Member of the Board of Trustees of the Colonial Williamsburg Foundation.  Mr. Wolf is 68 years old.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Elyse Douglas
Ms. Douglas has served as Executive Vice President and Chief Financial Officer since October 2007 (served as Treasurer from July 2006 until July 2008; and has served as Interim Chief Financial Officer from August 2007 until October 2007).  Prior to joining Hertz, Ms. Douglas served as Treasurer of Coty Inc. from December 1999 until July 2006.  Previously, Ms. Douglas served as an Assistant Treasurer of Nabisco from June 1995 until December 1999.  She also served in various financial services capacities for 12 years at Chase Manhattan Bank (now JPMorgan Chase).  Ms. Douglas is a CPA and spent three years early in her career in public accounting.  Ms. Douglas is 55 years old.

Scott Sider
Mr. Sider has served as Executive Vice President & President, Car Rental and Leasing The Americas since January 2010.  Mr. Sider has also overseen the fleet planning and re-marketing functions for the Americas since December 2010.  Mr. Sider has held several senior management positions in the U.S. car rental business since 1983, including Manhattan Area Manager, Vice President of the New England, West Central and Western Regions and, since 2008, Vice President and President, Off-Airport Operations for North America.  Mr. Sider is 50 years old.

Michel Taride
Mr. Taride has served as Executive Vice President and President of Hertz International since January 2010.  Mr. Taride has also overseen the fleet planning and re-marketing functions of Hertz International since December 2010.  Mr. Taride has served as the Executive Vice President and President, Hertz Europe Limited, of Hertz since January 2004 and as Executive Vice President and President, Hertz Europe Limited, of Hertz since June 2006 until December 2009.  From January 2003 until December 2003, he served as Vice President and President, Hertz Europe Limited.  From April 2000 until December 2002, he served as Vice President and General Manager, Rent A Car, Hertz Europe Limited.  From July 1998 to March 2000, he was General Manager, Rent A Car France and HERC Europe.  Previously, he served in various other operating positions in Europe from 1980 to 1983 and from 1985 to 1998.  Mr. Taride is 54 years old.

LeighAnne G. Baker
Ms. Baker has served as Senior Vice President, Chief Human Resources Officer since April 2007.  Prior to joining Hertz, Ms. Baker served as Senior Vice President, Global Human Resources for The Reynolds & Reynolds Company from September 2005 through March 2007.  Prior to joining Reynolds & Reynolds, she served as Director of Human Resources, Global Automotive Business, and in various strategic human resources and operational roles for The Timken Company from June 1981 through August 2005.  Ms. Baker is 52 years old.

Lois I. Boyd
Ms. Boyd has served as Executive Vice President and President, Hertz Equipment Rental Corporation since April 2011 and, prior to that, Senior Vice President, Advantage Rent A Car from March 2010 to April 2011 and Senior Vice President of Process Improvement and Project Management from November 2007 to February 2010.  Prior to joining Hertz, Ms. Boyd served in a variety of senior leadership roles at Tenneco Inc. from April 1997 to November 2007, including Vice President and General Manager of Global Commercial Vehicle Systems and Specialty Markets, and Vice President, Global Program Management.  Ms. Boyd is 57 years old.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Richard D. Broome
Mr. Broome has served as Senior Vice President, Corporate Affairs and Communications since March 2008 (and served as Vice President, Corporate Affairs and Communications from August 2000 to March 2008).  From March 1996 to August 2000, Mr. Broome served as Vice President, Government Affairs and Communications for Selective Insurance Company, Inc. and from January 1987 to March 1996 as Counsel, Legal Affairs, of Aetna Life and Casualty.  Prior to that, Mr. Broome served in government affairs roles for The Travelers Insurance Group and the Connecticut Business and Industry Association.  Mr. Broome is 52 years old.

Joseph F. Eckroth, Jr.
Mr. Eckroth has served as Senior Vice President and Chief Information Officer of Hertz since June 2007 and of Global Customer Care since April 2009.  Mr. Eckroth also has overseen the Global Document Management function and Navigations Solutions business since December 2010 and serves as a member of the Board of Navigation Solutions L.L.C., which is the exclusive provider of the Hertz Neverlost units and related services.  Prior to joining Hertz, Mr. Eckroth served as Executive Vice President and Chief Operating Officer of New Century Financial Corporation from January 2006 through June 2007.  He joined New Century Financial Corporation as Chief Information Officer in August 2005.  Previously, Mr. Eckroth served as the Chief Information Officer for Mattel, Inc. and two of General Electric’s business units, GE Medical Systems and GE Industrial Systems.  Mr. Eckroth is 52 years old.

Jatindar S. Kapur
Mr. Kapur has served as Senior Vice President, Finance and Corporate Controller since April 2008.  Mr. Kapur has held several senior level Finance, Controller and Business Planning positions during his 20 year career at Hertz and, most recently, he has served as Staff Vice President, Business and Strategic Planning.  Mr. Kapur joined Hertz in 1988 and, prior to his most recent position, he served for seven years as Vice President and Chief Financial Officer for Hertz Europe Limited, responsible for both car and equipment rental.  He also served two years as Corporate Controller in Europe.  Prior to his service in Europe, Mr. Kapur held various financial management positions in the North American vehicle rental business.  Prior to joining Hertz, he spent eight years in the financial sector, most recently with Coopers & Lybrand.  Mr. Kapur is 52 years old.

Michael P. Senackerib
Mr. Senackerib has served as Senior Vice President, Chief Marketing Officer since July 2008.  Prior to joining Hertz, Mr. Senackerib served as Senior Vice President and General Manager, Nabisco Biscuit Division at Kraft Foods from 2004 to July 2008.  From 1997 to 2004, Mr. Senackerib held various marketing and general management positions at Kraft/Nabisco including Senior Vice President, Global Snacks and Executive Vice President and General Manager, Salted Snacks Division.  Previously, he held various marketing positions at the Campbell Soup Company and Kraft General Foods.  Mr. Senackerib is 45 years old.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Robert J. Stuart
Mr. Stuart has served as Senior Vice President, Global Sales since December 2007.  Prior to joining Hertz, Mr. Stuart held various senior level sales and marketing positions with General Electric Company from July 2000 through December 2007, including General Manager, Consumer Lighting and Electrical Distribution; General Manager of Consumer Marketing for the lighting business; and General Manager, Business Development, Sales and Marketing for the lighting business.  Mr. Stuart is 49 years old.

Jeffrey Zimmerman
Mr. Zimmerman has served as Senior Vice President, General Counsel & Secretary since December 2007.  Mr. Zimmerman also has overseen the Real Estate and Concessions function since December 2010.  Prior to joining Hertz, Mr. Zimmerman served Tenneco Inc. in various positions from January 2000 through November 2007, most recently as Vice President, Law.  Prior to joining Tenneco, Mr. Zimmerman was engaged in the private practice of law from August 1984 to December 1999, most recently as a partner in the law firm of Jenner & Block.  Mr. Zimmerman is 52 years old.

R. Scott Massengill
Mr. Massengill has served as Vice President and Treasurer since July 2008.  Prior to joining Hertz, Mr. Massengill served as Chief Financial Officer for the $2 billion domestic residential heating and air conditioning business division of Trane Inc. (formerly American Standard Companies Inc.) from 2005 to 2008.  Prior to that, he was Vice President and Treasurer at American Standard from 2001 to 2005.  Mr. Massengill has also held management-level financial positions at Bristol-Myers Squibb, AlliedSignal and Exxon.  Mr. Massengill is 48 years old.

Todd Poste
Mr. Poste has served as Vice President Global Procurement since March 2010.  Prior to joining Hertz, Mr. Poste served as Vice President, Integrated Supply Chain for Ingersoll Rand, Inc., Compressor Manufacturing from November 2008 through January 2010 and Vice President of Supply Chain from April 2006 through November 2008.  Prior to Ingersoll Rand’s acquisition of Trane Inc., Mr. Poste held a number of increasing responsibilities at Trane Inc. from October 2000 through 2006.  Mr. Poste has also worked for Honeywell for seven years through 1993 to 2000, Englehard Corp. from 1991 through 1993 and Chrysler Canada Ltd. from 1986 through 2001.  Mr. Poste is 48 years old.

SCHEDULE II

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below.  The business address of each director and officer is care of HDTMS, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656.  Unless otherwise indicated below, the current business telephone of each director and officer is (201) 307-2000.  Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser.  None of the directors and officers of Purchaser listed below has, during the past ten years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. Federal or state securities laws, or a finding of any violation of U.S. Federal or state securities laws.  Except as noted below, all directors and officers listed below are citizens of the United States.  Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History
*Mark P. Frissora
Mr. Frissora serves as Chief Executive Officer and President.  Mr. Frissora has served as the Chairman of the Board of Hertz and The Hertz Corporation (Hertz’s primary operating company and a direct wholly owned subsidiary of Hertz Investors, Inc., which is wholly owned by Hertz) since January 1, 2007, and as Chief Executive Officer and a director of Hertz and The Hertz Corporation since July 2006.  Additionally, on January 25, 2011, following Gerald Plescia’s retirement, Mr. Frissora temporarily assumed the senior management responsibility for HERC until April 26, 2011, when a successor was named.  Prior to joining Hertz, Mr. Frissora served as Chief Executive Officer of Tenneco from November 1999 to July 2006 and as President of the automotive operations of Tenneco from April 1999 to July 2006.  He also served as the Chairman of Tenneco from March 2000 to July 2006.  From 1996 to April 1999, he held various positions within Tenneco’s automotive operations, including Senior Vice President and General Manager of the worldwide original equipment business.  Previously Mr. Frissora served as a Vice President of Aeroquip Vickers Corporation from 1991 to 1996.  In the 15 years prior to joining Aeroquip Vickers Corporation, he served for 10 years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing.  Mr. Frissora served as a director of NCR Corp. from 2002 to 2009.  He is a director of Walgreen Co., where he serves as the Chairman of the finance committee and is a member of the governance committee.  Mr. Frissora is also a director of Delphi Automotive LLP, where he is a member of their audit/finance committee and a member of their governance committee.  Mr. Frissora is 55 years old.

Name	Current Principal Occupation or Employment and Five-Year Employment History
*Elyse Douglas
Ms. Douglas serves as Vice President, Chief Financial Officer and Treasurer.  Ms. Douglas has served as Executive Vice President and Chief Financial Officer of Hertz since October 2007 (served as Treasurer from July 2006 until July 2008; served as Interim Chief Financial Officer from August 2007 until October 2007).  Prior to joining Hertz, Ms. Douglas served as Treasurer of Coty Inc. from December 1999 until July 2006.  Previously, Ms. Douglas served as an Assistant Treasurer of Nabisco from June 1995 until December 1999.  She also served in various financial services capacities for 12 years at Chase Manhattan Bank (now JPMorgan Chase).  Ms. Douglas is a CPA and spent three years early in her career in public accounting.  Ms. Douglas is 55 years old.

J. Jeffrey Zimmerman
Mr. Zimmerman serves as Vice President and Secretary.  Mr. Zimmerman has served as Senior Vice President, General Counsel & Secretary of Hertz since December 2007.  Mr. Zimmerman also has overseen the Real Estate and Concessions function since December 2010.  Prior to joining Hertz, Mr. Zimmerman served Tenneco Inc. in various positions from January 2000 through November 2007, most recently as Vice President, Law.  Prior to joining Tenneco, Mr. Zimmerman was engaged in the private practice of law from August 1984 to December 1999, most recently as a partner in the law firm of Jenner & Block.  Mr. Zimmerman is 52 years old.

103

SCHEDULE III

SECURITIES TRANSACTIONS IN THE PAST 60 DAYS

Other than the purchases of shares of Dollar Thrifty common stock in the open market by The Hertz Corporation set forth in the table below, none of Hertz, The Hertz Corporation, Purchaser or any of the persons identified on Schedule I or Schedule II has engaged in any transaction involving any securities of Dollar Thrifty in the past 60 days.

Trade Date	Purchase/ Sale	Shares	Average Price(1)
April 6, 2011	Purchase	100	$68.35
May 3, 2011	Purchase	90,099	$68.94
May 4, 2011	Purchase	130,000	$69.20
May 5, 2011	Purchase	100,000	$69.87
May 6, 2011	Purchase	152,500	$69.94

(1) Exclusive of brokerage charges.

ANNEX A

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX B

§ 203. Business combinations with interested stockholders.

(a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

(1) Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2) Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

(b) The restrictions contained in this section shall not apply if:

(1) The corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by this section;

(2) The corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of February 2, 1988, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors;

(3) The corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section; provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the 2 categories set out in paragraph (b)(4) of this section, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

(4) The corporation does not have a class of voting stock that is: (i) listed on a national securities exchange; or (ii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

(5) A stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the 3-year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

(6) The business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes 1 of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation’s board of directors or during the period described in paragraph (b)(7) of this section; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to § 251(f) of this title, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the 2nd sentence of this paragraph; or

(7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any of paragraphs (b)(1) through (4) of this section, provided, however, that this paragraph (b)(7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation’s certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

Notwithstanding paragraphs (b)(1), (2), (3) and (4) of this section, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

(c) As used in this section only, the term:

(1) “Affiliate” means a person that directly, or indirectly through 1 or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “Associate,” when used to indicate a relationship with any person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “Business combination,” when used in reference to any corporation and any interested stockholder of such corporation, means:

(i) Any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

(ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

(iii) Any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except: (A) Pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under § 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

(iv) Any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) Any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the corporation or any direct or indirect majority-owned subsidiary.

(4) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for 1 or more owners who do not individually or as a group have control of such entity.

(5) “Interested stockholder” means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in item (A) of this paragraph by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the corporation; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (9) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(7) “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(8) “Voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

(9) “Owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) Beneficially owns such stock, directly or indirectly; or

(ii) Has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section, a greater vote of stockholders than that specified in this section.

(e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section.

Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares of Dollar Thrifty common stock and any other required documents should be sent to the exchange agent at one of the addresses set forth below:

The Exchange Agent for the Offer is:

By Mail:	By Overnight Courier or By Hand:
American Stock Transfer & Trust Company, LLC Attn: Reorganizations P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Attn: Reorganizations 6201 15th Avenue Brooklyn, New York 11219
By Facsimile:
(For Eligible Institutions Only)
(718) 234-5001

Confirm Facsimile Transmission:
(718) 921-8317

Any questions or requests for assistance may be directed to the information agent or the dealer manager at their respective addresses or telephone numbers set forth below.  Additional copies of this prospectus/offer to exchange, the letter of transmittal and the notice of guaranteed delivery may be obtained from the information agent at its address and telephone numbers set forth below.  Holders of shares of Dollar Thrifty common stock may also contact their broker, dealer, bank or trust company or other nominee for assistance concerning the offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: (877) 456-3507
Banks and Brokers May Call Collect: (212) 750-5833

The Dealer Manager for the Offer is:

Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019
Toll Free:  (888) 610-5877

Until the expiration of the offer, or any subsequent offering period, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus/offer to exchange.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.  Any such indemnified person’s rights to indemnification may not be eliminated after the occurrence of the act or omission giving rise to a claim in respect of which indemnification is sought, unless the relevant indemnification provision expressly permits such elimination.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (4) for any transaction from which the director derived an improper personal benefit.

Article Fifth, Section (h) of Hertz’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, as the same exists or may be amended, a director of Hertz shall not be liable to Hertz or its stockholders for monetary damages for breach of fiduciary duty as a director.  Article Fifth, Section (i) of Hertz’s Amended and Restated Certificate of Incorporation provides further that Hertz shall indemnify directors and officers of Hertz to the fullest extent permitted by the DGCL, as the same exists or may be amended.  Article Fifth, Section (i) of Hertz’s Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, as the same exists or may be amended, Hertz shall indemnify and advance expenses to the directors of Hertz, provided that, except as otherwise provided in the by-laws of Hertz, Hertz shall not be obligated to indemnify or advance expenses to a director of Hertz in respect of an action, suit or proceeding (or part thereof) instituted by such director, unless such action, suit or proceeding (or part thereof) has been authorized by the board of directors of Hertz.

Section 6.01 of Hertz’s Amended and Restated By-Laws, referred to as the by-laws of Hertz, provides that: Hertz shall indemnify, to the fullest extent permitted by the DGCL and other applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “proceeding”), by reason of the fact that he or she is or was or has agreed to become a director or officer of Hertz, or while serving as a director or officer of Hertz, is or was serving or has agreed to serve at the request of Hertz as a director, officer, employee, manager or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Hertz, and, with respect to any criminal proceeding had no reasonable cause to believe his or her conduct was unlawful; provided that in the case of an action or suit by or in the right of Hertz to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Hertz unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.  Notwithstanding the foregoing, but subject to Section 6.05 of the by-laws of Hertz, Hertz shall not be obligated to indemnify a director or officer of Hertz in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized in the specific case by the board of directors of Hertz.

Section 6.04 of the by-laws of Hertz provides that Hertz shall advance expenses (including attorneys’ fees) incurred by a present or former director or officer of Hertz in defending any civil, criminal, administrative or investigative proceeding upon written request by such person and delivery of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by Hertz.

The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Hertz, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Hertz has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of Hertz may, in such capacities, incur.

Hertz has entered into indemnification agreements with each of its directors providing the directors contractual rights to advancement of expenses as provided by its by-laws, and contractual rights to indemnification as provided in the indemnification agreement.

Hertz, along with The Hertz Corporation, is a party to customary indemnification agreements with the Sponsors and stockholders of Hertz that are affiliated with the Sponsors, pursuant to which Hertz and The Hertz Corporation have agreed to indemnify the Sponsors, Hertz’s stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons against certain liabilities arising out of the performance of a consulting agreement with Hertz and each of the Sponsors and against certain other claims and liabilities, including liabilities arising out of certain financing arrangements and securities offerings.

Item 21.  Exhibits and Financial Statement Schedules.

(a)  Exhibits.

  See the Exhibit Index.

(b)      Financial Statement Schedules.

  None.

(c)      Reports, Opinions and Appraisals.

  None.

Item 22.  Undertakings.

(a)      The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      (1)    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)
The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f)      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Park Ridge, State of New Jersey, on May 9, 2011.

HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ Elyse Douglas
Name: Elyse Douglas
Title: Executive Vice President and Chief Financial Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Elyse Douglas, R. Scott Massengill and J. Jeffrey Zimmerman his or her attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully and for all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on May 9, 2011:

Signature	Title

/s/ Mark P. Frissora
Mark P. Frissora	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
/s/ Elyse Douglas
Elyse Douglas	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Jatindar S. Kapur
Jatindar S. Kapur	Senior Vice President, Finance and Corporate Controller (Principal Accounting Officer)
/s/ George W. Tamke
George W. Tamke	Lead Director
/s/ Barry H. Beracha
Barry H. Beracha	Director

Signature	Title
/s/ Brian A. Bernasek
Brian A. Bernasek	Director
/s/ Carl. T. Berquist
Carl T. Berquist	Director
/s/ Michael J. Durham
Michael J. Durham	Director
/s/ Robert F. End
Robert F. End	Director
/s/ Gregory S. Ledford
Gregory S. Ledford	Director
/s/ Angel L. Morales
Angel L. Morales	Director
/s/ Nathan K. Sleeper
Nathan K. Sleeper	Director
/s/ David H. Wasserman
David H. Wasserman	Director
/s/ Henry C. Wolf
Henry C. Wolf	Director

EXHIBIT INDEX

Exhibit Number	Descriptions
3.1
Amended and Restated Certificate of Incorporation of Hertz (Incorporated by reference to Exhibit 3.1 to Hertz’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed on March 30, 2007, File No. 001-33139).

3.2
Amended and Restated By-Laws of Hertz, effective as of March 31, 2011 (incorporated by reference to Exhibit 3.2 to Hertz’s Current Report on Form 8-K filed with the SEC on April 1, 2011, File No. 001-33139).

5.1	Opinion of Debevoise & Plimpton LLP regarding the legality of the common stock being registered.*

12.1
Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to Hertz’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed on February 25, 2010, File No. 001-33139).

15.1	Letter of PricewaterhouseCoopers LLP regarding Unaudited Interim Financial Statements.

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Hertz’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed on February 25, 2010, File No. 001-33139).

23.1	Consent of PriceWaterhouseCoopers LLP, independent registered public accounting firm of Hertz.

23.2	Consent of Debevoise & Plimpton LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).*

24.1	Power of Attorney (included on the signature pages hereto).

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees.

99.4	Form of Letter to Clients for Use by Brokers, Dealers, Banks, Trust Companies and Other Nominees.

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

* To be filed by amendment.